Exchange Commission on July 21, 1999 Registration No.      333-_______
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ---------------

                          UNITED PARCEL SERVICE, INC.
            (Exact name of registrant as specified in its charter)

           Delaware                              4210                      58-2480149
(State or other jurisdiction of      (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)        Classification Code Number)      Identification No.)

                           55 Glenlake Parkway, N.E.
                               Atlanta, GA 30328
                                (404) 828-6000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Joseph R. Moderow, Esq.
                      Senior Vice President and Secretary
                          United Parcel Service, Inc.
                           55 Glenlake Parkway, N.E.
                               Atlanta, GA 30328
                                (404) 828-6000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:

          John F. Olson, Esq.                   Jeffrey L. Schulte, Esq.
      Gibson, Dunn & Crutcher LLP              Morris Manning & Martin LLP
     1050 Connecticut Avenue, N.W.        3343 Peachtree Road, N.E., Suite 1600
         Washington, DC 20036                      Atlanta, GA 30326
            (202) 955-8500                           (404) 233-7000


Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the filing of the certificate of merger referred to herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

                                 Calculation of Registration Fee

================================================================================================================
         Title of each class of                Amount to be         Proposed maximum aggregate       Amount of
    securities to be registered (1)           registered(1)             offering price(2)          registration
                                                                                                        fee
================================================================================================================
Class A-1, Class A-2 and Class A-3
common stock, each par value $.10 per
share                                          546,452,441                $7,619,602,189            $2,118,250
================================================================================================================

(1) The amount to be registered is the expected sum of Class A-1, Class A-2 and Class A-3 shares of common stock of United Parcel Service, Inc. that will be exchanged for shares of common stock of United Parcel Service of America, Inc. in the merger described in this registration statement. Each of Class A-1, Class A-2 and Class A-3 will consist of an approximately equal number of shares.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2) based upon the book value per share of United Parcel Service of America, Inc.'s outstanding common stock, which was $13.94 as of June 30, 1999.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

                                   UPS Logo

                                                          _______________, 1999

To our Shareowners:

         You are cordially invited to a Special Meeting of Shareowners of United Parcel Service of America, Inc., which will be held at ______________, on __________ __, 1999, at 9:00 A.M. At the special meeting, shareowners will vote on a merger of UPS and our wholly owned subsidiary, ____________________.

         The purpose of the proposed merger is to enable us to become a publicly traded company. In the merger, UPS will become a wholly owned subsidiary of New UPS. Your existing UPS shares will convert automatically into class A shares of this new company, United Parcel Service, Inc., and you will continue to own the same percentage of New UPS stock that you now own of UPS stock. Class A shares will be entitled to ten votes each.

         After the merger, we intend to offer New UPS class B shares to the public. Class B shares will have the same economic rights as class A shares, but will be entitled to one vote each. We have designed New UPS's certificate of incorporation and bylaws to be appropriate for a public company while helping us preserve our unique UPS culture. As a publicly traded company, New UPS will have no right of first refusal on transfers of its common stock and no right to call any of its shares.

         We plan to use the net proceeds of the public offering to purchase some of the class A shares. We will do this in a cash tender offer to all shareowners, which we intend to launch within several months after the public offering. Upon completion of these transactions, we anticipate that current UPS shareowners will own about 90% of New UPS's total outstanding shares and control about 99% of the votes.

         Our board of directors has carefully considered the merger, the public offering and the related transactions that are described in the enclosed proxy statement/prospectus. We believe that implementing this program will position us for continued success in an increasingly competitive world while preserving the essence of our employee-owned and owner-managed culture.

         In order to proceed with these transactions, our shareowners must approve the merger. Our board of directors has unanimously determined that the merger is in the best interests of our shareowners, and unanimously recommends that you vote FOR the proposal described in the enclosed proxy statement/prospectus.

         You should carefully consider the risk factors relating to the merger, the related transactions and our business, which are described beginning on page __ of the enclosed proxy statement/prospectus.

         Your vote is important. We urge you to vote FOR the merger agreement.

                                           /s/ James P. Kelly

                                           James P. Kelly
                                           Chairman and Chief Executive Officer

                   Notice of Special Meeting of Shareowners
                             ___________ __, 1999

To our Shareowners:

         A Special Meeting of Shareowners of United Parcel Service of America, Inc. will be held at ______________, on ___________ __, 1999, at 9:00 A.M.,
for the purpose of approving an Agreement and Plan of Merger, dated as of _________, 1999, among United Parcel Service of America, Inc., United Parcel Service, Inc. and ____________________, pursuant to which ____________________
will merge with and into Old UPS and all of our currently outstanding stock will be converted into shares of New UPS's class A common stock.

         The board of directors has fixed the close of business on ________, 1999 as the record date for determining holders of our common stock entitled to notice of and to vote at the special meeting.

                                                     /s/ Joseph R. Moderow

                                                     Joseph R. Moderow
                                                     Secretary


Atlanta, GA
_______, 1999


Your vote is important. Even if you expect to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. You have the right to revoke your proxy at any time before it is voted by giving us written notice of revocation, by submitting a subsequent proxy or by voting in person at the special meeting. If you indicate no instructions on your proxy card with respect to any proposal, we will vote your shares "for" the merger. It is important that you vote. To complete these transactions, it is necessary that a majority of our outstanding shares be voted in favor of the merger.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the class A shares to be distributed as a result of the merger, or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where such an offer or solicitation would be illegal.

         The date of this proxy statement/prospectus is __________, 1999. It is first being mailed to UPS shareowners on _______, 1999.

                               TABLE OF CONTENTS


                                                                           Page


Questions and Answers About the Proposal...............................      1

Where You Can Find More Information About UPS..........................      6

Special Note About Forward-Looking Statements..........................      7

Summary................................................................      8

Risk Factors...........................................................      14

Dividend Policy........................................................      19

Selected Consolidated Financial and Operating Data.....................      20

Management's Discussion and Analysis of Financial
  Condition and Results of Operations..................................      22

Industry Overview......................................................      36

Business...............................................................      39

The Merger, the Public Offering and the Tender Offer...................      59

Purposes of the Merger.................................................      63

The Special Meeting; Voting Rights and Proxies.........................      64

Description of Capital Stock, Certificate of Incorporation and Bylaws..      66

Market for Old UPS's Common Equity and Related Shareowner
  Matters..............................................................      74

Management and Stock Ownership Information.............................      77

Relationships with Overseas Partners Ltd...............................      92

Federal Income Tax Consequences to Shareowners.........................      95

Legal Matters..........................................................      97

Submission of Shareowner Proposals.....................................      97

Experts................................................................      97

Index to Financial Statements..........................................     F-1

                   QUESTIONS AND ANSWERS ABOUT THE PROPOSAL

Why are we doing this?

Our goal is to continue to be the pre-eminent global company in our industry in the 21st century. In order to achieve this goal, we want to have greater financial flexibility to respond to changes in global market conditions, including the ability to make strategic acquisitions in important markets around the world. The proposal will allow us to achieve this goal in a manner that keeps voting control in the hands of our current shareowners. Our board of directors has given this question careful study and unanimously believes that creating a publicly traded security is the right thing for us to do at this time.

What does this mean for UPS?

UPS is a very special company. For 92 years, spanning almost the entire 20th century, UPS has been primarily owned by its employees and managed by its owners. Over that period of time, UPS has become the largest package distribution company in the world. We owe our success, to a significant degree, to our ownership structure and to the commitment it inspires in our current and former employees owners. We believe that this proposal will help preserve the best aspects of our employee-owned and owner-managed culture. Current shareowners will retain voting control, and we will be positioned for success in the 21st century.

Will New UPS basically be the same company after we have outside investors?

Yes. The proposal will preserve our corporate culture and structure. Our commitment to our shareowners, employees and customers is unchanged. New UPS will have the same directors, officers and employees and the same goals and visions.

What does this mean for me?

         If you are a current employee owner:

               o Your shares will no longer be subject to our right of first refusal, or to recall when you leave UPS or retire

               o Eligibility to participate in stock purchase plans will be unchanged, although you will be able to purchase New UPS common stock

         If you are a retired or former employee owner, an heir of a retired or former employee owner, or a foundation:

               o Your shares will no longer be subject to recall or repurchase

               o After the expiration of the transfer restrictions discussed below, you will be able to sell your shares in the public markets

How and when will we complete the public offering?

As soon as our board of directors deems advisable after the merger is approved, we plan to sell shares of New UPS class B common stock to the public in an underwritten public offering. If the merger is approved, we will complete it simultaneously with the completion of our public offering. If the public offering does not occur, we will not effect the merger.

How much stock are we selling to the public?

Our financial advisers tell us that it is advisable to sell about 10% of our outstanding shares to the public in order to create a satisfactory trading market in our class B common stock.
After the public offering:

          o class A common stock will constitute about 90% of our total outstanding common stock and about 99% of our total voting power

          o class B common stock will constitute about 10% of our total outstanding common stock and about 1% of our total voting power

What do we plan to do with the proceeds of the public offering?

We plan to use the net proceeds of the public offering to offer to purchase class A common stock from all of our existing shareowners in a cash tender offer.

Why are we making a tender offer for class A common stock?

We decided to offer our current shareowners a one-time opportunity to sell some stock on a voluntary basis. We could have gone public by allowing our shareowners to sell some of their shares to the public, instead of offering new shares to the public. An offering that permitted all of our existing 125,000 shareowners to participate would have been extremely difficult to accomplish. The public offering followed by the tender offer will produce a result similar to a direct offering by our shareowners.

What effect will there be on voting control?

Voting control of New UPS will remain in the hands of current shareowners after we complete the public offering.

What will I receive in the merger?

In the merger, all of your outstanding common stock will convert automatically into New UPS's class A common stock. Of the UPS shares you currently own:

          o    one-third will be converted into class A-1 common stock

          o    one-third will be converted into class A-2 common stock

          o    one-third will be converted into class A-3 common stock

Except for the transfer restrictions that we describe below, each share of class A common stock will be identical. Since the class A-1 common stock, class A-2 common stock and class A-3 common stock are exactly the same except for the length of these restrictions, we refer to them collectively as the class A common stock.

Will I be able to sell or transfer my class A common stock immediately?

No. To facilitate our public offering, New UPS's certificate of incorporation will restrict you from selling or transferring class A common stock, or converting class A common stock into class B common stock, for a period after the public offering. These restrictions will expire:

          o    six months after our public offering for class A-1 common stock

          o    12 months after our publicoffering for class A-2 common stock

          o    18 months after our public offering for class A-3 common stock

You will be able to sell a portion of your shares in the tender offer that we plan to make. After the expiration of the restricted periods referred to above, you also will be able to sell your shares in the public market. If you transfer your class A common stock to anyone but a "permitted transferee" or sell your class A common stock in the public markets, it will convert automatically into class B common stock, so that the buyers will acquire only class B common stock.

Does management still think it is important for our people to own shares?

Yes. Management believes that it is important for managers and employees to have a significant investment in our company so that they will be motivated to strive for our continued success. Other than sales in the tender offer, management expects that, in the future, our people will maintain their investment in our company until retirement.

Who is a "permitted transferee"?

A "permitted transferee" of an employee is that employee's spouse or child or a trust established by that employee for the sole benefit of one or more of his or her permitted transferees.

What must I do to get my new class A common stock?

In the merger, your shares will be converted automatically, without any action on your part, into New UPS class A common stock. Shortly after the completion of our public offering, we will send you a letter telling you how you will receive your class A common stock. You should not send us any share certificates at this time.

What will happen to UPS's right of first refusal to repurchase my stock?

When we are a publicly traded company, you will not be required to offer your shares to us before you can sell them to third parties.

What will happen to the right of recall and the UPS Employees Stock Trust and UPS Managers Stock Trust?

We intend to terminate the UPS Managers Stock Trust, Employees Stock Trust and similar trusts that give us recall rights. Separately, we are seeking the approval of these terminations by a majority of participants in each of these Trusts. On termination of these Trusts, our right to recall shares from members of the Trusts will also terminate.

Will the Managers Incentive Plan be continued?

Yes. We believe that our Managers Incentive Plan is an appropriate incentive for our managers, and we intend to continue the plan in the future.

Will I be able to buy more shares?

Yes, after the public offering.

When will the initial public offering price be determined and what will my stock be worth after the public offering?

The class B common stock will be listed on a stock exchange and will trade at prices that depend on a number of factors including market conditions, our net income and operating performance, and our performance relative to that of comparable companies with publicly traded stock. Our stock price may fluctuate based on these factors. We do, however, expect that our initial public stock price will be higher than the current price. We expect that the market price of our class B common stock will significantly influence the value of our class A common stock.

What will our dividend policy be after the public offering?

We expect to continue to declare dividends on our common stock after the public offering. The declaration of future dividends is subject to the discretion of our board of directors in light of all relevant facts, including earnings, general business conditions and working capital requirements.

If I sell class A common stock, how does it convert into class B common stock?

You will sell your class A common stock through a stockbroker and our transfer agent will issue new class B common stock to the buyer. You will not have to do anything more to cause the conversion from class A to class B.

What will my tax consequences be?

The merger, the conversion of your shares into New UPS's class A common stock and the public offering will not be taxable transactions for you for U.S. federal income tax purposes. Any sale of your class A common stock, in the tender offer or otherwise, will be a taxable transaction for you for U.S. federal income tax purposes. You should consult your individual tax adviser about your tax consequences from any transaction involving our shares.

Why are we merging with one of our subsidiaries?

We need the flexibility of New UPS's certificate of incorporation to go public. To obtain this type of certificate of incorporation, we could amend our existing certificate of incorporation, which would require the approval of 80% of our outstanding shares, or merge with New UPS, which requires the approval of only a majority of our outstanding shares. Our board concluded that pursuing the merger alternative would be a more efficient method of achieving this goal.

How will New UPS's certificate of incorporation be different from our current certificate of incorporation?

New UPS's certificate of incorporation will:

          o authorize a class of common stock, called class A common stock, that will be entitled to ten votes per share and will be issued to you in exchange for your current shares of our common stock

          o authorize a class of common stock, called class B common stock, that will have the same economic rights as the class A common stock, but will be entitled to one vote per share

          o eliminate the existing requirement that you must offer your shares to us for purchase before you can sell them to third parties

          o modify our "scaled voting" provision so that it does not reduce the voting power of shareowners unless they own more than 25% of our total voting power

          o add provisions that restrict the transferability of the class A common stock for a period of time to allow us to complete a successful public offering

Separately, we are seeking approval to terminate the UPS Managers Stock Trust, the UPS Employees Stock Trust and other similar Trusts, so that we will not have the right to recall any New UPS common stock.

What do I need to do now?

It is important that you vote. In order to make sure that your vote is counted, you must return a completed, signed and dated proxy card. To complete these transactions, it is necessary that a majority of our outstanding shares be voted in favor of the merger. Please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. If you return a blank proxy card, we will vote your shares "for" the merger proposal at the special meeting.

Who can help answer any questions I have?

If you have any questions, you should contact UPS Shareowner Relations at
(404) 828-6000.

                 WHERE YOU CAN FIND MORE INFORMATION ABOUT UPS

         Old UPS files, and after the public offering we will file, annual, quarterly and special reports, proxy statements and other information with the SEC. Old UPS's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C. at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the SEC's regional offices in New York at 7 World Trade Center, 13th Floor, New York, NY 10048, and in Chicago at Suite 1400, Northwestern Atrium Center, 14th Floor, 500 W. Madison Street, Chicago, IL 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

         We have filed a registration statement on Form S-4 with the SEC. This proxy statement/prospectus is part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. We also have filed a registration statement on Form S-1 relating to our proposed public offering of shares of class B common stock.

                 SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

         We have made forward-looking statements in this document, including the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, benefits resulting from the merger, the public offering and the tender offer, the effects of future regulation and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

         Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this proxy statement/prospectus.

         You should understand that many important factors, in addition to those discussed elsewhere in this proxy statement/prospectus, could cause our results to differ materially from those expressed in forward-looking statements. These factors include our competitive environment, economic and other conditions in the markets in which we operate, strikes, work stoppages and slowdowns, governmental regulations, our year 2000 issues, year 2000 issues of third parties we work with, increases in aviation and motor fuel prices and cyclical and seasonal fluctuations in our operating results.

                                    SUMMARY

         This summary highlights selected information in this proxy statement/prospectus, but it may not contain all of the information that is important to you. To better understand the merger, and for a more complete description of the merger and related transactions, you should read this entire document and the other documents that we refer you to. See "Where You Can Find More Information" on page __.


                                      UPS

Our Company

         We are the world's largest express carrier, the largest package delivery company and a leading global provider of specialized transportation and logistics services. We deliver over 12 million packages each business day for more than 1.6 million shipping customers to six million consignees. In 1998, our 330,000 employees delivered more than three billion packages and documents worldwide, generating revenues of $24.8 billion and net income of $1.7 billion.

         Our primary business is the delivery of time-definite packages and documents throughout the United States and in over 200 other countries and territories. In addition, we provide logistics services, including integrated supply chain management, for major companies worldwide. We are the industry leader in the delivery of goods purchased over the Internet, and we seek to position ourselves as an indispensable branded component of e-commerce.

         We have the following competitive strengths:

          o Global Reach and Scale. We believe that our integrated worldwide ground and air network is the most extensive in the industry.
               We operate about 149,000 delivery vehicles and over 500 airplanes, and our end-to-end delivery system carries an estimated 6% of U.S. gross domestic product.

          o Distinctive People and Culture. Our loyal and capable people are our most valuable asset. We believe that the dedication of our employees results in large part from our distinctive "employee-owner" concept. Currently, employees and retirees own about two-thirds of our outstanding shares.

          o Broad, Flexible Range of Distribution Services. We differentiate ourselves by offering to our customers as broad and flexible a range of delivery services as any provider in the industry. All of our air, international and business-to-business ground delivery service offerings are time-definite and guaranteed.

          o Brand Equity. We have built strong brand equity by being a leader in quality service and product innovation in our industry. We have been rated the second strongest business-to-business brand in the U.S. in a recent Image Power(R) survey and have been Fortune magazine's Most Admired Transportation Company in the mail, package and freight category for 16 consecutive years.

          o Customer Relationships. We focus on building and maintaining long-term customer relationships. We serve all of the Fortune 1000 companies.

          o Technology Systems. Over the past decade, we invested extensively in technology to capture and move electronic information to serve our customers and support our operations. As a result, we are more efficient and price competitive, and we provide better customer solutions.

          o E-Commerce Capabilities. According to Zona Research, we command 55% of the market for distribution of goods purchased over the Internet. We have teamed with other e-commerce leaders to offer fully integrated Web-enabled solutions for our customers.

          o Financial Strength. Our balance sheet gives us financial strength that few companies can match. We are one of the few companies -- and the only transportation company -- with a triple-A credit rating from both Standard & Poor's and Moody's.


Our Industry


         The package delivery business has evolved rapidly over the last two decades, driven by the integration of world markets, the rationalization of corporate supply chains and the implementation of enterprise software and Internet-based information technology solutions. Customers increasingly focus on the timing and predictability of deliveries rather than the mode of transportation. Time-definite transportation, which is no longer limited to air express, has become a critical part of just-in-time inventory management and improving overall distribution efficiency, and has grown from 4% of the U.S. parcel delivery market in 1977 to over 60% today.

         The four key industry trends are:

         o     globalization

         o     increased need for time-definite services

         o     significant advances in technology

         o     industry consolidation

         Individual shipments are generally smaller but more frequent, and a greater proportion of products is being delivered directly to end-users. Customers expect high performance levels and broad product offerings as they seek to optimize supply chain solutions. Third-party logistics providers, such as UPS, have become extensively involved in the full range of customer supply chain functions. We believe that these trends will benefit companies like UPS, with global reach, diverse product portfolios, extensive residential delivery capabilities and sophisticated tracking and information technology.

Our Growth Strategy


         The principal components of our growth strategy are as follows:

         o Expand Our Leadership Position in Our Core Domestic Business. Our strategy is to increase core domestic revenues through cross-selling of our existing and new services to our large and diverse customer base, to reduce expense and employ technology-driven efficiencies to increase operating profit. Our core business is also a springboard for our growth in all other areas, including international, logistics, supply chain management and e-commerce.

         o Continue International Expansion. We plan to solidify and expand our market position in Europe, where we have already completed a pan-European network. We intend to continue to seek additional air operating authority to enhance our Asian operations. We are expanding our market presence in Latin America to enable us to enhance our cargo business and pursue additional express package volume.

         o Provide Comprehensive Logistics and Supply Chain Solutions. We believe that we are well positioned to capitalize on the expected 15% to 20% annual growth in the domestic third-party logistics market. We now redesign and operate supply chains for major companies in 48 countries where we have improved customers' inventory flows while reducing capital assets, lowering costs and enhancing customer service.

         o Leverage Our Leading-Edge Technology and E-Commerce Advantage. A key component of this strategy is to establish relationships with technology providers in the areas of enterprise resource planning (ERP), e-procurement, systems integration, market integration and others, to integrate UPS technologies into their solutions and into the websites and systems of their customers.

         o Pursue Strategic Acquisitions and Global Alliances. Our public offering will better position us to aggressively pursue strategic acquisitions and enter into global alliances that can complement our core business, build our global brand, enhance our technological capabilities or service offerings, lower our costs and expand our geographic presence and managerial expertise.

                              The Special Meeting

Date and Time..................         _____________ __, 1999, at 9:00 A.M.

Location.......................         __________________________.

Record Date....................         _______________, 1999.  Only
                                        shareowners of record as of the close
                                        of business on _______, 1999 will be
                                        entitled to vote at the special
                                        meeting.

Voting Shares Held in the Trusts        If you own shares of our common stock
                                        that are held by First Union National
                                        Bank as Trustee under the UPS Managers
                                        Stock Trust, the UPS Employees Stock
                                        Trust or the UPS Qualified Stock
                                        Ownership Plan and Trust, you may
                                        direct voting of these shares by
                                        executing and returning to First Union
                                        voting instructions that are included
                                        with this proxy statement/prospectus.

Shares Entitled
to Vote........................         We had ______ shares of common stock
                                        outstanding and entitled to vote as of
                                        the close of business on the record
                                        date. These shares are the only
                                        securities that may be voted at the
                                        special meeting. Each share is
                                        entitled to one vote, except that the
                                        voting rights of any shareowner or
                                        shareowners as a group who
                                        beneficially own more than 10% of the
                                        common stock (except for the UPS
                                        Managers Stock Trust, the UPS
                                        Employees Stock Trust, the UPS
                                        Qualified Stock Ownership Plan and
                                        Trust or any of our employee benefit
                                        plans) may cast only 1/100th of a vote
                                        with respect to each share in excess
                                        of 10% of the outstanding shares of
                                        common stock. First Union, as trustee,
                                        owns _______ shares, which constitute
                                        _____% of our outstanding common stock
                                        entitled to vote as of the record
                                        date.

Quorum.........................         Holders of a majority of the issued and
                                        outstanding shares of our common
                                        stock, present in person or by proxy,
                                        will constitute a quorum for the
                                        transaction of business at the special
                                        meeting.

Vote Required..................         A majority of all issued and
                                        outstanding shares of our common stock
                                        entitled to vote is required to
                                        approve the proposal at the special
                                        meeting.

No Appraisal Rights............         You will not be entitled to appraisal
                                        rights under Section 262 of the
                                        Delaware General Corporation Law in
                                        connection with the merger or the
                                        conversion of our outstanding common
                                        stock into New UPS class A common
                                        stock.

                              Financial Advisers

         Morgan Stanley & Co. Incorporated and Tanner & Co., Inc. are acting as our financial advisers in connection with the proposed merger and the related transactions.

               Summary Consolidated Financial and Operating Data

         The following table sets forth summary consolidated financial and operating data. The financial data as of and for the periods ended December 31, 1997 and 1998 and March 31, 1999, and for the periods ended December 31, 1996 and March 31, 1998, presented in this table are derived from the consolidated financial statements and notes thereto which are included elsewhere in this proxy statement/prospectus. You should read the financial data below in conjunction with those consolidated financial statements and notes, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial data appearing elsewhere in this proxy statement/prospectus. The remaining financial data are derived from consolidated financial statements that are not contained in this proxy statement/prospectus.

         The financial and operating data as of and for the year ended December 31, 1997 reflect the impact of the Teamsters strike. The strike resulted in a net loss of $211 million and an operating loss of $349 million for the month of August 1997, compared to net income of $113 million and operating profit of $187 million for August 1996.


                                                                                                       Three Months Ended
                                                     Year Ended December 31,                                March 31,
                                  --------------------------------------------------------------     ----------------------
                                     1994         1995         1996         1997         1998          1998         1999
                                  ----------   ----------   ----------   ----------   ----------     ---------    ---------
                                                  (financial data in millions, except per share amounts)

Statement of Income Data
Revenue:

  U.S. domestic package....       $   17,011   $   17,857   $   18,881   $   18,868   $   20,650     $   4,892    $   5,231
  International package....            2,278        2,802        2,989        2,934        3,237           761          839
  Non-package..............              287          386          498          656          901           206          261
                                  ----------   ----------   ----------   ----------   ----------     ---------    ---------
Total revenue..............           19,576       21,045       22,368       22,458       24,788         5,859        6,331
Operating expenses:
  Compensation and
     benefits..............           11,727       12,401       13,326       13,289       14,346         3,471        3,652
  Other....................            6,293        6,478        7,013        7,471        7,352         1,748        1,813
  Restructuring charge.....                -          372            -            -            -             -            -
                                  ----------   ----------   ----------   ----------   ----------     ---------    ---------
Total operating expenses...           18,020       19,251       20,339       20,760       21,698         5,219        5,465

Operating profit (loss):

  U.S. domestic package....            1,835        1,960        2,181        1,654        2,899           594          765
  International package....             (404)        (273)        (281)         (67)          56            11           44
  Non-package..............              125          107          129          111          135            35           25
  Corporate................                -            -            -            -            -             -           32
                                  ----------   ----------   ----------   ----------   ----------     ---------    ---------
Total operating profit.....            1,556        1,794        2,029        1,698        3,090           640          866
Other income (expense):
 Investment income.........               13           26           39           70           84            14           31
 Interest expense..........              (29)         (77)         (95)        (187)        (227)          (58)         (49)
 Miscellaneous, net........               35          (35)         (63)         (28)         (45)            5          (16)
                                  ----------   ----------   ----------   ----------   ----------     ---------    ---------
Income before income taxes.            1,575        1,708        1,910        1,553        2,902           601          832
Income taxes...............              632          665          764          644        1,161           249          333
                                  ----------   ----------   ----------   ----------   ----------     ---------    ---------
Net income.................       $      943   $    1,043   $    1,146   $      909   $    1,741     $     352    $     499
                                  ==========   ==========   ==========   ==========   ==========     =========    =========

Net income as a percentage
  of revenue...............              4.8%         5.0%         5.1%         4.0%         7.0%          6.0%         7.9%

Per share amounts:

Basic earnings per share...       $     1.68   $     1.87   $     2.06   $     1.65   $     3.18     $     .64    $     .90
Diluted earnings per share.             1.66         1.84         2.03         1.63         3.14           .64          .88
Dividends declared per share             .55          .64          .68          .70          .85           n/a          n/a



                                                                                                       Three Months Ended
                                                     Year Ended December 31,                                March 31,
                                  --------------------------------------------------------------     ----------------------
                                     1994         1995         1996         1997         1998          1998         1999
                                  ----------   ----------   ----------   ----------   ----------     ---------    ---------
Balance Sheet Data                                       (financial data in millions)
(at end of period)


Working capital............       $      120   $      261   $    1,097   $    1,079   $    1,708                  $   2,402
Long-term debt.............            1,127        1,729        2,573        2,583        2,191                      2,142
Total assets...............           11,182       12,645       14,954       15,912       17,067                     18,498
Shareowners' equity........            4,647        5,151        5,901        6,087        7,173                      7,846

Operating Data

Delivery volume (in
  millions of  packages....            3,028        3,099        3,153        3,038        3,137           763          782
Average daily package
  volume (in millions).....             11.9         12.2         12.4         12.0         12.4          12.1         12.4
Average revenue per piece..       $     6.46   $     6.79   $     7.09   $     7.39   $     7.90     $    7.68    $    8.10
Operating weekdays.........              254          253          254          253          254            63           63
Employees (at
  September 30)............          320,000      337,000      338,000      331,000      333,000
Shipping customers
  (in millions)............             1.50         1.61         1.64         1.61         1.69
Aircraft fleet (at end
  of period)...............              462          467          529          555          536
Delivery vehicles (at end
  of  period)..............          134,000      153,000      156,000      149,000      149,000
Capital expenditures
  (in millions)............       $    1,789   $    2,096   $    2,333   $    1,984   $    1,645     $     290    $     214

                                 RISK FACTORS


Risks Relating to New UPS's Certificate of Incorporation and Bylaw Provisions and the Public Offering

         The class A common stock that you receive will not be publicly traded and initially will be subject to significant transfer restrictions

         The class A common stock that you receive as a result of the merger will not be listed on a national securities exchange or traded in an organized over-the-counter market. In addition, New UPS's certificate of incorporation will further restrict transferability of your class A shares. Under these provisions:

          o class A-1 common stock may not be transferred or converted into class B common stock until six months after our public offering

          o class A-2 common stock may not be transferred or converted into class B common stock until 12 months after our public offering

          o class A-3 common stock may not be transferred or converted into class B common stock until 18 months after our public offering

         After the merger and the public offering are completed, we intend to discontinue purchasing shares of our common stock as a general practice when those shares are offered to us by shareowners.

         The market price of our class B common stock may be volatile, which could cause the value of your investment in UPS to decline

         Because class A common stock will convert automatically into class B common stock upon transfer to anyone who is not a "permitted transferee," the market price of our class B common stock will significantly influence the value of our class A common stock. Any of the following factors could affect the market price of our class B common stock:

          o    changes in earnings estimates by financial analysts

          o    our failure to meet financial analysts' performance expectations

          o changes in market valuations of other transportation and logistics companies

          o the expiration of any of the three restricted periods on class A common stock

          o    general market and economic conditions

         In addition, many of the risks described elsewhere in this "Risk Factors" section could materially and adversely affect our stock price. The stock markets have experienced price and volume volatility that has affected many companies' stock prices. Stock prices for many companies have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. Fluctuations such as these may affect the market price of our class B common stock.

         Our certificate of incorporation and bylaw provisions, and several other factors, could limit another party's ability to acquire us and deprive you of the opportunity to obtain a takeover premium for your shares

         A number of provisions that are in our certificate of incorporation and bylaws, and will be in New UPS's certificate of incorporation and bylaws after we effect the merger, will make it difficult for another company to acquire us and for you to receive any related takeover premium for your shares. For example, our certificate of incorporation severely reduces the voting power of any person or group that beneficially owns more than 10% of our shares, allows our board of directors to issue up to 200,000,000 preferred shares without a shareowner vote and provides that shareowners may not act by written consent and may not call a special meeting. New UPS's certificate of incorporation has similar provisions, except the 10% threshold has been raised to 25%.

         In addition, New UPS's capital structure may deter a potential change in our control, because our voting power will be concentrated in our class A common stock. These shares will be held by our current shareowners and, upon any transfer to someone who is not a "permitted transferee," will automatically convert into class B common stock. This automatic dilution of voting power in the hands of a potential acquiror may be a deterrent to any potential acquisition transaction. We anticipate that in the future we will issue class A common stock to our managers and employees, which may include managers and employees of companies we acquire. Our managers and employees may be less inclined to accept a takeover offer for their shares than other shareowners.

         Sales by current shareowners of a large number of our shares could cause the value of your shares to decline

         As the restricted periods on class A common stock expire, those shares will be eligible to be sold, including in the public market, upon automatic conversion into class B common stock. Substantial numbers of our shares are held by foundations and trusts established by the founders of UPS and by the heirs and descendants of those founders. These holders have owned their shares for many years and have not had access to a public market in which to sell their shares. We cannot assure you that these significant shareowners will not take advantage of a public market to sell significant amounts of their stock. Substantial sales could adversely affect the market value of the class B common stock and the value of your shares.

Risks Relating to Our Business

         We face aggressive competition

         We compete with many companies and services on a local, regional, national and international basis. Our competitors include the postal services of the U.S. and other nations, various motor carriers, express companies, freight forwarders, air couriers and others. Postal services may be able to obtain government subsidies or to subsidize operating costs through profits from their monopoly operations. Our industry is undergoing rapid consolidation, and the combining entities are competing aggressively for business at low rates. If we are unable to compete on price with these competitors as they attempt to increase their market share, our business will be materially adversely affected.

         Historically, we competed primarily in the U.S., where our size and geographic reach have given us a competitive advantage. As our domestic competitors have grown and consolidated, and as the market for our services has grown increasingly international, we face more significant competitive challenges both here and abroad.

         Strikes, work stoppages and slowdowns by our employees can negatively affect our results of operations

         Our business depends to a significant degree on our ability to avoid strikes and other work stoppages by our employees. As our competitors have grown in size and strength, we face permanent loss of customers if we are unable to provide uninterrupted service. In 1997, a labor strike by the International Brotherhood of Teamsters, and the refusal of the Independent Pilots Association to cross the picket lines, had a material adverse effect on our results of operations.

         The International Brotherhood of Teamsters represents about 202,000 (62%) of our employees and the Independent Pilots Association represents most of our 2,100 pilots. Our new collective bargaining agreement with the Teamsters, which was negotiated in August 1997, terminates on July 31, 2002. We have an eight-year agreement with the Independent Pilots Association that becomes amendable on January 1, 2004.

         A number of our competitors are less unionized than we are, which may enable them to implement more flexible work rules than we are able to employ. These more flexible rules could provide our competitors with the ability to offer services that we are unable to match without concessions from our unions.

         We cannot assure you as to the results of negotiations of future collective bargaining agreements, whether future collective bargaining agreements will be negotiated without service interruptions or the possible impact of future collective bargaining agreements on our financial condition and results of operations. And we cannot assure you that strikes will not occur in the future in connection with labor negotiations or otherwise. Any prolonged strike or work stoppage could have a material adverse effect on our results of operations and financial condition.

         Pending litigation could result in significant costs to us

         During the second quarter of 1995, we received a Notice of Deficiency from the Internal Revenue Service asserting that we are liable for additional tax for the 1983 and 1984 tax years. The Notice of Deficiency is based in large part on the theory that we are liable for tax on income of Overseas Partners Ltd., a Bermuda company, which has reinsured excess value package insurance purchased by our customers from unrelated insurers. The tax deficiency sought by the IRS relating to package insurance is based on a number of theories, which we believe are inconsistent, and ranges from $8 million to $35 million, plus penalties and interest for 1984. In August 1995, we filed a petition in the

United States Tax Court in opposition to the Notice of Deficiency related to the 1983 and 1984 tax years. The matter was tried before the Tax Court in late 1997.

         During the first quarter of 1999, the IRS issued two additional Notices of Deficiency asserting that we are liable for additional tax for the 1985 through 1987 tax years and the 1988 through 1990 tax years. In all cases, the IRS's primary assertions relate to the reinsurance of excess value package insurance. The tax deficiency sought by the IRS relating to package insurance for these periods ranges, based on alternative theories, from $115 million to $121 million for the 1985 through 1987 tax years, and from $131 million to $138 million for the 1988 through 1990 tax years, plus penalties and interest in each case. The IRS has based its assertions on the same theories included in the 1983-1984 Notice of Deficiency.

         In addition to package insurance, the IRS has raised a number of other issues relating to the timing of deductions, the characterization of expenses as capital rather than ordinary and our entitlement to the Investment Tax Credit and the Research Tax Credit in the 1983 through 1990 tax years. We estimate the amounts at issue with respect to these additional items at approximately $12 million in tax for the 1983 and 1984 tax years, $88 million in tax for the 1985 through 1987 tax years and $245 million in tax for the 1988 through 1990 tax years, plus penalties and interest in each case. The majority of these adjustments are timing adjustments that would reverse in future years. We have filed petitions with the Tax Court in opposition to the IRS Notices of Deficiency. The IRS may take positions similar to those described above for periods subsequent to 1990. We believe the eventual resolution of the matters raised by the IRS will not result in a material adverse effect upon our financial condition.

         We are subject to significant government regulation

         Our operations are subject to a number of complex and stringent aviation, transportation, environmental, labor, employment and other laws and regulations. These laws and regulations generally require us to maintain and comply with a wide variety of certificates, permits, licenses and other approvals. See "Business--Government Regulation." Our failure to maintain required certificates, permits or licenses, or to comply with applicable laws, ordinances or regulations, could result in substantial fines or possible revocation of our authority to conduct our operations.

         We cannot assure you that existing laws or regulations will not be revised or that new laws or regulations, which could have an adverse impact on our operations, will not be adopted or become applicable to us. We also cannot assure you that we will be able to recover any or all increased costs of compliance from our customers or that our business and financial condition will not be materially and adversely affected by future changes in applicable laws and regulations.

         Some of our systems, and the systems of third parties we work with, may not be year 2000 compliant

         Our failure to appropriately address a material year 2000 issue, or the failure by any third parties who provide goods or services that are critical to our business activities to appropriately address their year 2000 issues, could have a material adverse effect on our financial condition, liquidity or results of operations. Our business is increasingly reliant on sophisticated computer systems, and we would suffer material adverse consequences if our systems malfunctioned due to year 2000 issues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of the Year 2000 Issue."

         Economic and other conditions in the international markets in which we operate can affect demand for our services and our results of operations

         A key component of our business, and a major target for our future growth, is our operations outside of the United States. If we are unable to compete successfully in these markets, our results of operations will be adversely affected.

         In many countries, we face vigorous competition from government-owned or sponsored postal services that are able to price their services extremely competitively due to their ability to obtain government subsidies or to subsidize operating costs through profits from their monopoly operations.

         Operations in international markets also present currency exchange and inflation risks. In some countries where we operate, economic and monetary conditions could affect our ability to convert our earnings to United States dollars or to remove funds from those countries. We may experience adverse tax consequences as we attempt to repatriate funds to the United States from other countries.

         Increases in aviation and motor fuel prices can negatively affect our results of operations

         Our aircraft and delivery vehicles consume significant quantities of gasoline, diesel fuel and jet fuel in the ordinary course of our business. We therefore are exposed to commodity price risk associated with variations in the market price for petroleum products. Competitive and other pressures may prevent us from passing these costs on to our customers. We cannot assure you that our supply of these products will continue uninterrupted, that rationing will not be imposed or that the prices of, or taxes on, these products will not increase significantly in the future. Increases in prices that we are unable to pass on to our customers will adversely affect our results of operations.

         Our operating results are subject to cyclical and seasonal fluctuations

         We serve numerous industries and customers that experience significant fluctuations in demand based on economic conditions and other factors beyond our control. Demand for our services could be materially adversely affected by downturns in the businesses of our customers.

         Historically, we have experienced our best operating results in the second and fourth quarters of each year. Shipping activity is generally lowest during the first quarter and weather conditions also can adversely affect first quarter operating results. Shipping activity is generally highest in the fourth quarter as a result of the holiday season. Our European operations experience lower volumes in the third quarter due to the general slowdown in business activity in August. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                DIVIDEND POLICY

         The following table sets forth the dividends declared on our common stock for the periods indicated:

                                        Year Ended December 31,
                       ---------------------------------------------------------
                         1994        1995        1996         1997       1998
                       -------     -------     -------      -------     -------

Dividends per share    $   .55     $   .64     $   .68       $  .70      $  .85

         In addition, in May 1999, we declared a cash dividend of $0.55 per share for the first half of the year, which was paid in June 1999. Our board of directors' policy is to declare dividends each year out of current earnings. Historically, dividends have been declared and paid semi-annually, with one dividend declared in May, payable in May or June, and one dividend declared in November, payable in January of the following year. Our board of directors expects to continue to declare dividends on our common stock after the public offering. The declaration of future dividends is subject to the discretion of our board of directors in light of all relevant facts, including earnings, general business conditions and working capital requirements.

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA


         The following table sets forth consolidated financial and operating data. The financial data as of and for the periods ended December 31, 1997 and 1998 and March 31, 1999, and for the periods ended December 31, 1996 and March 31, 1998, presented in this table are derived from the consolidated financial statements and notes thereto which are included elsewhere in this proxy statement/prospectus. You should read the financial data below in conjunction with those consolidated financial statements and notes, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial data appearing elsewhere in this proxy statement/prospectus. The remaining financial data are derived from consolidated financial statements that are not contained in this proxy statement/prospectus. The consolidated financial data as of and for the three months ended March 31, 1998 and 1999 have been derived form our unaudited conoslidated financial statements, which are included in this proxy statement/ prospectus and which, in our opinion, reflect all adjustments, consisting only of adjustments of a normal and recurring nature, necessary for a fair presentation. Results for the three months ended March 31, 1999 are not necessarily indicative of results for the full year.

         The financial and operating data as of and for the year ended December 31, 1997 reflect the impact of the Teamsters strike. The strike resulted in a net loss of $211 million and an operating loss of $349 million for the month of August 1997, compared to net income of $113 million and operating profit of $187 million for August 1996.


                                                                                                       Three Months Ended
                                                     Year Ended December 31,                                March 31,
                                  --------------------------------------------------------------     ---------------------
                                      1994         1995         1996         1997         1998          1998         1999
                                  ----------   ----------   ----------   ----------   ----------     ---------    ---------
                                                  (financial data in millions, except per share amounts)

Statement of Income Data
Revenue:
  U.S. domestic package....       $   17,011   $   17,857   $   18,881   $   18,868   $   20,650     $   4,892    $   5,231
  International package....            2,278        2,802        2,989        2,934        3,237           761          839
  Non-package..............              287          386          498          656          901           206          261
                                  ----------   ----------   ----------   ----------   ----------     ---------    ---------
Total revenue..............           19,576       21,045       22,368       22,458       24,788         5,859        6,331
Operating expenses:
  Compensation and
     benefits..............           11,727       12,401       13,326       13,289       14,346         3,471        3,652
  Other....................            6,293        6,478        7,013        7,471        7,352         1,748        1,813
  Restructuring charge.....                -          372            -            -            -             -            -
                                  ----------   ----------   ----------   ----------   ----------     ---------    ---------
Total operating expenses...           18,020       19,251       20,339       20,760       21,698         5,219        5,465

Operating profit (loss):
  U.S. domestic package....            1,835        1,960        2,181        1,654        2,899           594          765
  International package....             (404)        (273)        (281)         (67)          56            11           44
  Non-package..............              125          107          129          111          135            35           25
  Corporate................                -            -            -            -            -             -           32
                                  ----------   ----------   ----------   ----------   ----------     ---------    ---------
Total operating profit.....            1,556        1,794        2,029        1,698        3,090           640          866
Other income (expense):
 Investment income.........               13           26           39           70           84            14           31
 Interest expense..........              (29)         (77)         (95)        (187)        (227)          (58)         (49)
 Miscellaneous, net........               35          (35)         (63)         (28)         (45)            5          (16)
                                  ----------   ----------   ----------   ----------   ----------     ---------    ---------
Income before income taxes.            1,575        1,708        1,910        1,553        2,902           601          832
Income taxes...............              632          665          764          644        1,161           249          333
                                  ----------   ----------   ----------   ----------   ----------     ---------    ---------
Net income.................       $      943   $    1,043   $    1,146   $      909   $    1,741     $     352    $     499
                                  ==========   ==========   ==========   ==========   ==========     =========    =========

Net income as a percentage
  of revenue...............              4.8%         5.0%         5.1%         4.0%         7.0%         6.0%         7.9%

Per share amounts:
Basic earnings per share...       $     1.68   $     1.87   $     2.06   $     1.65   $     3.18     $     .64    $     .90
Diluted earnings per share.             1.66         1.84         2.03         1.63         3.14           .64          .88
Dividends declared per share             .55          .64          .68          .70          .85           n/a          n/a


                                                                                                       Three Months Ended
                                                     Year Ended December 31,                                March 31,
                                  --------------------------------------------------------------     ---------------------
                                      1994         1995         1996         1997         1998          1998        1999
                                  ----------   ----------   ----------   ----------   ----------     ---------    --------
                                                  (financial data in millions, except per share amounts)


Balance Sheet Data                                         (financial data in millions)
(at end of period)

Working capital............       $      120   $      261   $    1,097   $    1,079   $    1,708                  $  2,402
Long-term debt.............            1,127        1,729        2,573        2,583        2,191                     2,142
Total assets...............           11,182       12,645       14,954       15,912       17,067                    18,498
Shareowners' equity........            4,647        5,151        5,901        6,087        7,173                     7,846

Operating Data

Delivery volume (in
  millions of  packaes.....            3,028        3,099        3,153        3,038        3,137           763         782
Average daily package
  volume (in millions).....             11.9         12.2         12.4         12.0         12.4          12.1        12.4
Average revenue per piece..       $     6.46   $     6.79   $     7.09   $     7.39   $     7.90     $    7.68    $   8.10
Operating weekdays.........              254          253          254          253          254            63          63
Employees
  (at September 30)........          320,000      337,000      338,000      331,000      333,000
Shipping customers
  (in millions)............             1.50         1.61         1.64         1.61         1.69
Aircraft fleet (at end
  of period)...............              462          467          529          555          536
Delivery vehicles (at end
  of  period)..............          134,000      153,000      156,000      149,000      149,000
Capital expenditures
  (in millions)............       $    1,789   $    2,096   $    2,333   $    1,984   $    1,645     $     290    $    214

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview

         We are one of the leading global providers of specialized transportation and logistics services. Our primary business is the delivery of time-definite packages and documents for more than 1.6 million shipping customers throughout the United States and in over 200 other countries and territories. We also provide logistics services, including integrated supply chain management, for major companies worldwide. Since the founding of our company in 1907, we have successfully established a vast and reliable global transportation infrastructure, developed a comprehensive, competitive and guaranteed portfolio of services, and consistently supported them with advanced technology.

          We report our operations in three segments: U.S. domestic package operations, international package operations and non-package operations. Package operations represent our core business and are divided into regional operations around the world. Regional operations managers are responsible for both domestic and export operations within their geographic region. International package operations include shipments wholly outside the U.S. as well as shipments with either origin or distribution outside the U.S. Non-package operations, including logistics, are distinct from package operations. Third-party logistics is one of our fastest growing businesses.

         E-commerce affects all of our operating segments. We have teamed with other leading providers of e-commerce solutions to offer fully integrated Internet-based solutions for our customers, and believe that we are well positioned for growth in this area.

Sources of Revenue

         We derive our revenue primarily from the delivery of packages and also from non-package services. Package delivery rates vary depending on weight, size, distance and level of service. We review rates periodically, and have increased our rates across most product lines in each of 1997, 1998 and 1999. We derive our non-package revenue primarily from logistics, warehousing operations, truck leasing, refrigerated transport services and courier services.

         Over the past ten years, we have developed our international business and have become a global company. As our international business has evolved, we have improved our product mix by focusing on our core express package business. We are now shipping more time-definite cross-border packages and fewer lower-yielding intra-country packages. As a result, our international business achieved profitability in 1998.

         The following table sets forth the percentage of our revenue attributable to each operating segment:


                                                                Three
                                                                Months
                                                                Ended
                              Year Ended December 31,         March 31,
                         ----------------------------     ---------------
Operating Segment         1996       1997       1998       1998     1999
                         ------     ------     ------     ------   ------
U.S. domestic package...   84.4%      84.0%      83.3%      83.5%    82.6%
International package...   13.4       13.1       13.1       13.0     13.3
Non-package.............    2.2        2.9        3.6        3.5      4.1
                         ------     ------     ------     ------   ------
                          100.0%     100.0%     100.0%     100.0%   100.0%
                         ======     ======     ======     ======   ======


Components of Expenses

         The largest components of our costs are compensation and benefits, fuel, purchased transportation, depreciation and amortization, repairs and maintenance and other occupancy expenses. Purchased transportation expenses include rail, contractor compensation and airlift costs. Other occupancy expenses consist primarily of facility rental and utilities.

         Our operating ratio, which measures operating expenses as a percentage of revenue, improved in 1998 and again in the first quarter of 1999. This improvement reflects our continuing initiative to increase our operating efficiency and to reduce the rate by which our costs grow across our company. We will continue to focus on ways to limit the growth of our costs to improve our competitiveness.

Results of Operations

         The following table sets forth statement of income data as a percentage of revenue. Results for 1997 reflect the impact of the Teamsters strike:

                                                              Three
                             Year                             Months
                             Ended                            Ended
                           December                           March
                               31,                             31,
                           --------                           ------
                             1996       1997        1998       1998      1999
                           --------   -------     -------    -------   -------

Revenue.................... 100.0%    100.0%      100.0%     100.0%    100.0%


Operating expenses:

  Compensation and
    benefits...............   59.6      59.2        57.9       59.2      57.7
  Other....................   31.4      33.3        29.7       29.8      28.6
                             -----     -----       -----      -----     -----

Operating ratio............   90.9      92.4        87.5       89.1      86.3


Operating profit...........    9.1       7.6        12.5       10.9      13.7

  Net income...............    5.1%      4.0%        7.0%       6.0%      7.9%
                             =====     =====       =====      =====     =====

         Three Months Ended March 31, 1999 Compared to Three Months Ended March 31, 1998

         The following table sets forth information showing the change in revenue, both in dollars and in percentage terms:

                              Three Months Ended
                                    March 31,                Change
                             ---------------------      -----------------
      Operating Segment       1998          1999            $         %
      -----------------      ------       --------      --------   ------
                                       (dollars in millions, unaudited)

U.S. domestic package......  $ 4,892      $  5,231      $    339     6.9%
International package......      761           839            78    10.2
Non-package................      206           261            55    26.7
                             -------      --------      --------
   Consolidated revenue      $ 5,859      $  6,331      $    472     8.1
                             =======      ========      ========

          U.S. domestic package revenue increased primarily due to a 2.7% volume increase and a shift by our customers to more time-definite services, as well as an increase in rates. Package volume for our higher yielding express packages was up 6.4% for the quarter.

         During the first quarter of 1999, we increased rates for standard ground shipments an average of 2.5% for commercial deliveries. The ground residential charge continues to be $1.00 over the commercial ground rate, with an additional delivery area surcharge added to some less accessible areas. In addition, we increased rates for UPS Next Day Air, UPS Next Day Air Saver and UPS 2nd Day Air an average of 2.5%, while we decreased the rate for UPS 2nd Day Air A.M. by 2.2%. The rate for UPS Next Day Air Early A.M. did not change. Rates for international shipments originating in the U.S. did not change for UPS Worldwide Express, Worldwide Express Plus, UPS Worldwide Expedited and UPS International Standard service. Rate changes for shipments originating outside the U.S. were made throughout the past year and varied by geographic market.

         The 10.2% increase in international package revenue was primarily attributable to volume growth for express and pan-European products and overall improvement in product mix. Although overall package volume was relatively flat for international operations, all international operations posted volume increases for express products, with an 18.9% increase in express volume in the Asia Pacific operation and a 19.4% increase in express and pan-European volume in the European operation.

         Operating expenses increased by $246 million, or 4.7%, while the operating ratio improved from 89.1 during the first quarter of 1998 to 86.3 during the first quarter of 1999. This improvement resulted primarily from containment of operating expense growth through better utilization of existing capacity and from continued company-wide cost containment efforts. Fuel costs were slightly lower during the first quarter of 1999 than in the first quarter of 1998.

         The following table sets forth information showing the change in operating profit, both in dollars and in percentage terms:

                                           Three
                                           Months
                                           Ended
                                          March 31,            Change
                                      ----------------     --------------
        Operating Segment              1998      1999         $       %
        -----------------             ------    ------     ------   -----

                                        (dollars in millions, unaudited)

U.S. domestic package................ $  594    $  765     $  171    28.8%
International package................     11        44         33   300.0
Non-package..........................     35        25        (10)  (28.6)
Corporate............................      -        32         32     n/a
                                      ------    ------     ------   -----
   Consolidated operating profit..... $  640    $  866     $  226    35.3
                                      ======    ======     ======   =====

          The decrease in non-package operating income reflects, in part, third-party underwriting losses by UPINSCO, our captive insurance company, and start-up costs at UPS Capital Corp. during the first quarter of 1999. Beginning in 1999, we have added a "Corporate" line-item to our segment reporting, which reflects the impact of capitalized software under SOP 98-1, not allocated to segments.

         1998 Compared to 1997

         The following table sets forth information showing the change in revenue, both in dollars and in percentage terms:


                                            Year
                                            Ended
                                         December 31,             Change
                                      -------------------   ------------------
        Operating Segment               1997      1998         $          %
        -----------------             --------  ---------   --------   -------
                                               (dollars in millions)

U.S. domestic package......           $ 18,868  $ 20,650    $ 1,782      9.4%
International package......              2,934     3,237        303     10.3
Non-package................                656       901        245     37.3
                                      --------  --------    -------
   Consolidated revenue....           $ 22,458  $ 24,788    $ 2,330     10.4
                                      ========  ========    =======

         The increase in U.S. domestic package revenue in 1998 resulted from continued improvement in product mix, combined with generally higher revenue per piece. The 1997 revenues were adversely affected by the 15-day Teamsters strike. The Teamsters union, which represents about 202,000 of our employees, was on strike from August 4 through August 19, 1997. In addition, the Independent Pilots Association, which represents most of our pilots, observed picket lines in support of the Teamsters strike. Excluding the period of the strike, average daily domestic volume in 1998 was 2.2% below 1997, reflecting residual lost volume following the strike. Domestic express volume, however, increased by 4.0%.

         During the first quarter of 1998, we increased rates for standard ground shipments an average of 3.6% for commercial deliveries, and increased the ground residential premium from $.80 to $1.00 over the commercial ground rate. In addition, we increased rates for each of UPS Next Day Air, UPS 2nd Day Air and UPS 3 Day Select about 3.3%. Rates for international shipments originating in the U.S. did not change for UPS Worldwide Express, UPS Worldwide Expedited and UPS Standard Service to Canada. Rate changes for shipments originating outside the U.S. were made throughout 1998 and varied by geographic market.

         The increase in international package revenue in 1998 was attributable primarily to a 10.5% increase in volume and an improvement in product mix. The revenue increase was partially offset by the stronger U.S. dollar. Europe was a significant contributor to international revenue growth in 1998 as a result of a 12.2% volume increase and improved product mix. The increase in non-package revenue in 1998 was driven mainly by continued growth of the UPS Logistics Group.

         Consolidated operating expenses increased $938 million, or 4.5%, in 1998 over 1997, while the operating ratio improved from 92.4 during 1997 to
87.5 during 1998. Compensation and benefits expenses increased $1.057 billion in 1998, in part due to labor costs not incurred during the Teamsters strike in August 1997. Other operating expenses decreased $119 million from 1997 to 1998, mainly driven by lower fuel costs and the reduction of overhead costs in 1998.

         The following table sets forth information showing the change in operating profit, both in dollars and in percentage terms:


                                            Year
                                            Ended
                                         December 31,            Change
                                      -------------------   ----------------
        Operating Segment               1997      1998         $         %
        -----------------            --------   --------   --------   ------
                                               (dollars in millions)

U.S. domestic package......           $  1,654   $  2,899   $  1,245   75.3%
International package......                (67)        56        123    n/a
Non-package................                111        135         24   21.6
                                      --------   --------   --------
   Consolidated operating profit..... $  1,698   $  3,090   $  1,392   82.0
                                      ========   ========   ========

          Approximately $703 million of the U.S. domestic package operating profit increase resulted from improvements in U.S. domestic revenue per piece, improved product mix and containment of operating expense growth. The remaining $542 million of the increase reflects the change between August 1998 and August 1997, the period in which the Teamsters strike occurred.

         The favorable trend in international operations resulted primarily from higher volume, improved product mix and better utilization of existing capacity. Most of this improvement was due to the Europe region. Despite the economic problems in Asia, operating results associated with the Asia Pacific region continued to improve in 1998.

         Net income increased by $832 million in 1998 over 1997. Approximately $496 million of this improvement was due primarily to higher revenue per piece on U.S. domestic products, improved product mix, improved international operating results and the containment of operating expense growth. The remaining increase of $336 million resulted from the change in net income for August 1998 as compared to August 1997, the period in which the Teamsters strike occurred.

         1997 Compared to 1996

         The Teamsters strike severely limited U.S. domestic package operations during August 1997 and also curtailed international operations. The strike resulted in a net loss of $211 million and an operating loss of $349 million for the month of August 1997, compared to net income of $113 million and operating profit of $187 million for August 1996, causing a significant adverse effect on net income for 1997.

         The following table sets forth information showing the change in revenue, both in dollars and in percentage terms:


                                            Year
                                            Ended
                                         December 31,            Change
                                      -------------------   -----------------
        Operating Segment               1996      1997         $          %
        -----------------             --------  ---------   --------   ------
                                               (dollars in millions)

U.S. domestic package......           $ 18,881   $ 18,868   $    (13)   (0.1)%
International package......              2,989      2,934        (55)   (1.8)
Non-package................                498        656        158    31.7
                                      --------   --------   --------
   Consolidated revenue....           $ 22,368   $ 22,458   $     90     0.4
                                      ========   ========   ========

         U.S. domestic package revenue decreased in 1997 primarily due to lower volume, which was down 4.1% for the year compared to 1996, due to the downtime from the strike, along with residual lost volume following the strike. The decline in volume was offset by higher revenue per piece in 1997. Despite the strike, volume in higher yielding express packages increased 4.2%. Although ground volume subsequent to the strike had not returned to pre-strike levels by year-end, overall U.S. domestic package revenue improved by $137 million, or 2.7%, for the fourth quarter of 1997 in comparison to the fourth quarter of 1996. This improvement is attributable mainly to higher revenue per piece and a 6.2% volume growth in express services.

         During the first quarter of 1997, we increased rates for standard ground shipments an average of 3.4% for commercial deliveries and 4.3% for residential deliveries. We increased rates for each of UPS Next Day Air, UPS 2nd Day Air and UPS 3 Day Select approximately 3.9% during the same time period. We increased rates for international shipments originating in the U.S. by 2.6% for UPS Worldwide Express and 4.9% for UPS Worldwide Expedited during the first quarter of 1997. Rate changes for shipments originating outside the U.S. were made throughout 1997 and varied by geographic market. Rates for Standard Service to Canada did not change during 1997.

          The decrease in international package revenues was primarily a result of the strengthening of the U.S. dollar, particularly in the Europe region.

         For 1997, operating expenses increased by $421 million, or 2.1%, over 1996. A combination of increased operating expenses along with decreased revenues due to the strike resulted in a deterioration of the operating ratio from 90.9 during 1996 to 92.4 during 1997.

         The following table sets forth information showing the change in operating profit, both in dollars and in percentage terms:


                                            Year
                                            Ended
                                         December 31,             Change
                                      -------------------   -----------------
        Operating Segment               1998      1999         $          %
        -----------------             --------  ---------   --------   ------
                                               (dollars in millions)

U.S. domestic package......           $  2,181   $  1,654   $   (527)  (24.2)%
International package......               (281)       (67)       214     n/a
Non-package................                129        111        (18)  (14.0)
                                      --------   --------   --------
   Consolidated operating profit....  $  2,029   $  1,698   $   (331)  (16.3)
                                      ========   ========   ========

          The decrease in U.S. domestic package operating profit resulted from lower revenues in 1997 due to the strike. The international package operating loss improvement was primarily due to cost reductions associated with our efforts to reduce unprofitable volume. While improvements in operations in 1997 occurred throughout all regions, Europe was the primary contributor.

         Interest expense amounted to $187 million in 1997, an increase of $92 million over 1996. The increase is primarily attributable to interest costs incurred on higher debt levels outstanding during 1997. In addition, investment income increased by $31 million in 1997 over 1996 as a result of correspondingly higher cash and cash equivalent balances.

Quarterly Results of Operations

         We typically experience our best operating results in the second and fourth quarters of each year. Shipping activity is generally lowest during the first quarter and weather conditions also can adversely affect first quarter operating results. Shipping activity is generally highest in the fourth quarter as a result of the holiday season. Our European operations experience lower volumes in the third quarter due to the general slowdown in business activity in August.

         The following table sets forth revenues, operating profit and net income by fiscal quarter. Results for the third quarter of 1997 reflect the impact of the Teamsters strike. Following the strike, the fourth quarter of 1997 was our most profitable quarter to that date.



                                                                       Three Months Ended
                               --------------------------------------------------------------------------------------------------
                               March 31,  June 30,   Sept. 30,  Dec. 31,   March 31,   June 30,   Sept. 30,    Dec. 31,   March
                                 1997       1997       1997       1997        1998       1998        1998       1998     31, 1999
                               --------   --------   --------   --------   ---------   --------   ---------    --------  --------
Revenue:                                                                   (in millions, unaudited)

   Domestic package.......     $  4,804   $  4,933   $ 3,977    $  5,154   $   4,892   $  5,090   $   5,147    $  5,521  $  5,231
   International package..          709        747       672         806         761        799         782         895       839
   Non-package............          151        166       161         178         206        218         229         248       261
                               --------   --------   --------   --------   ---------   --------   ---------    --------  --------
      Total revenue.......        5,664      5,846     4,810       6,138       5,859      6,107       6,158       6,664     6,331

Operating profit:
   Domestic package.......          464        588        26         576         594        747         757         801       765
   International package..          (51)       (10)      (46)         40          11         23         (15)         37        44
   Non-package............           13                   34          24          35         35          35          30        25
   Corporate..............            -          -         -           -           -          -           -           -        32
                               --------   --------   --------   --------   ---------   --------   ---------    --------  --------
      Total operating
          profit..........          426        618        14         640         640        805         777         868       866

Net income (loss).........     $    228   $    340   $   (10)   $    351   $     352   $    458   $     449    $    482  $    499

Liquidity and Capital Resources

         Our primary source of liquidity is our cash flow from operations. We maintain significant cash, cash equivalents and marketable securities, amounting to $3.3 billion at March 31, 1999. We maintain a commercial paper program under which we are authorized to borrow up to $2.0 billion. Approximately $881 million was outstanding under that program as of March 31, 1999.

         We maintain two credit agreements with a consortium of banks. These agreements provide revolving credit facilities of $1.25 billion each, with one expiring in April 2000 and the other expiring in April 2003. There were no borrowings under either of these agreements as of March 31, 1999.

         We also maintain a European medium-term note program with a borrowing capacity of $1.0 billion. Under this program, we may issue notes from time to time denominated in a variety of currencies. At March 31, 1999, $500 million was available under this program.

         In January 1999, we filed a shelf registration statement with the SEC, under which we may issue debt of up to $2.0 billion, which may be denominated in a variety of currencies. There is currently no debt issued under this shelf registration statement.

         We believe that funds from operations and borrowing programs will provide adequate sources of liquidity and capital resources to meet our expected long-term needs for the operation of our business, including anticipated capital expenditures such as commitments for aircraft purchases through 2005.

         Following is a summary of capital expenditures:

                                    Year Ended December 31,
                               --------------------------------
                                 1996        1997        1998
                               ---------  ---------   ---------
                                        (in millions)

Building and facilities......   $    694   $    523   $    408
Aircraft and parts...........      1,045        907        942
Vehicles.....................        376        333        141
Information technology.......        218        221        154
                                --------   --------   --------
                                $  2,333   $  1,984   $  1,645
                                ========   ========   ========

          Our capital expenditures have declined over the past three years primarily as a result of better utilization of our existing transportation system and other assets and our focus on return on invested capital.

         We anticipate capital expenditures of approximately $1.5 billion in 1999 and $1.7 billion in 2000. These expenditures will provide for replacement of existing capacity and anticipated future growth.

          For information regarding a dispute with the IRS, see "Business -- Litigation."

Market Risk

         We are exposed to a number of market risks in the ordinary course of business. These risks, which include interest rate risk, foreign currency exchange risk and commodity price risk, arise in the normal course of business rather than from trading. We have examined our exposures to these risks and concluded that none of our exposures in these areas is material to fair values, cash flows or earnings. We have engaged in several strategies to manage these market risks.

         Our indebtedness under our various financing arrangements creates interest rate risk. In connection with each debt issuance and as a result of continual monitoring of interest rates, we may enter into interest rate swap agreements for purposes of managing our borrowing costs.

         For all foreign currency-denominated borrowing and certain lease transactions, we simultaneously entered into currency exchange agreements to lock in the price of the currency needed to pay the obligations and to hedge the foreign currency exchange risk associated with such transactions. We are exposed to other foreign currency exchange risks in the ordinary course of our business operations due to the fact that we provide our services in more than 200 countries and collection of revenues and payment of certain expenses may give rise to currency exposure.

         Our aircraft and delivery vehicles consume significant quantities of gasoline, diesel fuel and jet fuel in the ordinary course of our business. We therefore are exposed to commodity price risk associated with variations in the market price for petroleum products. We manage this risk, in part, by purchasing commodity forward contracts on crude oil.

Future Accounting Changes

         In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which requires that some costs to develop or obtain computer software for internal-use be capitalized. We adopted the new standard on January 1, 1999. Since we had previously expensed all such costs, the change will result in lower expenses in the initial year of adoption and is estimated to increase 1999 net income by approximately $70 million to $90 million.

         In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The new statement is effective for fiscal years beginning after June 15, 2000, with earlier adoption encouraged but not required. We have not yet completed our analysis of the effects of adopting this standard.

Impact of the Year 2000 Issue

         Introduction

         The term "year 2000 issue" is a general term used to describe the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other machinery as the year 2000 is approached and reached. These problems generally arise from the fact that most of the world's computer hardware and software historically have used only two digits to identify the year in a date, often meaning that the computer will fail to distinguish dates in the "2000s" from dates in the "1900s." These problems also may arise from other sources as well, such as the use of special codes and conventions in software that make use of the date field.

         State of Readiness

         In 1995, we created a Year 2000 Committee tasked with evaluating the year 2000 issue and taking appropriate action to address the implications of the year 2000 issue for us. The Year 2000 Committee has developed and currently is implementing a comprehensive initiative to make business critical information technology assets, including embedded microprocessor systems incorporated into computer hardware and related software, and business critical non-IT assets, such as vehicles, facilities, equipment and their embedded microprocessor systems, year 2000 ready. The year 2000 initiative covers the following eight phases:

                  1.       inventory of IT and non-IT assets

                  2.       assessment of repair requirements

                  3.       repair of IT and non-IT assets

                  4. unit and system integration testing of individual IT and non-IT assets to determine correct manipulation of dates and date-related data

                  5. certification by users that IT and non-IT assets correctly handle dates and date-related data

                  6. selected verification by UPS internal auditors that phases 1 through 5 were properly completed for IT and non-IT assets

                  7. "end-to-end" testing of selected IT and non-IT assets, both internally developed and vendor-provided, to determine correct manipulation of dates and date-related data

                  8. creation of contingency plans in the event of year 2000 failures

         Since we believe that the majority of our business-critical IT assets are controlled by our Information Services Group, implementation of the year 2000 initiative for these IT assets occurred first. Generally, we consider an IT asset to be business critical if its failure would have a material adverse effect on package movement, customer relations or our financial condition, liquidity or results of operations, or if other factors, including regulatory requirements, require the characterization of the IT asset as business critical. This group includes, for example, package tracking, billing, our customer telephone service center and UPS OnLine(R) automation systems.

         As of April 30, 1999:

         o The first six phases of the year 2000 initiative had been completed for substantially all of the IT assets which are controlled by our IS Group.

         o The first five phases of the year 2000 initiative had been completed for approximately 89% of the other assets covered by the year 2000 initiative (non-IT assets and IT assets controlled by all business functions other than the IS Group).

         o The sixth phase of the year 2000 initiative is scheduled to be completed for substantially all of these other assets by July 31, 1999.

         We have contacted suppliers who provide both critical IT assets and other goods and services such as vehicles, fuel, packaging materials and forms to evaluate their year 2000 compliance plans and state of readiness, and to determine whether a year 2000-related event will impede the ability of such suppliers to continue to provide such goods and services as the year 2000 is approached and reached. We have received assurances from substantially all of our suppliers of business critical IT assets controlled by the IS Group that these assets will correctly manipulate dates and date-related data as the year 2000 is approached and reached. We have reviewed the responses received from these vendors to evaluate the accuracy and adequacy of the disclosures made by the vendors as to their year 2000 compliance status. Moreover, the majority of these assets are subject to evaluation under applicable phases of our year 2000 initiative.

         In addition, we have sent letters to the majority of suppliers of non-IT assets and IT assets controlled by business functions other than the IS Group. We are reviewing these responses to evaluate the assertions from the vendors as to their year 2000 compliance status and have elected to seek additional information from some vendors. We are also conducting interface testing between us and vendors who transfer data directly to us.

         We intend to develop contingency plans for any material supplier that does not provide an appropriate response. As a general matter, we are vulnerable to significant suppliers' inability to remedy their own year 2000 issues.

         We also rely, both domestically and internationally, upon government agencies, particularly the Federal Aviation Administration, utility companies, telecommunication service companies and other service providers outside of our control. As part of the year 2000 initiative, we are involved with several national and international associations to pursue common year 2000 objectives. For example, we have been and remain involved, through our participation in the International Air Transport Association and the Air Transport Association of America, in a global and industry-wide effort to understand the year 2000 compliance status of airports, air traffic systems, customs clearance and other U.S. and international government agencies, and common vendors and suppliers. In addition, we continue to monitor publicly available information describing the year 2000 compliance plans and status of our vendors. But we cannot assure you that suppliers, governmental agencies or other third parties will not suffer a year 2000 business disruption. Such failures could have a material adverse affect on our financial condition, liquidity or results of operations.

         We are aware that the media and other third parties have reported that year 2000 compliance activity is generally considered to be further ahead in the United States than in other countries. We continue to monitor these reports and to evaluate the possible impact of year 2000 events outside of the United States on our operations. We have included contingency planning for international operations in our overall contingency planning process.

         In addition, we have retained independent consultants to assess whether the year 2000 initiative, if appropriately implemented, can result in our year 2000 readiness, and our progress on the year 2000 initiative. If our consultants determine that the year 2000 initiative will not adequately lead to year 2000 readiness, they will provide recommendations for appropriately adjusting the year 2000 initiative. Our consultants continue their periodic review of our progress.

         Testing

         As part of the year 2000 initiative, we maintain a testing program to determine whether our business-critical IT and non-IT assets are year 2000 ready. Our testing program is conducted in three stages:

         o The initial stage -- "unit testing" -- consists of testing individual systems (units) for year 2000 readiness. Unit testing includes, for example, testing a particular application to ensure that it correctly manipulates dates and date-related data and properly operates in a year 2000 ready environment. Following successful completion of unit testing, a system will move into stage two.

         o Stage two -- "integration testing" -- includes testing interfaces between systems units to ensure that these interfaces will correctly send and receive date-related data. Stages one and two are included in phase four of the overall year 2000 initiative. All business critical IT and non-IT assets are subjected to the first two testing stages. After successful completion of phases four and five of the year 2000 initiative, our testing program is subjected to independent review and verification by our internal auditors in conjunction with phase six of the year 2000 initiative.

         o Some business critical IT and non-IT assets also are subjected to the third stage of our testing program -- "end-to-end testing." We are well into our end-to-end testing program and plan to complete substantially all of this testing for business critical IT assets by July 31, 1999. In addition, we maintain a change management process to ensure that remediation efforts have not adversely affected functionality and to retest units or systems after changes where appropriate.

         We currently are deploying IT and non-IT assets that have completed at least the fifth phase of our year 2000 initiative and will continue that process throughout 1999. We have not deferred any major information technology projects as a result of the implementation of our year 2000 initiative, although we may have incurred an opportunity cost in dedicating resources to year 2000 compliance activities rather than other endeavors. We have elected to halt the deployment of new releases, upgrades or implementation of information technology assets from October 1, 1999 to January 31, 2000, to facilitate our ability to manage year 2000-related concerns.

         Costs to Address the Year 2000 Issue

         We estimate that we have spent approximately $66 million through March 31, 1999 on implementation of the year 2000 initiative, with the majority of the work being performed by our employees. We have incurred the majority of these costs in repairing software components. We expect to spend an estimated additional $40 million to complete the year 2000 initiative.

         These costs do not yet include all of the costs of preparing or implementing year 2000 contingency plans currently under development. Currently, we estimate that we will incur approximately $3 million to $5 million in out-of-pocket costs in connection with our contingency planning efforts. In addition, a portion of the salary and benefits payable to our employees assigned to contingency planning activities will be allocated to year 2000 costs. We currently expect that our year 2000 contingency plans will call for our employees to be involved in such contingency planning activities as command center staffing, plan implementation at operating locations and the additional testing of IT and non-IT assets before and during the millennium weekend.

         We also are incurring costs in connection with the assessment and remediation of IT assets and non-IT assets that are not business critical. Our management believes that the costs associated with these activities are significantly less than the costs of our year 2000 initiative.

         These are our management's best estimates and may be revised as additional information becomes available. We intend to fund all costs associated with our year 2000 efforts from operations.

         Risks Presented by the Year 2000 Issue

         Our failure to appropriately address a material year 2000 issue, or the failure by any third parties who provide goods or services that are critical to our business activities to appropriately address their year 2000 issues, could have a material adverse effect on our financial condition, liquidity or results of operations. To date, we have not identified any material IT or non-IT assets critical to our operations that present a material risk of not being year 2000 ready or that cannot be replaced with a suitable alternative. As the year 2000 initiative proceeds, however, it is possible that we may identify assets or third-party providers that do present a risk of a year 2000-related disruption. Although there is inherent uncertainty in the year 2000 problem, we expect that the year 2000 initiative will significantly reduce our level of uncertainty about our year 2000 issues. At this point, we believe that our most reasonably likely worst case scenario will result from challenges presented by year 2000 disruptions experienced by third parties, such as suppliers, customers or government agencies. We are particularly focused on possible concerns with the year 2000 compliance status of third parties located outside the United States, such as air traffic control systems, customs brokerages, international airports, utility service providers, governmental support structure and the like. A significant disruption in services provided by such a third-party could have a material adverse impact on our financial condition, liquidity or results of operations.

         Contingency Plans

         We have established a Contingency Plan Committee to monitor and address the development of contingency plans. The year 2000 initiative calls for us to conduct risk assessment reviews to determine whether contingency plans should be developed. Under this process, a contingency plan with respect to a system may be required for reasons other than an expectation of failure, such as, for example, the importance of a business process. Certain business units have completed various risk assessment reviews and are in the process of developing year 2000 contingency plans required by these reviews. In addition, we maintain and deploy contingency plans designed to address various other potential business interruptions as a normal course of business. These plans may be applicable to address the interruption of support provided by third parties resulting from their failure to be year 2000 ready.

         We have also elected to establish Command and Control Centers at key operational locations and at other regional centers of operations, to facilitate management of year 2000 events.

                               INDUSTRY OVERVIEW


         The package delivery business has evolved rapidly over the last two decades, driven by the integration of world markets, the rationalization of corporate supply chains and the implementation of enterprise software and Internet-based information technology solutions. The ability to provide time-definite delivery options and process and transfer information increasingly determines success. Customer demands for real-time information processing and worldwide distribution and logistics capabilities favor large, global companies with integrated services. These trends are driving increased consolidation in the industry.

         Customers increasingly focus on the timing and predictability of deliveries rather than the mode of transportation. As customers re-engineer the total distribution process, which includes order processing, administration, warehousing, transportation and inventory management, they are attempting to reduce the most expensive and fastest growing component -- inventory carrying costs. Time-definite transportation, which is no longer limited to air express, has become a critical part of just-in-time inventory management and improving overall distribution efficiency.

         Technology advances have made it easier for companies to analyze and compare distribution options. Rapid advances in technology have also helped move the traditional business model where manufacturers "pushed" products into the supply chain, often based on incomplete information, toward a model where end-user demand "pulls" products into the supply chain. This evolution has placed greater demands on transportation systems for visibility of information at all stages of the order/delivery process, because time-to-market is becoming a key component of financial and operating success.

         As a result of these changes, individual shipments are generally smaller but more frequent, and a greater proportion of products is being delivered directly to end-users. Customers expect high performance levels and broad product offerings as they seek to optimize supply chain solutions. We believe that these trends will benefit companies like UPS, with global reach, diverse product portfolios, extensive residential delivery capabilities and sophisticated tracking and information technology.

Time-Definite Package Delivery

         Delivery of packages to a specific destination at a guaranteed time has been the growth engine for the package delivery industry over the past decade. Time-definite service has grown from 4% of the U.S. parcel delivery market in 1977 to over 60% today. Time-definite service has grown from just under 10 billion revenue ton miles in 1989 to over 14 billion revenue ton miles in 1997, for a compound annual growth rate of 4.3%, while charter, scheduled mail and scheduled freight have remained relatively flat during that period. Internationally, however, time-definite service represents only 6% of the parcel delivery market, demonstrating the potential for substantial growth.

Logistics, Supply Chain Management and Integrated Services


         Many businesses have decided to outsource the management of all or part of their supply chain. As a result, third-party logistics providers, such as UPS, have become extensively involved in the full range of customer supply chain functions. Third-party services include order fulfillment, freight bill auditing and payment, cross-docking, product marking, labeling and packaging, inventory and warehouse management, parts return and repair and the actual physical movement of goods. The domestic third-party logistics market was estimated to be between $18 billion and $20 billion in 1998, or about 4% of an estimated $450 billion in contractible logistics dollars. We believe the third-party portion of this market will continue to grow significantly over the next several years. Finally, we believe that the third-party logistics market is highly fragmented and likely to experience consolidation.

Industry Trends

         The key industry trends are:

         Globalization. The growing demand for global consumer brands, the increasing number of multinational corporations, global sourcing and the breaking down of trade barriers have all spurred substantial growth in cross-border delivery. As a result, international freight traffic has grown consistently at a rate three times that of United States domestic freight traffic.

         The use of express services in Europe is estimated to be about half as prevalent as in the U.S., but further opening of European trade markets is likely to lead to substantial growth in European cross-border deliveries. In addition, the European Commission is expected to consider deregulation of European mail markets by 2003. In Asia and Latin America, growth in package deliveries continued throughout the recent economic difficulties.

         Increased Need for Time-Definite Services. The need for just-in-time and other time-definite delivery has increased as a result of the globalization of manufacturing, greater implementation of demand-driven supply chains, the shortening of product cycles and the increasing value of individual shipments. It is estimated that 46% of all goods in the U.S. will be shipped just-in-time by the year 2000, up from 17% in 1994. Companies have also recognized that increased spending on time-definite delivery services can reduce total distribution costs by reducing inventory levels and inventory loss, either through shrinkage, spoilage or obsolescence.


         Significant Advances in Technology. There has been dramatic growth in the utilization of e-commerce by both consumers and businesses for the transfer of goods. Consumers who use the Internet for home shopping and other services shop across borders and require global delivery capabilities. According to Forrester Research, $80 billion in goods were purchased globally over the Internet in 1998, and this figure is expected to reach over $3.2 trillion in 2003. Of this $80 billion, 80% to 85% represented business-to-business sales, with the remainder representing business-to-residential sales.

         Customers are demanding increasingly complex supply chain management solutions that require more sophisticated information technology systems. Major manufacturers require increased precision in delivery time, and customers demand precise tracking and timely information about potential service disruptions. As a result, third-party providers need increasing amounts of capital and technological know-how.

         Industry Consolidation. The industry has become increasingly dominated by large integrated carriers that provide seamless services, including pick-up and delivery, shipment via air and/or road transport and customs clearance. The pace of consolidation in the package delivery industry has increased on a global scale, particularly in Europe, due to the following factors:

         o the need for global distribution networks, large vehicle fleets, global information technology systems and the resources necessary for their development or acquisition

         o     customers' desire for integrated services

         o high growth in the international and cross-border delivery segments

         o     deregulation of European delivery markets

         Industry participants are acquiring, merging with or forming alliances with partners that can expand global reach, breadth of services or technological capabilities in order to better enable those participants to compete in a rapidly changing global environment. In particular, government-run post offices have made several recent alliances with and acquisitions of private-sector companies. Post offices, which still maintain numerous advantages over private-sector companies, create significant challenges for competitors worldwide.

                                   BUSINESS

Overview


         We are the world's largest express carrier, the largest package delivery company and a leading global provider of specialized transportation and logistics services. We deliver over 12 million packages each business day for more than 1.6 million shipping customers to six million consignees. In 1998, our 330,000 employees delivered more than three billion packages and documents worldwide, generating revenues of $24.8 billion and net income of $1.7 billion.

         Our primary business is the delivery of time-definite packages and documents throughout the United States and in over 200 other countries and territories. In addition, we provide logistics services, including integrated supply chain management, for major companies worldwide. We are the industry leader in the delivery of goods purchased over the Internet, and we seek to position ourselves as an indispensable branded component of e-commerce.

         We were founded in 1907 by James E. Casey in order to provide private messenger and delivery services in the Seattle, Washington area. Over the past 92 years, we have expanded our small regional parcel delivery service into a global company with a strategic focus on the movement of goods, information and funds. Casey fostered the development of our employee ownership culture when he initiated employee stock ownership in 1927. Today, we have established a vast and reliable global transportation infrastructure, developed a comprehensive, competitive and guaranteed portfolio of services, and consistently supported these services with advanced technology.

Competitive Strengths

         We have the following competitive strengths:

         Global Reach and Scale. We believe that our integrated worldwide ground and air network is the most extensive in the industry. We operate about 149,000 delivery vehicles and over 500 airplanes. Our integrated end-to-end delivery system carries an estimated 6% of the U.S. gross domestic product and covers about 99% of U.S. businesses and virtually all U.S. residential addresses. We have invested billions of dollars in information technology, a fleet of airplanes and many other improvements across our vast global delivery network. We are now the tenth largest airline in North America, with our primary air hub in Louisville, Kentucky.

         We established our first international operation when we entered Canada in 1975, and we first entered Europe in 1976 when we established a domestic operation in West Germany. In the 1980s and early 1990s, we expanded our operations throughout Europe, as we identified the opportunities presented by the development of the single market and responded to the need for pan-European delivery services. Today, we offer the broadest portfolio of time-definite services available, ranging from same-day service to logistics solutions for total supply chain management. We currently have what we believe is the most comprehensive integrated delivery and information services portfolio of any carrier in Europe.

         In the last decade, we entered into more than two dozen alliances with various Asian delivery companies and currently serve more than 40 Asia Pacific countries and territories. Our primary focus has been on the transport of express packages to and from the region, and volumes remained strong throughout the recent economic downturn. We have also established operations in Latin America and the Caribbean, and are positioned to capitalize upon the growth potential there. This was most recently exemplified by our agreement to acquire the assets and air routes of Challenge Air Cargo. In addition, we have formed alliances with more than 50 service partners in countries throughout our Americas region.

         In 1998, Fortune magazine recognized us as the World's Most Admired Global Mail, Package and Freight Delivery Company. The Fortune magazine survey also ranked us as the fourth most admired U.S. company overall.

         Distinctive People and Culture. Our loyal and capable people are our most valuable asset. We believe that the dedication of our employees results in large part from our distinctive "employee-owner" concept. Our employee stock ownership tradition dates from 1927, when founder Jim Casey, who believed that employee stock ownership was a vital foundation for successful business, first offered stock to UPS employees. To facilitate stock ownership by employees, we have maintained several stock-based compensation plans. Currently, employees and retirees own about two-thirds of our total outstanding shares, and the founders' families and foundations own the remaining shares. Following the public offering that is contemplated as part of the proposed change in our capital structure, the current UPS shareowners will own about 90% of our total outstanding shares and will control about 99% of the vote.

         Complementing our tradition of employee ownership, we also have a long-standing policy of "promotion from within," and this policy has significantly reduced our need to hire managers and executive officers from outside UPS. A majority of our management team began their careers as full-time or part-time hourly UPS employees, and have since spent their entire careers with UPS. Every executive officer, including our CEO, has more than 25 years of service with UPS and has accumulated a meaningful ownership stake in our company. Therefore, our executive officers have a strong incentive to provide effective management of UPS, which will benefit all of our shareowners.

         We have a legacy of commitment to the communities in which our employees live and work. Our many community service activities include:

         o UPS Foundation. Since 1951, our Foundation has provided financial support to alleviate social problems - most notably programs that support family and workplace literacy, food distribution and nationwide volunteerism. Our Foundation also supports high-impact educational and urgent human needs programs.

         o Community Internship Program. For the past 30 years, selected managers have participated in four weeks of intensive community service in underprivileged areas. We designed this initiative to educate managers about the needs of a diverse work force and customer base and to allow these managers to apply their problem-solving skills through four weeks of intense community.

         o Neighbor to Neighbor. Through an ongoing company-wide initiative, we match our employees and their families volunteer efforts with local programs. In 1998, about 30,000 volunteers participated in this program.

         o United Way. Since our first campaign in 1982, we and our employees have contributed over $355 million to the United Way, making us the United Way's second largest corporate giver in the U.S.

         o Welfare to Work. In 1997, we became one of the five founding members of the White House-sponsored Welfare-to-Work program, which places people on public assistance into private sector jobs. We have developed, trained and mentored over 20,000 qualified candidates nationwide for positions at UPS.

         o School to Work. We have introduced a school-to-work program, which promotes education and real-world work experience for at-risk youth.

         Broad, Flexible Range of Distribution Services. We have differentiated ourselves by offering as broad and flexible a range of delivery services to our customers as any provider in the industry. All of our air, international and business-to-business ground delivery service offerings are time-definite and guaranteed. Our portfolio of service offerings enables customers to choose the delivery option that is most appropriate for their requirements.

         Our express air services are complemented by our vast ground delivery system. We believe our ground delivery system provides us with a significant cost advantage over our competitors that ship predominantly by air. For distances that can be covered by delivery vehicle in one night, our ground delivery offers guaranteed overnight delivery service at prices that are as little as one-fourth those of the premium overnight air services. Also, we now include guarantees and date-definite delivery commitments on shipments moving longer distances requiring multiple days, at a lower price than some of our competitors' air-based deferred delivery offerings. In addition, UPS Hundredweight Service offers discounted rates on multiple package ground shipments weighing more than 200 pounds, or air shipments totaling more than 100 pounds. This service is price-competitive with less-than-truckload (LTL) service on shipments up to about 1,000 pounds and includes our full array of information services.


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

         We make guaranteed international shipments to more than 200 countries and territories worldwide, including guaranteed overnight delivery of documents to many of the world's most important business centers. We offer a complete portfolio of time-definite services for customers in major markets.

         We pioneered technologies that allow for secure, encrypted and trackable digital file deliveries over the Internet, such as UPS OnLine Courier in 1998. To make our services more easily available and to integrate our presence on the Web wherever e-commerce is taking place, we have developed a wide range of Internet tools accessible from our website, such as online tracking, rating and service selection, address validation, time in transit detail, package detail upload, shipping and handling and service mapping.

         Brand Equity. We have built strong brand equity by being a leader in quality service and product innovation in our industry. A recent survey of senior business executives, called Image Power(R), rated UPS as the second strongest business-to-business brand in the U.S., behind Microsoft. Among the factors that contribute to our brand equity are our:

         o friendly, professional delivery employees and familiar brown delivery vehicles

         o     long history of service reliability

         o     comprehensive service portfolio

         o     state-of-the-art technology

         o     history of innovation and industry firsts

         o     competitive pricing

         o consistent advertising and communications to customers and the public about our evolving capabilities

         o longstanding and significant contributions to the communities in which we live and work

         Our brand has successfully made the transition from a U.S.-based ground delivery company to a global time-definite service provider with the ability to launch innovative new products and services around the globe. For example, we were the first company to offer guaranteed next business day delivery of packages and documents by 8:00 a.m. or 8:30 a.m., the first full service carrier to introduce same-day delivery services in the U.S. and the first company to provide guaranteed nationwide ground service in the U.S. Increasingly, our customers recognize that UPS is not just a reliable carrier of packages, but an innovator of transportation and information-based business solutions on a broadening global scale.


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


         One of the many ways that we have supported our brand is through sponsorship arrangements, such as our status as the official package delivery company of the National Football League in the U.S. and globally as a Worldwide Olympic Partner. We have been Fortune magazine's Most Admired Transportation Company in the mail, package and freight category for 16 consecutive years.

         Customer Relationships. We serve the ongoing package distribution requirements of our customers worldwide, and provide additional services that both enhance customer relationships and complement our position as the foremost provider of package distribution services. Our current volume mix is about 80% business-to-business, and our customer base includes all of the Fortune 1000 companies.

         We focus on building and maintaining long-term customer relationships. We provide automatic daily pick-up services at the request of over 1.6 million shipping customers. In addition, thousands of our other customers access us daily through on-call pick-up for air delivery services, 51,000 letter drop-boxes and 30,000 independently owned shipping locations. We also have affinity relationships with 486 professional associations.

         We place significant importance on the quality of our customer relationships and conduct comprehensive market research to monitor customer service. Since 1992, we have conducted telephone interviews with shipping decision makers virtually every business day to determine their satisfaction with delivery providers and perception of performance on key service factors. We use the telephone interview data to develop a statistical model that identifies those service factors that have the greatest impact on improving customer satisfaction, leading to enhanced profitability. The Customer Satisfaction Index allows us to continuously monitor satisfaction levels and helps us to focus our sales and advertising efforts and new service development. The 1998 CSI showed that our customer satisfaction level for domestic service exceeded that of any of our competitors.

          In 1996, we initiated a branded Preferred Customer loyalty program for our top 120,000 accounts. This program provides customer recognition, special communication programs, free trials of new products and services and a designated Preferred Customer associate to help resolve daily issues.

         Our customer focus is exemplified by the fact that we received the 1998 Platinum Pentastar, the most prestigious award that DaimlerChrysler presents to its suppliers. This was the third time that we have been named "best in class" for Chrysler's, and now DaimlerChrysler's, entire supplier base.

         Technology Systems. We have expanded our reputation as a leading package distribution company by developing an equally strong capability as a mover of electronic information. As a result, we are more efficient and price competitive, and we provide better customer solutions.

         We have made significant investments in technology over the past decade. CIO magazine ranked us 35th in the U.S. for our corporate information systems, and we have won two Computerworld Smithsonian Awards for our technology. The state-of-the-art technology that we currently deploy over our network enables us to serve our customers globally in the most efficient ways. This technology provides our customers with total order visibility and improves customer service, receiving, order management and accounting operations.

         The following are examples of our technology:

         o     We built and maintain the world's largest private DB2 database.

         o We incorporated into our central computer system the largest cellular network in the U.S., which we use to transmit delivery information.

         o We recently introduced DIAD III, which provides the fastest and most complete delivery information of any hand-held computer used by any delivery company in the world.

         o We are the only company to provide electronic capture and retrieval of package recipients' signatures.

         o In selected hubs, we have installed sophisticated, automated sortation systems to improve processing speed and operational efficiency.

         o We developed an array of UPS Online Solutions, which are proprietary software and hardware packages that we provide to our customers. UPS Online Solutions enable our customers to send, manage and track their shipments and provide us with electronic package-level detail to support these functions.

         E-Commerce Capabilities. We are a leading participant in and facilitator of e-commerce. We have teamed with other e-commerce leaders to offer fully integrated Web-enabled solutions for our customers. We have integrated our systems with software produced by leading manufacturers of enterprise resource planning (ERP), Internet transactions, e-procurement and systems integration solutions. Our e-commerce alliance partners include AT&T, Harbinger, IBM, Oracle and PeopleSoft. According to Zona Research, we command 55% of the market for the distribution of goods purchased over the Internet.

         Our website strategy is to provide our customers with the convenience of all the functions that they would otherwise perform over the phone or at one of the shipping outlets. The site, www.ups.com, which uses technology to strengthen ties to our customers, includes package tracking (available in 17 languages for the convenience of our international customers, whose business accounted for 13.1% of our 1998 revenue), a quick-cost calculator and a drop-off locator. The multi-language tracking at our website is an industry first.

         We have developed a number of Internet tools accessible from our website. These applications provide simple interfaces for our customers to employ at their own websites in conducting e-commerce with their customers. These tools include enhanced tracking, rate calculation, service selection, address validation, time-in-transit, service mapping and electronic manifesting. Matrix Media and The Economist both rated our website as the top transportation website in the world. Business Marketing's NetMarketing also named our website one of the top 25 business-to-business sites.

         Financial Strength. Our balance sheet gives us financial strength that few companies can match. We are one of the few companies -- and the only transportation company -- with a triple-A credit rating from both Standard & Poor's and Moody's. This credit rating reflects the strength of our competitive position, our consistent earnings and cash flow growth and our conservative balance sheet. As of March 31, 1999, we had a balance of cash, cash equivalents and marketable securities of approximately $3.3 billion and shareowners' equity of $7.8 billion. Long-term debt was $2.1 billion, slightly lower than at the end of 1998. Our financial strength has given us the resources to achieve global scale and to make needed investments in technology and fleet to position us for growth.

Growth Strategy

         Our growth strategy is designed to take advantage of our competitive strengths while maintaining our focus on meeting or exceeding our customers' requirements. The principal components of our growth strategy are as follows:

         Expand Our Leadership Position in Our Core Domestic Business. Our U.S. package operation is the foundation of our business and the primary engine for our future growth. We believe that our tradition of reliable parcel service, our experienced and dedicated employees and our unmatched delivery system provide us with the advantages of reputation, service quality and economies of scale that differentiate us from our competitors. Our strategy is to increase core domestic revenues through cross-selling of our existing and new services to our large and diverse customer base, to limit the rate of expense growth and employ technology-driven efficiencies to improve operating profit. Our core business is also a springboard for our growth in all other areas, including international, logistics, supply chain management and e-commerce.

         We plan to focus on maintaining and improving service quality, meeting customer demands and providing innovative service offerings in order to continue to grow domestic package revenues. A good example of this is last year's introduction of the first nationwide guaranteed ground package delivery service.

         Continue International Expansion. We have built a strong international presence through significant investments over a number of years. In 1998, our international package operations generated $3.2 billion of revenue and became profitable. The international package delivery market has grown, and continues to grow, at a faster rate than the U.S. market.

         Europe remains our largest regional market outside of the U.S., accounting for more than half of our international revenue. As the European Community evolves into a single


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

marketplace, with well-established regional standards and regulations, we believe that our business will benefit from additional growth within Europe as well as continued growth in imports and exports worldwide. We plan to solidify and expand our market position in Europe, where we have already completed a pan-European network. We have introduced new aircraft and additional capacity in Europe to support volume growth and add flexibility to our European air operations. In addition, we have gained operating rights, enhanced our European hubs and supported the Express Shuttle, a high-speed rail project that would facilitate the use of rail transportation of packages throughout Europe. We believe that we have the strongest portfolio of pan-European services of any integrated carrier in Europe, combining time-definite delivery options and related information capabilities. We plan to continue to expand our service offerings in Eastern Europe and the Middle East.

         In Asia, we primarily focus on the movement of express packages to and from, as opposed to within, that region, and volumes remained strong throughout the recent economic downturn. We are investing in our Asian air network to enhance our operations. We recently developed new multi-million dollar hubs in Hong Kong and Taiwan. We also acquired operating rights to provide service to points in Asia and beyond from Tokyo, and we are seeking to acquire additional air operating authority from a number of countries.

         We believe that there is significant untapped potential in Latin America for us to expand our service offerings. To this end, we are introducing overnight delivery between key cities in the Mercosur and other trade blocs; introducing 8:00 a.m. delivery to the U.S., Canada and Europe; and launching domestic express service in selected markets. Most importantly, through our recently announced agreement to acquire the assets and air routes of Challenge Air Cargo, we will become the largest cargo carrier in Latin America. This position will enable us to further develop our cargo business and provide advantages in pursuit of additional express package volume, a market which is less developed in the region.

         Provide Comprehensive Logistics and Supply Chain Solutions. Many businesses have decided to outsource the management of all or part of their supply chain to cut costs. The domestic third-party logistics market was estimated to be between $18 billion and $20 billion in 1998, and this market is expected to grow at 15% to 20% annually. We believe that we are well positioned to capitalize on this growth for the following reasons:

         o We now redesign and operate supply chains for major companies in 48 countries, with about five million square feet of distribution space and 35 centralized locations worldwide.

         o By combining supply chain re-engineering, information systems integration and comprehensive global logistics services, we reach beyond the traditional boundaries of transportation and warehousing, improving customers' inventory flows while reducing capital assets, lowering costs and enhancing customer service.

         o Maintaining long-term relationships with our customers allows us to share our expertise in organizing supply chain management, to establish an innovative way to speed the product to market and to recommend to our customers more efficient services for their customers.

         Leverage Our Leading-Edge Technology and E-Commerce Advantage. Forrester Research projects that the worldwide e-commerce business will grow from $80 billion in 1998 to over $3.2 trillion in 2003, for a compounded annual growth rate of 109%. According to Zona Research, we are the preferred shipper for e-commerce, commanding 55% of the total market for the distribution of goods purchased over the Internet. E-commerce is an important part of our future growth because we believe that it will drive smaller and more frequent shipments and provide a strong complement to our core delivery service offerings.

         Our goal is to integrate UPS technology into the business processes of our customers, providing information to assist them in serving their customers and improving their cash flows. We will also use our technology and our physical infrastructure to help provide the operational backbone to businesses striving to create new business models in e-commerce. These new business models will operate in just-in-time or manufacturer-direct distribution modes, which are heavily dependent on smaller, more frequent shipments. In the process, we will gain knowledge of new repeatable business models and market this expertise elsewhere. A key component of this strategy is to establish relationships with technology providers in the areas of ERP, e-procurement, systems integration, market integration and others, to integrate UPS technologies into their solutions and into the websites and systems of their customers.

         To date, our leading-edge technology has enabled our e-commerce partners to integrate our shipping functionality into their e-commerce product suites. Our partners' products are being installed throughout the Internet and these legacy systems should provide us with a competitive advantage. In addition, the UPS technology integrated into our partners' products creates significant value for our customers through reduced cycle times, lower operating costs, improved customer service, enhanced collections and the ability to offer strong delivery commitments.

         Pursue Strategic Acquisitions and Global Alliances. In order to remain the pre-eminent global company in our industry, we will continue to make strategic acquisitions and enter into global alliances. Our public offering will better position us to aggressively pursue strategic acquisitions and enter into global alliances that can:

         o     complement our core business

         o     build our global brand

         o     enhance our technological capabilities or service offerings

         o     lower our costs

         o     expand our geographic presence and managerial expertise

Products and Services

         Domestic Ground Services

         For most of our history, we have been engaged primarily in the delivery of packages traveling by ground transportation. We expanded this service gradually, and today standard ground service is available for interstate and intrastate destinations, serving every address in the 48 contiguous states and intrastate in Alaska and Hawaii. We restrict this service to packages that weigh no more than 150 pounds and are no larger than 108 inches in length and 130 inches in combined length and girth. In 1998, we introduced UPS Guaranteed Ground(SM), which gives guaranteed, time-definite delivery of all commercial ground packages.

         In addition to our standard ground delivery product, UPS Hundredweight Service(R) offers discounted rates to customers sending multiple package shipments having a combined weight of 200 pounds or more, or air shipments totaling 100 pounds or more, addressed to one recipient at one address and shipped on the same day. Customers can realize significant savings on these shipments compared to regular ground or air service rates. UPS Hundredweight Service is available in all 48 contiguous states.

         Domestic Air Services

         We provide domestic air delivery throughout the United States. UPS Next Day Air(R) offers guaranteed next business day delivery by 10:30 a.m. to more than 75% of the United States population, delivery by noon to areas covering an additional 13% and end-of-day delivery to the remainder. We offer Saturday delivery for UPS Next Day Air shipments for an additional fee.

         UPS Early A.M.(R) guarantees next business day delivery of packages and documents by 8:00 a.m. or 8:30 a.m. to more than 55% of the United States population. UPS Early A.M. is available from virtually all overnight shipping locations coast to coast. In addition, UPS Next Day Air Saver(R) offers next day delivery by 3:00 or 4:30 p.m. to commercial destinations and by the end of the day to residential destinations in the 48 contiguous United States.

         UPS SonicAir Best Flight(SM) provides same-day and next-flight-out delivery services to virtually any location in the United States.

         We offer three options for customers who desire guaranteed delivery services but do not require overnight delivery.

         o UPS 2nd Day Air A.M.(R) provides guaranteed delivery of packages and documents to commercial addresses by noon of the second business day.

         o UPS 2nd Day Air(R) provides guaranteed delivery of packages and documents in two business days.

         o UPS 3 Day Select(R) provides guaranteed delivery in three business days. 3 Day Select is priced between traditional ground and air-express services.

         In 1998, we introduced the first reusable Next Day Air letter container, which features a resealable flap and is made from 100% recycled material. We also expanded our On-Call Air Pickup services to 94% of all businesses.

         International Delivery Services

        We deliver international shipments to more than 200 countries and territories worldwide, and we provide guaranteed overnight delivery to many of the world's most important business centers. Throughout 1998, we continued to develop our global delivery and logistics network. We offer a complete portfolio of services that are designed to provide a uniform service offering across major countries. This portfolio includes guaranteed 8:30 a.m. and 10:30 a.m. next business day delivery to major cities, as well as scheduled day-definite ground service. We offer complete customs clearance service for any mode of transportation, regardless of carrier, at all UPS Customhouse Brokerage sites in the U.S. and Canada.

         UPS Worldwide Express(SM) provides door-to-door, customs-cleared delivery to over 200 countries and territories. This service includes guaranteed overnight delivery of documents from major U.S. cities to many international business centers. For package delivery, UPS Worldwide Express provides guaranteed overnight delivery to major cities in Mexico and Canada and guaranteed second business day delivery for packages to over 290 cities in Europe. Shipments to other destinations via UPS Worldwide Express are generally delivered in two business days.

         UPS Worldwide Express Plus(SM) complements our regular express service by providing guaranteed early morning delivery options from international locations to major cities around the world and guaranteed early morning second business day delivery from the United States to over 150 cities in Europe. In February 1998, we introduced two new shipment pricing options for UPS Worldwide Express and UPS Worldwide Express Plus: the UPS 10KG Box(TM) and the UPS 25KG Box(TM). These new options offer a simple, convenient, door-to-door fixed-rate shipping solution for express shipments up to 10 kilograms and 25 kilograms. Customers using this packaging option receive flat rates based on destination.

         We also offer UPS Worldwide Expedited(SM) service, which is designed to meet customers' requirements for routine shipments that do not require overnight or express delivery. From the United States, shipments to Mexico and Canada are delivered in three business days, and shipments to most major destinations in Europe and Asia are generally delivered in four business days. Both UPS Worldwide Express and UPS Worldwide Expedited services are offered between many international locations and from international locations to the United States, providing guaranteed service from international locations that vary from country to country.

         UPS International Standard(SM) service provides scheduled delivery of shipments within and between the European Union countries, within Canada and Mexico and between the United States and Canada. This service includes day-specific delivery of less-than-urgent package shipments. The service offers delivery typically between one and three days, depending on the distance.

         We operate a European air hub in Cologne, Germany and an Asia Pacific air hub in Taipei, Taiwan.

         Non-Package Operations

         We provide other services that are distinct from our package operations, a component of which is UPS Logistics Group, Inc., discussed below. We formed UPS Logistics Group, Inc. in early 1996. It is the parent company for a number of operating subsidiaries.

         UPS Worldwide Logistics(R), Inc., a subsidiary of UPS Logistics Group, Inc., provides third-party supply chain management solutions for a number of industries, including high-tech, telecommunications, apparel, automotive and electronics. It designs and operates basic inventory, warehouse and transportation management services, as well as complex integrated logistics services for its customers' inbound, outbound and international logistics needs. It operates warehouses in the United States, Mexico, Singapore, Hong Kong, Japan, The Netherlands, Germany, Taiwan, France and the United Kingdom, using state-of-the-art information systems that reduce customers' distribution and capital costs.

         Service Parts Logistics. We believe that supply chain management will be a significant new segment of opportunity. Service Parts Logistics brings together a number of our competencies to the management of field service technicians for manufacturers of computers and other office equipment. Our services include call center and technical service hotline management, inventory financing, just-in-time inventory stocking and transportation, and parts repair and return.

         Some of the other subsidiaries of UPS Logistics Group, Inc. are:

         o SonicAir(R), Inc., which provides same-day and next-flight-out delivery services and critical parts warehousing to virtually any location in the United States and locations in more than 180 countries.

         o Roadnet(R) Technologies, Inc., a route scheduling software developer.

         o Diversified Trimodal, Inc., also known as Martrac(R), which transports produce and other commodities in temperature-controlled trailers over railroads.

         o Worldwide Dedicated Services, Inc., which provides dedicated contract fleet management services.

         o PS Truck Leasing(R), Inc., a subsidiary of UPS Logistics Group, Inc., rents and leases trucks and tractors to commercial users under full-service rental agreements. In addition, it provides maintenance for other companies' fleets of vehicles on a contract basis.

         Electronic Services

         We also provide a family of electronic shipping and tracking solutions under the UPS OnLine(R) shipping system. UPS OnLine Office is software that helps shippers streamline their shipping activities. It processes shipments, prints address labels, tracks packages and provides basic management reports from a desktop computer. Office software supports international shipments as easily as domestic shipments and quickly prepares any export documentation. UPS OnLine Professional is designed to support a complex shipping environment with solutions for domestic and international shipping. It combines a powerful shipping and tracking system with sophisticated information management tools. UPS OnLine Tracking software is easily installed on personal computers and provides the user with immediate tracking and delivery information for packages anywhere in the world. Packages can be tracked with a tracking number or the shipper's own reference number. UPS OnLine Host Access provides electronic connectivity between UPS and the shipper's host computer system, linking UPS shipping information directly to all parts of the customer's organization. UPS OnLine Host Access can be used to enhance and streamline the customer's sales, service, distribution and accounting functions by providing direct access to vital transportation planning, shipment status and merchandise delivery information. UPS OnLine Compatible Solutions offer similar benefits to customers using shipping systems supplied by third parties.

         Our website, www.ups.com, brings a wide array of information services to customers worldwide. Package tracking, pick-up requests, rate quotes, service mapping, drop-off locator, transit times and supply ordering services are all available at the customer's desktop. The site also displays full domestic and international service information and provides an avenue for customers to download UPS software.

         UPS Document Exchange(SM), featuring UPS OnLine Courier Service(SM), is a delivery solution that utilizes the Internet as the mode of transport. This service offers features not found in traditional e-mail applications, such as document tracking, version translation, scheduled delivery, delivery confirmation, security options and the ability to carry any type of digital file. This gives customers the ability to send any digitally produced material in a secured environment, which allows them to take advantage of the speed and efficiencies of electronic delivery.

         In April 1998, we established a website at www.ec.ups.com to support our commitment to e-commerce. This site promotes the advantages of e-commerce and spotlights our unique position with regard to the facilitation of commerce.

         Delivery Service Options

         We offer additional services such as Consignee Billing, Delivery Confirmation and Call Tag Service to those customers who require customized package distribution solutions. We designed Consignee Billing for customers who receive large volumes of merchandise from a number of vendors. We bill these consignee customers directly for their shipping charges, enabling the customer to obtain tighter control over inbound transportation costs. Delivery Confirmation provides automatic confirmation and weekly reports of deliveries and is available throughout the United States and Puerto Rico. Immediate confirmation is also available upon request. Call Tag Service provides prompt pick-up and return of packages previously delivered by UPS from any address in the 48 contiguous states.

Sales and Marketing


         Our sales force consists of about 3,500 account executives worldwide, spread across our 15 regions. Account executives, except for regional management account executives, are further allocated to individual operating districts. We have an organization of regionally based account managers, who report directly to our corporate office, for our biggest multi-site customers.

         We recently instituted our new Sales Force 2000 initiative, which realigned our sales force based on an assessment of customer revenue and potential. Account responsibilities were rationalized, and account executives' workloads were distributed based on the size and strategic importance of individual customers.

         We are also in the process of providing each of our account executives with laptop computers loaded with our proprietary "Link" account management software. These systems will provide account executives with useful productivity tools, and we have determined that the systems increase the time our account executives are able to spend with customers and potential customers and improve their overall effectiveness.

         In addition to our general sales force, we have overlaid three supplemental sales forces: International Business, focused on international business out of major U.S. business centers; UPS HundredWeight Service(SM) business; and e-commerce. Within these specialty sales forces, the account executives report to their respective districts. Our logistics operations and other subsidiaries maintain their own sales forces.

         Our marketing organization is organized along similar lines. We generally advertise and promote our company on a national and global basis, with major decisions made out of corporate headquarters. Individual regions and districts also engage in local marketing and promotions to varying degrees.

         Our marketing operation is also charged with district/regional business planning and determination of appropriate discounts and other customer incentives. Each district or region is given a substantial degree of flexibility to vary the prices of our products and services before being required to seek approval from higher management.

Employees

         During 1998, we employed over 330,000 employees. We were recently named one of Fortune magazine's Diversity Elite - one of the 50 best companies for Asians, Blacks and Hispanics.

         Approximately 89,000 full-time and 116,000 part-time employees are represented by various labor unions, primarily the International Brotherhood of Teamsters. We and the Teamsters are parties to a five-year master agreement that expires July 31, 2002. This is the longest agreement we have ever reached with the Teamsters. In addition, we employ about 2,100 pilots represented by the Independent Pilots Association. We and the Independent Pilots Association have an eight-year agreement that becomes amendable on January 1, 2004.

         We believe that our relations with our employees are good.

Properties and Facilities

         We own our headquarters, which are located in Atlanta, Georgia and consist of about 735,000 square feet of office space on an office campus.

         We also own our 29 principal U.S. package operating facilities, which have floor spaces that range from about 354,000 to 693,000 square feet. In addition, we have a 1.9 million square foot operating facility near Chicago, Illinois, which is designed to streamline shipments between East coast and West coast destinations.

         We also own about 730, and lease about 873, smaller operating facilities, throughout the United States for our package operations. The smaller of these facilities have vehicles and drivers stationed for the pickup of packages and facilities for the sorting, transfer and delivery of packages. The larger of these facilities have additional facilities for servicing our vehicles and equipment and employ specialized mechanical installations for the sorting and handling of packages. We also own or lease other facilities that support our international package and non-package operations. We believe our facilities are adequate to support our current operations.

         Our aircraft are operated in a hub and spokes pattern in the United States. Our principal air hub in the United States is located in Louisville, Kentucky, with regional air hubs in Columbia, South Carolina, Dallas, Texas, Hartford, Connecticut, Ontario, California, Philadelphia, Pennsylvania, and Rockford, Illinois. These hubs house facilities for the sorting, transfer and delivery of packages. Our Louisville, Kentucky hub handles the largest volume of packages for air delivery in the United States. Our European air hub is located in Cologne, Germany, and our Asia-Pacific air hub is in Taipei, Taiwan. Regional air hubs in Canada include facilities in Hamilton, Ontario and Montreal, Quebec. Our new automated sorting facility, "Hub 2000," is currently under construction in Louisville, Kentucky, and we expect it to commence partial operations in 2000. We expect this new facility to increase our hub capacity by over 40% in Louisville.

         Our computer operations are consolidated in a 435,000 square foot leased facility, the Ramapo Ridge facility, which is located on a 39-acre site in Mahwah, NJ. We have leased this facility for an initial term ending in 2019 for use as a data processing, telecommunications and operations facility. We also own a 160,000 square foot facility located on a 25-acre site in the Atlanta, Georgia area, which serves as a backup to the main computer operations facility in New Jersey. This facility provides production functions and backup capacity in case a power outage or other disaster incapacitates the main data center. It also helps us to meet communication needs.

Fleet

         Aircraft


         As of December 31, 1998, our fleet consisted of the following 536 aircraft:


                                           Number         Number Leased        Number         Under Option
                Description                Owned           from Others        on Order

McDonnell-Douglas DC-8-71............          23                --                --                --
McDonnell-Douglas DC-8-73............          26                --                --                --
Boeing 727-100.......................          51                --                --                --
Boeing 727-200.......................          10                --                --                --
Boeing 747-100.......................          12                --                --                --
Boeing 747-200.......................           4                --                --                --
Boeing 757-200.......................          64                 9                 2                --
Boeing 767-300.......................          21                 6                 3                --
Airbus A300-600......................          --                --                30                30
Other................................          --               310                --                --
                                              ---               ---               ---               ---
Total................................         211               325                35                30
                                              ===               ===               ===               ===

         We maintain an inventory of spare engines and parts for each aircraft.

         All of the aircraft we own meet Stage III federal noise regulations, and can operate at airports that have aircraft noise restrictions. We became the first major airline to successfully operate a 100% Stage III fleet more than three years in advance of the date required by federal regulations.

         During 1998, we took delivery of two Boeing 747-200, three Boeing 757-200 and five Boeing 767-300 aircraft. We also exercised options to purchase ten Boeing 757- 200 aircraft that we previously accounted for under operating leases. We have firm commitments to take delivery of two Boeing 757-200 and three Boeing 767-300 aircraft in 1999. We also have firm commitments to purchase four Airbus A300-600 aircraft during 2000 and 26 Airbus A300-600 aircraft between 2001 and 2005, and we have options to purchase 30 Airbus A300-600 aircraft between 2002 and 2009.

         Because of our maintenance schedules, and our fewer daily flight cycles as compared to commercial passenger airlines, we do not anticipate the need to retire any currently owned aircraft in the next ten years.

         Vehicles

         We operate a fleet of about 149,000 delivery vehicles, ranging from panel delivery vehicles to large tractors and trailers, including about 1,400 temperature-controlled trailers owned by Martrac and about 4,000 vehicles owned by UPS Truck Leasing.

         Our management believes that these aircraft and vehicles are adequate to support our operations over the next year.

Safety

         We promote safety throughout our operations.

         Our Automotive Fleet Safety Program is built with the following components:

         o Selection. Six out of every seven drivers come from our part-time ranks. Therefore, many of our new drivers are familiar with our philosophy, policies, practices and training programs.

         o Training. Training is the cornerstone of our Fleet Safety Program. Our approach starts with training the trainer. All trainers undergo a rigorous training workshop to ensure that they have the skills and motivation to effectively train novice drivers. The first 30 days of a new driver's employment includes eight hours of classroom "space and visibility" training followed by three safety training rides integrated into their training cycle.

         o Responsibility. Our operations managers are responsible for their drivers' safety records. We investigate every accident. If we determine that the accident could have been prevented, we re-train the driver.

         o Preventive Maintenance. An integral part of our Fleet Safety Program is a comprehensive Preventive Maintenance Program. Our fleet is tracked by computer to ensure that each vehicle is serviced before a breakdown or accident can occur.

         o Honor Plan. A well-defined safe driver honor plan recognizes and rewards our drivers when they achieve success. We currently have about 2,850 drivers who have driven for 25 years or more without an avoidable accident.

         Our workplace safety program consists of a comprehensive health and safety program that is monitored by our employee-management health & safety committees. The workplace safety process focuses on employee conditioning and safety-related habits. We enlist employees' help in designing facilities and work processes.

Competition

         We are the largest package distribution company in the world, in terms of both revenue and volume. We offer a broad array of services in the package delivery industry and therefore compete with many different companies and services on a local, regional, national and international basis. These competitors include the postal services of the United States and other nations, various motor carriers, express companies, freight forwarders, air couriers and others. Our major competitors include Federal Express, the United States Postal Service, RPS, Inc., Airborne Express and DHL Worldwide Express.

         Competition is increasingly based on a carrier's ability to integrate its distribution and information systems with its customers' systems to provide unique transportation solutions at competitive prices. We rely on our vast infrastructure and service portfolio to attract and maintain customers. As we move into the logistics and other non-package areas, we compete with a number of participants in the logistics, financial services and information technology industries.

Government Regulation

         Both the Department of Transportation and the Federal Aviation Administration regulate air transportation services.

         The DOT's authority relates primarily to economic aspects of air transportation, such as discriminatory pricing, non-competitive practices, interlocking relations or cooperative agreements. The DOT also regulates, subject to the authority of the President of the United States, international routes, fares, rates and practices, and is authorized to investigate and take action against discriminatory treatment of United States air carriers abroad. The FAA's authority relates primarily to safety aspects of air transportation, including aircraft standards and maintenance, personnel and ground facilities. In 1988, the FAA granted us an operating certificate, which remains in effect so long as we meet the operational requirements of federal aviation regulations.

         The FAA has issued rules mandating repairs on all Boeing Company and McDonnell-Douglas Corporation aircraft that have completed a specified number of flights, and has also issued rules requiring a corrosion control program for Boeing Company aircraft. Our total expenditures under these programs for 1998 were about $16.4 million. The future cost of repairs pursuant to these programs may fluctuate. All mandated repairs have been completed or are scheduled to be completed within the timeframes specified by the FAA.

         Our ground transportation of packages in the United States is subject to the DOT's jurisdiction with respect to the regulation of routes, and both the DOT's and the states' jurisdiction with respect to the regulation of safety, insurance and hazardous materials. We are subject to similar regulation in many foreign jurisdictions.

         Postal Rate Proceedings

         The Postal Reorganization Act of 1970 created the postal service as an independent establishment of the executive branch of the federal government, and vested the power to recommend domestic postal rates in a regulatory body, the Postal Rate Commission. We believe that the postal service consistently attempts to set rates for its monopoly services, particularly first class letter mail, above the cost of providing these services, in order to use the excess revenues to subsidize its expedited, parcel, international and other competitive services. Therefore, we participate in the postal rate proceedings before the Postal Rate Commission in an attempt to secure fair postal rates for competitive services.

         On June 29, 1998, the Postal Service Board of Governors adopted, with minor exceptions, the Postal Rate Commission's Recommended Decision in the general rate case filed by the postal service in 1997. On July 13, 1998, we filed a notice of appeal with the United States Court of Appeals for the District of Columbia, claiming the Postal Rate Commission erred in the treatment of air transportation costs associated with the movement of parcel post packages in the state of Alaska and Priority Mail's contribution to covering institutional (overhead) costs. The appeal is pending.

         Legislation has been proposed that would result in significant amendments to the Postal Reorganization Act. If adopted, it would introduce a form of rate-cap regulation of monopoly services, loosen regulation of competitive services and, for some matters, strengthen the powers of the Postal Rate Commission.

         Environmental Regulation

         The Clean Air Act Amendments of 1990 require a ten-year phase-in of clean-fuel vehicles by some fleets in urban areas with the worst air quality problems. We began a project in 1989 using clean compressed natural gas as a fuel in some package cars. By the end of 1998, more than 850 UPS package cars were running on compressed natural gas in various cities. The EPA's final rules under the Clean Air Act Amendments of 1990 established regulations governing the exemption of clean fuel fleet vehicles from some transportation control measures. The regulations exempt clean fuel vehicles, such as our compressed natural gas vehicles, from urban transportation control measures, which include truck bans and time-of-day restrictions. The regulations also permit the compressed natural gas vehicles to travel in high occupancy vehicle lanes, if they meet emission criteria.

         All of the aircraft we own meet Stage III federal noise regulations.

Litigation

         During the second quarter of 1995, we received a Notice of Deficiency from the United States Internal Revenue Service asserting that we are liable for additional tax for the 1983 and 1984 tax years. The Notice of Deficiency is based in large part on the theory that we are liable for tax on income of Overseas Partners Ltd., a Bermuda company, which has reinsured excess value package insurance purchased by our customers from unrelated insurers. The tax deficiency sought by the IRS relating to package insurance is based on a number of theories, which we believe are inconsistent, and ranges from $8 million to $35 million, plus penalties and interest for 1984. In August 1995, we filed a petition in the United States Tax Court in opposition to the Notice of Deficiency related to the 1983 and 1984 tax years. The matter was tried before the Tax Court in late 1997.

         During the first quarter of 1999, the IRS issued two additional Notices of Deficiency asserting that we are liable for additional tax for the 1985 through 1987 tax years and the 1988 through 1990 tax years. In all cases, the primary assertions by the IRS relate to the reinsurance of excess value package insurance. The tax deficiency sought by the IRS relating to package insurance for these periods ranges, based on alternative theories, from $115 million to $121 million for the 1985 through 1987 tax years, and from $131 million to $138 million for the 1988 through 1990 tax years, plus in each case penalties and interest. The IRS has based its assertions on the same theories included in the 1983-1984 Notice of Deficiency.

         In addition to package insurance, the IRS has raised a number of other issues relating to the timing of deductions, the characterization of expenses as capital rather than ordinary and our entitlement to the Investment Tax Credit and the Research Tax Credit in the 1983 through 1990 tax years. We estimate the amounts at issue with respect to these additional items at approximately $12 million in tax for the 1983 and 1984 tax years, $88 million in tax for the 1985 through 1987 tax years and $245 million in tax for the 1988 through 1990 tax years, plus in each case penalties and interest. The majority of these adjustments are timing adjustments that would reverse in future years. We have filed petitions with the Tax Court in opposition to the Notices of Deficiency. The IRS may take positions similar to those described above for periods subsequent to 1990. We believe the eventual resolution of the matters raised by the IRS will not result in a material adverse effect upon our financial condition.

         We are a defendant in various employment-related lawsuits. In one of these actions, which alleges employment discrimination by UPS, class action status has been granted, and the United States Equal Employment Opportunity Commission has been granted the right to intervene. We are also a defendant in various other lawsuits that arose in the normal course of business. In our opinion, none of these cases is expected to have a material adverse effect upon our financial condition.

                      THE MERGER, THE PUBLIC OFFERING AND
                               THE TENDER OFFER

The Merger

         How It Will Work

         Old UPS currently owns all of New UPS's (United Parcel Service, Inc.) common stock, and New UPS currently owns all of ___________'s common stock. When Old UPS merges with -------------:

         o Old UPS will survive the merger, and ____________ will cease to exist

         o all of Old UPS's outstanding common stock will automatically convert into New UPS's class A common stock, and Old UPS's current shareowners will own all of New UPS's class A common stock

         o     New UPS will own all of Old UPS's common stock

         The result will be that our current shareowner-owned company, Old UPS, will become a subsidiary of New UPS, and you will own New UPS Class A common stock instead of Old UPS common stock. The new shareowner-owned company, New UPS, will have a new certificate of incorporation and bylaws, while Old UPS's certificate of incorporation will remain unchanged.

         We believe that New UPS's capital structure will help preserve the best aspects of our employee-owned and owner-managed culture while providing us with a publicly traded equity security that we could use for strategic alliances and acquisitions in important markets around the world. You no longer will be required to offer your shares to us before you can sell them to third parties. And we are seeking to terminate the right of recall by terminating the Managers Stock Trust, the Employees Stock Trust and similar Trusts. See "Purposes of the Merger."

         New UPS's Certificate of Incorporation

         New UPS's certificate of incorporation will be different from our current certificate of incorporation in the following principal ways:

         o it will replace the current common stock with class A-1 common stock, class A-2 common stock, class A-3 common stock and class B common stock

         o it will eliminate the requirement that you must offer your shares to us for purchase before you can sell them to third parties

         o it will modify our "scaled voting" provision so that it does not reduce the voting power of shareowners unless they own more than 25% of our total voting power

         o it will add provisions that restrict the transferability of the class A common stock for a period of time to allow us to complete a successful public offering

         There are additional changes in New UPS's certificate of incorporation. You should read "Description of Capital Stock, Certificate of Incorporation and Bylaws" and New UPS's certificate of incorporation, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

         Voting Rights

         Holders of class A common stock will be entitled to ten votes per share on all matters voted upon by our shareowners. Holders of class B common stock will have the same economic rights as holders of class A common stock, but will be entitled to one vote per share on all matters voted upon by our shareowners. Any person or group that beneficially owns more than 25% of our total voting power will be allowed only 1/100th of a vote with respect to each share in excess of 25% of our total voting power. Old UPS's certificate of incorporation contains a similar provision, but it applies to any person or group that owns more than 10% of our total voting power.

         What You Will Receive

         When we effect the merger, all of our outstanding common stock will convert automatically into shares of New UPS's class A common stock. Of the Old UPS shares you own:

         o     one-third will be converted into class A-1 common stock

         o     one-third will be converted into class A-2 common stock

         o     one-third will be converted into class A-3 common stock

         Except for the applicable restricted period, which we describe below, each share of class A common stock will be identical.

         Separately, we are seeking approval to terminate the UPS Managers Stock Trust, the UPS Employees Stock Trust and other Trusts that give us recall rights. The shares of class A common stock you receive as a result of the merger will not be subject to these Trusts and may not be recalled by us.

         Transfer Restrictions on Shares of Class A Common Stock

         You will not be able to sell or transfer shares of class A common stock or convert shares of class A common stock into class B shares until the relevant restricted period expires. This restricted period will expire:

         o     six months after our public offering for class A-1 common stock

         o     12 months after our public offering for class A-2 common stock

         o     18 months after our public offering for class A-3 common stock

         Subject to restrictions on persons deemed to be our affiliates, you will be able to transfer shares of class A common stock freely after the applicable restricted period expires. Management thinks that it is important for our people to have a significant investment in our common stock in order to be truly motivated to strive for our continued success. Other than sales in the tender offer, management expects that, in the future, our people will maintain their investment in the company until retirement.

         If you transfer any shares of class A common stock to someone who is not a "permitted transferee," those shares automatically will convert into shares of class B common stock.

         Listing

         The class A common stock will not be listed on a national securities exchange or traded in the organized over-the-counter market. The class B common stock will be listed on the New York Stock Exchange.

The Public Offering

         Soon after the merger is approved, subject to market conditions, we plan to make a public offering of New UPS's class B common stock.

         After the public offering:

         o class A common stock will constitute about 90% of our total outstanding common stock and about 99% of our total voting power

         o class B common stock will constitute about 10% of our total outstanding common stock and about 1% of our total voting power

The Tender Offer

         After the public offering, we intend to use the net proceeds of the public offering to fund a cash tender offer for some of the class A-1 common stock. This will give you an opportunity to sell a portion of your class A common stock before the restricted periods expire.

         We will purchase shares in the tender offer pursuant to an offer to purchase and related materials, which we will distribute to you when we commence the tender offer. We will also file a Schedule 13E-4 with the SEC in connection with the tender offer.

How We Will Effect the Merger and the Public Offering

         If approved, we will effect the merger immediately prior to the closing of the public offering. At that time, we will file a certificate of merger with the Secretary of State of the State of Delaware. We currently expect that this will occur by the end of 1999.

         Your shares will be converted automatically, without any action on your part, into New UPS's class A common stock. Shortly after the completion of our public offering, we will send you a letter telling you how you will receive certificates for your class A common stock.

                 You should not send any share certificates to us at this time.

Conditions to the Merger

         We will cause the merger to become effective only if each of the following conditions is satisfied or waived:

         o A majority of the outstanding shares of our common stock entitled to vote at the special meeting approve the merger agreement

         o     We consummate the initial public offering of our class B shares

         o Certain of our employee benefit plans receive an exemption or opinion from the Department of Labor to the effect that the exchange of Old UPS common stock for New UPS class A common stock is not a "prohibited transaction" under ERISA

Federal Income Tax Consequences of the Merger

         The merger, the conversion of your shares into New UPS's class A common stock and the public offering will not be taxable transactions for you for U.S. federal income tax purposes. Any sale of your class A common stock, in the tender offer or otherwise, will be a taxable transaction for you for U.S. federal income tax purposes. You should consult your individual tax adviser about your tax consequences from any transaction involving our shares.

                            PURPOSES OF THE MERGER

         The purposes of the merger are:


         o to put in place a capital structure that will give us greater financial flexibility to respond to changes in global market conditions

         o to give us a publicly traded equity security that we could use when appropriate for strategic alliances and acquisitions in important markets around the world

         o to preserve the best aspects of our employee-owned and owner-managed culture

         Our current capital structure and certificate of incorporation have functioned well for us over the past century as a private company. The transfer restrictions that apply to all of our voting stock have ensured that we remained owned and controlled by our managers and employees and their heirs and descendants. We have provided limited liquidity to our shareowners by offering to purchase shares at prices set by our board of directors.

         But as we enter the 21st century, we face a rapidly changing competitive and operating environment. The package delivery industry is globalizing and consolidating at an unprecedented rate. We face new competitive challenges from postal monopolies, which have considerable resources and infrastructures. We believe that we should have a publicly traded equity security that we could use when appropriate for strategic alliances and acquisitions in order to maintain our pre-eminent position.

         We have determined that we and our shareowners would benefit from having a publicly traded equity security. We also have determined that employee ownership and owner management are important facets of our corporate identity that should not be sacrificed. Therefore, we have designed the merger and related transactions and New UPS's certificate of incorporation to continue our historical culture of employee ownership and owner management, while allowing us to simultaneously issue our stock to the public.

         New UPS's certificate of incorporation accomplishes these goals by concentrating both our equity ownership and voting power in our newly created class A common stock, while offering our newly created class B common stock, which has the same economic rights but has less voting power and represents less of our total equity, to the public. Because we initially will issue our class A common stock only to our current shareowners, and because we intend to issue our class A common stock primarily to our managers and employees in the future, this structure will maintain and enhance our historical ownership profile. Simultaneously, our class B common stock will be publicly traded, providing us with a market pricing mechanism for all of our stock and a publicly traded equity security that we could use when appropriate for strategic alliances and acquisitions in the future.

                THE SPECIAL MEETING; VOTING RIGHTS AND PROXIES

         We are furnishing this proxy statement/prospectus to you in connection with our solicitation of proxies at the special meeting. We are first mailing this proxy statement/prospectus and the accompanying form of proxy on or about _____________, 1999. We also are furnishing this proxy statement/prospectus as a prospectus in connection with New UPS's issuance of class A common stock as a result of the merger.

Time, Place and Purposes

         We will hold the special meeting at _________________ on _____________ ___, 1999. At the special meeting, we will ask you to vote upon one proposal: to approve an Agreement and Plan of Merger, dated as of _________, 1999, among Old UPS, New UPS and ___________, pursuant to which
___________ will merge with and into Old UPS and all of our currently outstanding stock will be converted into shares of New UPS's class A common stock.

Record Date; Voting Rights; Votes Required for Approval

         Our board has fixed the close of business on _______________, 1999 as the record date for determining shareowners entitled to receive notice of and to vote at the special meeting. Only shareowners of record as of the close of business on the record date will be entitled to vote at the special meeting.

         We had ______ shares of common stock outstanding and entitled to vote as of the close of business on the record date. These shares are the only securities that may be voted at the special meeting. Each share is entitled to one vote. First Union, as trustee under the Managers Stock Trust, the Employees Stock Trust and the Qualified Stock Ownership Plan and Trust, owns _______ shares, which constitute _____% of our outstanding common stock entitled to vote as of the record date.

         Holders of a majority of the issued and outstanding shares of our common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the special meeting.

         A majority of all outstanding shares of our common stock entitled to vote is required to adopt and approve the merger at the special meeting.

Voting and Revocation of Proxies

         All shares represented by valid proxies that we receive before the special meeting will be voted at the special meeting as specified in the proxy, unless the proxy has been previously revoked. If no specification is made on a proxy, the related shares will be voted FOR the merger.

         Unless you indicate otherwise, your proxy card also will confer discretionary authority on the board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the special meeting.

         You have the right to revoke your proxy at any time before it is voted by giving written notice of revocation to our Secretary, by submitting a subsequent later-dated proxy or by voting in person at the special meeting.

         If you own shares of our common stock that are held by First Union as trustee under the UPS Managers Stock Trust, the UPS Employees Stock Trust or the UPS Qualified Stock Ownership Plan and Trust, you may direct voting of these shares by executing and returning to First Union voting instructions that are included with this proxy statement/prospectus. If you do not return voting instructions to First Union, First Union may execute a proxy that will enable a member of our management to vote your shares in his or her discretion at the special meeting. If this occurs, your shares would be voted FOR the merger.

Costs of Solicitation

         We will pay the expenses of printing, assembling and mailing this proxy statement/prospectus. In addition to the use of the mails, our directors, officers or regular employees may solicit proxies without additional compensation, except for reimbursement of actual expenses. They may do so using the mails, in person, by telephone, by facsimile transmission or by other means of electronic communications.

         We have retained ______________ for proxy solicitation services, for which we will pay __________ a fee of $_________ and will reimburse it for its expense charges, which we anticipate to be about $_______. We also have agreed to indemnify _____________ against some liabilities and expenses in connection with its engagement, including liabilities under the federal securities laws. _____________ will solicit proxies from individuals, brokers, bank nominees and others. It will utilize about ____ persons in its solicitation efforts, which may be made by telephone, telegram, facsimile and in person.

         We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending these proxy materials to, and obtaining instructions from, beneficial owners.

No Appraisal Rights

         You will not be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law in connection with the merger or the conversion of our outstanding common stock into New UPS's class A common stock.

        DESCRIPTION OF CAPITAL STOCK, CERTIFICATE OF INCORPORATION AND
                                    BYLAWS

Authorized Capitalization

         New UPS's capital structure will consist of _____ authorized class A-1 shares, ___ authorized class A-2 shares, ___ authorized class A-3 shares, _____ authorized class B shares and _____ authorized preferred shares. After the merger and the public offering, there will be class A-1, __ class A-2, __ class A-3 and __ class B shares outstanding. This assumes that the underwriters do not exercise their over-allotment option in connection with the public offering.

         Old UPS's capital structure consists of 900,000,000 authorized shares of common stock and 200,000,000 authorized shares of preferred stock. As of the record date, ___ shares of Old UPS's common stock and no shares of preferred stock were outstanding.

Description of New UPS's Certificate of Incorporation

         This section describes other key provisions of New UPS's certificate of incorporation.

         o Right of First Refusal. New UPS's certificate of incorporation will not include the right of first refusal that is contained in our current certificate of incorporation.

         o Scaled Voting. New UPS's certificate of incorporation will provide that any person or group that owns more than 25% of New UPS's total voting power will be entitled to only 1/100th of a vote for each share it owns in excess of 25% of New UPS's voting power. Old UPS's certificate of incorporation contains a similar provision, but it applies to any person or group that owns more than 10% of our total voting power.

         o No Shareowner Action by Written Consent. New UPS's certificate of incorporation prohibits shareowner action by written consent. This does not differ from our current certificate of incorporation and bylaws.

         o No Shareowner Ability to Call a Special Meeting. New UPS's certificate of incorporation will provide that special meetings of our shareowners may be called only by our board of directors or the chairman of our board of directors. This does not differ from our current certificate of incorporation.

         o Limitation of Director Liability. New UPS's certificate of incorporation will provide that our directors are not liable to our shareowners for monetary damages for breach of fiduciary duty, except for liability:

               o     for breach of duty of loyalty;

               o for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

               o under Section 174 of the Delaware General Corporation Law (unlawful dividends); and

               o for transactions from which the director derived improper personal benefit.

                     These director liability provisions do not differ from our current certificate of incorporation.

         o Indemnification of Directors and Officers. New UPS's certificate of incorporation will not provide for indemnification of our directors and officers, but New UPS's bylaws will provide that we must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law, subject to very limited exceptions. This does not differ
               materially from our current certificate of incorporation and bylaws.

         o No Classified Board of Directors. New UPS's certificate of incorporation will not provide for a classified board of directors. This does not differ from our current certificate of incorporation.

         o No Cumulative Voting. New UPS's certificate of incorporation will provide that our shareowners are not entitled to cumulative voting in the election of our directors. This does not differ from our current certificate of incorporation.

         o No Preemptive Rights. New UPS's certificate of incorporation will provide that our shareowners are not entitled to preemptive rights to subscribe to any class of our stock. This does not differ from our current certificate of incorporation.

Comparison of Our Currently Outstanding Common Stock to New UPS's Class A Common Stock and Class B Common Stock

         The following table compares our currently outstanding common stock and New UPS's class A common stock and class B common stock.


                                Old UPS's                          New UPS's                          New UPS's
                              Common Stock                      Class A Shares                     Class B Shares


Public Market       None.                              None.                              Will be listed on the New York
                                                                                          Stock Exchange, subject to
                                                                                          official notice of issuance.

Voting Rights       One vote per share on all          Ten votes per share on all         One vote per share on all
                    matters voted upon by our          matters voted upon by our          matters voted upon by our
                    shareowners.                       shareowners.                       shareowners.

                                      67


                                Old UPS's                          New UPS's                          New UPS's
                              Common Stock                      Class A Shares                     Class B Shares

                    The voting rights of any           The voting rights of any           The voting rights of any
                    shareowner or shareowners as a     shareowner or shareowners as a     shareowner or shareowners as a
                    group who beneficially own more    group who beneficially own more    group who beneficially own more
                    than 10% of the common stock       than 25% of the common stock       than 25% of the common stock
                    (except for the UPS Managers       (except for any of our employee    (except for any of our employee
                    Stock Trust, the UPS Employees     benefit plans) may cast only       benefit plans) may cast only
                    Stock Trust, the UPS Qualified     1/100th of a vote with respect     1/100th of a vote with respect
                    Stock Ownership Plan and Trust     to each share in excess of 25%     to each share in excess of 25%
                    or any of our employee benefit     of the outstanding shares of       of the outstanding shares of
                    plans) may cast only 1/100th of    common stock.                      common stock.
                    a vote with respect to each
                    share in excess of 10% of the
                    outstanding shares of common
                    stock.

                    No cumulative voting in the        No cumulative voting in the        No cumulative voting in the
                    election of our directors.         election of our directors.         election of our directors.

Transfer            Subject to right of first          Not subject to right of first      Not subject to right of first
Restrictions        refusal by UPS.                    refusal.                           refusal.

                    If held in the UPS Managers        Will not be subject to the
                    Will not be subject to the UPS     UPS Managers Stock Trust or
                    Will not be subject to the UPS     the UPS Employees Stock Trust.
                    Stock Trust, the UPS Employees
                    Managers Stock Trust or the UPS
                    Managers Stock Trust or the UPS
                    Stock Trust or the UPS Qualified
                    Employees Stock Trust. Employees
                    Stock Trust. Stock Ownership
                    Plan and Trust, subject to our
                    right to purchase shares at fair
                    market value, as defined, when
                    you retire, die or cease to be
                    our employee, or when you request
                    the withdrawal of shares from the
                    trust. Also subject to purchase
                    by us after we receive a request
                    from you to release the shares
                    from the trust and upon occurrence
                    of several other enumerated events.

                                                       Class A-1 shares may
                                                       not be transferred or
                                                       converted into class B
                                                       shares until six months
                                                       after our public
                                                       offering; Class A-2
                                                       shares may not be
                                                       transferred or
                                                       converted into class B
                                                       shares until 12 months
                                                       after our public
                                                       offering; Class A-3
                                                       shares may not be
                                                       transferred or
                                                       converted into class B
                                                       shares until 18 months
                                                       after our public
                                                       offering.

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


                                Old UPS's                          New UPS's                          New UPS's
                              Common Stock                      Class A Shares                     Class B Shares

                                                       If you transfer any
                                                       class A shares to
                                                       someone who is not a
                                                       "permitted transferee,"
                                                       those shares
                                                       automatically will
                                                       convert into class B
                                                       shares.

                                                       A "permitted
                                                       transferee" of an
                                                       employee is that
                                                       employee's spouse or
                                                       child or a trust
                                                       established by that
                                                       employee for the sole
                                                       benefit of one or more
                                                       of his or her permitted
                                                       transferees.

Conversion          Not convertible.                   If you transfer any class A        Not convertible.
                                                       shares to someone who
                                                       is not a "permitted
                                                       transferee," those
                                                       shares automatically
                                                       will convert into class
                                                       B shares.

Rights upon         None specified.                    In the event that we reorganize,   In the event that we reorganize,
Merger,                                                merge or consolidate with one or   merge or consolidate with one or
Consolidation or                                       more other corporations, holders   more other corporations, holders
Reorganization                                         of class A shares will be          of class B shares will be
                                                       entitled to receive the same       entitled to receive the same
                                                       kind and amount of securities or   kind and amount of securities or
                                                       property that is receivable by     property that is receivable by
                                                       holders of class B shares.         holders of class A shares.

Dividends; Subdivision and Combinations

         Subject to the rights of the holders of preferred stock, holders of class A shares and class B shares will be entitled to receive dividends and other distributions in cash, stock of any corporation (other than our common stock) or our property as our board of directors may declare from time to time out of our legally available assets or funds, and will share equally on a per share basis in all such dividends and other distributions. If dividends or other distributions are payable in New UPS's common stock, including distributions pursuant to stock splits or divisions of our common stock, only class A shares will be paid or distributed with respect to class A shares and only class B shares will be paid or distributed with respect to class B shares. The number of class A shares and class B shares so distributed will be equal on a per share basis.

         Neither our class A shares nor our class B shares may be reclassified, subdivided or combined unless the reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class.

         When the merger becomes effective, all the outstanding class A shares will be validly issued, fully paid and nonassessable. When our public offering is completed, all the outstanding class B shares will be validly issued, fully paid and nonassessable.

Preferred Stock

         New UPS's board of directors has the authority to issue shares of preferred stock from time to time on terms that it may determine, to divide preferred stock into one or more classes or series, and to fix the designations, voting powers, preferences and relative participating, optional or other special rights of each class or series, and the qualifications, limitations or restrictions of each class or series, to the fullest extent permitted by Delaware law. The issuance of preferred stock could have the effect of decreasing the market price of our common stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of common stock. This does not differ from our current certificate of incorporation.

Anti-Takeover Effects of Various Provisions of Delaware Law and New UPS's Certificate of Incorporation and Bylaws

         Our current certificate of incorporation and bylaws, and New UPS's certificate of incorporation and bylaws, contain provisions that may have some anti-takeover effects. Provisions of Delaware law may have similar effects under both our current certificate of incorporation and New UPS's certificate of incorporation.

         Delaware Anti-Takeover Statute

         We are now, and New UPS will be, subject to Section 203 of the Delaware General Corporation Law. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

         o the "business combination," or the transaction in which the stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained that status;

         o upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

         o on or subsequent to the date a person became an "interested stockholder," the "business combination" is approved by the board of directors and authorized at an annual or special meeting of shareowners by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

         "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." Subject to various exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts with respect to us and, therefore, may discourage attempts to acquire us.

         In addition, various provisions of our certificate of incorporation and bylaws and New UPS's certificate of incorporation and bylaws, which are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareowner might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareowners.

         No Cumulative Voting

         Our certificate of incorporation and New UPS's certificate of incorporation expressly deny you the right to cumulate votes in the election of directors.

         No Shareowner Action by Written Consent; Calling of Special Meetings of Shareowners

         Our certificate of incorporation and New UPS's certificate of incorporation prohibit shareowner action by written consent. They also provide that special meetings of our shareowners may be called only by the board of directors or the chairman of our board of directors.

         Advance Notice Requirements for Shareowner Proposals

         Our bylaws and New UPS's bylaws provide that shareowners seeking to bring business before an annual meeting of shareowners must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a shareowner's notice must be delivered or mailed and received at our principal executive offices not less than 120 days in advance of the anniversary date of our proxy statement in connection with our previous year's annual meeting. Our bylaws and New UPS's bylaws also specify requirements as to the form and content of a shareowner's notice. These provisions may impede shareowners' ability to bring matters before an annual meeting of shareowners or make nominations for directors at an annual meeting of shareowners.

         Limitations on Liability and Indemnification of Officers and Directors

         The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareowners for monetary damages for breaches of directors' fiduciary duties.
Our certificate of incorporation and New UPS's certificate of incorporation include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

         o     for breach of duty of loyalty

         o for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law

         o under Section 174 of the Delaware General Corporation Law (unlawful dividends)

         o for transactions from which the director derived improper personal benefit.

         Our certificate of incorporation and New UPS's bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law, subject to very limited exceptions. We are also expressly authorized to carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are necessary to attract and retain qualified directors and executive officers.

         The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage shareowners from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareowners. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

         There is currently no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought. We are unaware of any threatened litigation that may result in claims for indemnification.

         Authorized But Unissued Shares

         New UPS's authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Supermajority Provisions

         The Delaware General Corporation Law provides generally that the affirmative vote of a majority in interest of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. Our current certificate of incorporation provides that the following provisions may be amended only by a vote of 80% or more of all of the outstanding shares of our stock entitled to vote:

         o the requirement that you must offer your shares to us before you can sell them to third parties

         o the reduction in voting power of shares held by beneficial owners of more than 10% of our stock

         o     the prohibition on shareowner action by written consent

         o the ability to call a special meeting of shareowners being vested solely in our board of directors and the chairman of our board

         New UPS's certificate of incorporation will also provide that each of these provisions may be amended only by an 80% vote, except that the reduction in voting power will apply only to beneficial owners of more than 25% of New UPS's stock, and New UPS's certificate of incorporation will not include any requirement that you must offer your shares to us before you can sell them to third parties.

Transfer Agent and Registrar

         First Union is the Transfer Agent and Registrar for Old UPS's common stock and will be the Transfer Agent and Registrar for New UPS's class A common stock and class B common stock.

                    MARKET FOR OLD UPS'S COMMON EQUITY AND
                          RELATED SHAREOWNER MATTERS

         The following description relates to Old UPS's common stock.

         Each share of Old UPS common stock is entitled to one vote in the election of directors and other matters. Any shareowner, or shareowners acting as a group, however, who beneficially own Old UPS more than 10% of the voting stock are entitled to only one one-hundredth of a vote with respect to each vote in excess of 10% of the voting power of the then outstanding shares of voting stock. Holders have no preemptive or other right to subscribe to additional shares. In the event of liquidation or dissolution, shareowners are entitled to share ratably in the assets available after payment of all obligations. The shares are not redeemable by us except through our exercise of the preferential right of purchase mentioned below and, in the case of stock subject to the UPS Managers Stock Trust, the UPS Employees Stock Trust and the UPS Qualified Stock Ownership Plan and Trust, our right of purchase in the circumstances described therein. Old UPS common stock is not listed on a national securities exchange or traded in the organized over-the-counter market.

         Our certificate of incorporation provides that no outstanding shares of our common stock entitled to vote generally in the election of directors may be transferred to any other person, except by bona fide gift or inheritance, unless the shares first shall have been offered, by written notice, for sale to us at the same price and on the same terms upon which they are to be offered to the proposed transferee.

         We have the right, within 30 days after receipt of the notice, to purchase all or a part of the shares at the price and on the terms offered. If we fail to exercise or waive the right, the shareowner may, within a period of 20 days thereafter, sell to the proposed transferee all, but not part, of the shares that we elected not to purchase, for the price and on the terms described in the offer. All transferees of shares hold their shares subject to the same restrictions. Shares previously offered but not transferred within the 20 day period remain subject to the initial restrictions. Shares may be pledged or otherwise used for security purposes, but no transfer may be made upon a foreclosure of the pledge until the shares have been offered to us at the price and on the terms and conditions bid by the purchaser at the foreclosure.

         We have been the principal purchaser of our common stock, which we have used primarily for awards under the UPS Managers Incentive Plan, the UPS 1991 Stock Option Plan, the UPS 1996 Stock Option Plan and the matching contribution of our stock under the UPS Qualified Stock Ownership Plan, and for sales under the UPS 1997 Managers Stock Purchase Plan, the UPS 1997 Employee Stock Purchase Plan, and the UPS Qualified Stock Ownership Plan. We have notified our shareowners periodically of our willingness to purchase a limited number of shares at specified prices determined by our board of directors.

         In determining the share price, our board has considered a variety of factors, including past and current earnings, earnings estimates, the ratio of our common stock to our debt, other factors affecting our business and long-range prospects and general economic conditions, as well as opinions furnished from time to time by investment counselors acting as independent appraisers.

         In its determination of the prices to be paid for our stock, our board has not followed any predetermined formula. It has considered a number of formulas commonly used in the evaluation of securities of closely held and publicly held companies, but its decisions have been based primarily on its judgment as to our long-range prospects rather than what it considers to be short-range trends relating to us or to the values of securities generally. Thus, for example, the board has not given substantial weight to short-term variations in average price-earnings ratios of publicly traded securities, which at times have been considerably higher, and at other times considerably lower, than those at which we have offered to purchase our shares. But our board's decision as to price has taken into account factors generally affecting the market prices of publicly traded securities.

         One factor in determining the prices at which securities trade in the organized securities markets is that of supply and demand. When demand is high in relation to the shares which investors seek to sell, prices tend to increase, while prices tend to decrease when demand is low in relation to shares being sold. Our board of directors has not given significant weight to supply-demand considerations in determining the prices to be paid by us for our shares. In the past, we have needed some of the shares that we have been able to acquire for purposes of awards under the plans mentioned above, and eligible employees have purchased some of the other available shares.

         After the merger and the public offering are completed, we intend to discontinue our policy of purchasing shares when offered by shareowners.

         The prices at which we have published notices of our willingness to purchase shares since January 1997 are as follows:

January 1, 1997..........................     $29.25
February 13, 1997........................      29.75
May 14, 1997.............................      30.50
August 20, 1997..........................      30.00
November 13, 1997........................      30.75
February 27, 1998........................      32.00
May 22, 1998.............................      34.00
August 20, 1998..........................      37.00
November 19, 1998........................      40.00
February 18, 1999........................      43.00
May 20, 1999.............................      47.00

         In each case, the price was applicable until the date of the next published notice. From time to time, we have waived our right of first refusal to purchase our shares in order to permit eligible employees to purchase shares at the same price we were willing to pay. The grant of waiver in these cases has been subject to those needs. Persons who purchased shares in this manner were required to deposit them in the UPS Managers Stock Trust or the UPS Employees Stock Trust.

         On May 20, 1999, we expressed our willingness to purchase shares at $47.00 per share, which is still the applicable price at the date of this proxy statement/prospectus.

         Most of the shares of Old UPS common stock owned by our employees currently are held subject to the UPS Managers Stock Trust, the UPS Employees Stock Trust or the UPS Qualified Stock Ownership Plan and Trust. First Union serves as trustee under these trusts. The trust agreements have given us the right to purchase a member's shares of our common stock that have been deposited in the trusts at their fair market value, as defined, when the member retires, dies or ceases to be our employee, or when the member requests the withdrawal of shares from the trust. Fair market value has been defined as the fair market value of the shares at the time of the sale, or in the event of differences of opinion as to value, the average price per share of all shares of our common stock sold during the 12 months preceding the sale involved. We also are entitled to purchase shares of our common stock held under the trusts after receipt of a request from the member to release the shares from the trust and upon occurrence of several other enumerated events. If we did not elect to purchase the shares and did not pay for the shares within the prescribed periods, the member would have become entitled, upon request, to the delivery of the shares of our common stock free and clear of the trusts, unless the purchase period had been extended by agreement of us and the member.

         Members of the trusts are entitled to the dividends on shares of Old UPS common stock held for their accounts (except that stock dividends are added to the shares held by the trustee for the benefit of the individual members), to direct the trustee as to how the shares held for their benefit are to be voted and, except holders under the UPS Qualified Stock Ownership Plan and Trust, to request proxies from the trustee to vote shares held for their accounts.

         As of February 28, 1999, there were about 3,200 record holders of our equity securities. First Union, as trustee, owns all the shares of our common stock subject to the trusts. As of February 28, 1999, there were about 115,000 beneficial owners of shares of common stock subject to the trusts.

                  MANAGEMENT AND STOCK OWNERSHIP INFORMATION

Directors and Executive Officers

         John W. Alden, Age 57. Director since 1988. UPS Vice Chairman of the Board, Senior Vice President and Business Development Group Manager

In 1986, John joined the Management Committee and was elected Senior Vice President of Business Development. He has served on the board of directors since 1988 and in November 1996 became Vice Chairman of the Board. He currently oversees marketing, sales, advertising, public relations and the UPS Logistics Group and its subsidiaries. John, who majored in history while attending Boston University, started with UPS as an operations report clerk in Watertown, Massachusetts in 1965. Two years later, he was promoted into supervision. After several staff and hub assignments, he became the East New England District Customer Service Office Manager in 1971. The following year, John was named to manage the Customer Service function for the district. In 1977, John was promoted to Midwest Region Customer Service Manager, and in 1978 he joined the UPS corporate office as Customer Development Manager. John is also a director of Browning-Ferris Industries, Inc. and serves on its compensation committee.

         William H. Brown, III, Age 71. Director since 1983. Partner in the law firm of Schnader Harrison Segal & Lewis LLP in Philadelphia, Pennsylvania

Bill received a bachelor's degree from Temple University in 1952 and graduated from the University of Pennsylvania School of Law in 1955. From 1955 to 1968, Bill practiced in a small law firm from which four of seven partners became federal judges, and three others became state judges. In 1968, he became a Deputy District Attorney in Philadelphia. Bill was appointed to the U.S. Equal Employment Opportunity Commission by President Johnson in 1968 and was selected as its Chairman by President Nixon in 1969. While with the EEOC, he won nationwide attention for his work in negotiating a consent decree in the EEOC complaint against AT&T. Bill joined his current firm after leaving his EEOC post in 1973. Since then, his broad experience in litigation and other matters includes handling a number of legal matters on behalf of UPS.

         Robert J. Clanin, Age 55. Director since 1996. UPS Senior Vice President, Treasurer and Chief Financial Officer

Bob joined UPS in 1971 as a part-time accounting clerk in the Metro Chicago District. Two years later he was promoted to Accounting Manager. In 1979 he was named Wisconsin District Controller and worked in Corporate Finance and Accounting before accepting the position of Southwest Region Controller in 1987. Bob returned to corporate in 1989 as Treasury Manager and then Finance Manager prior to assuming responsibilities for his current position. Bob received a bachelor's degree from Bradley University in Business Administration. Bob is also a director of the Georgia Council on Economic Education and Overseas Partners Ltd.

         Michael L. Eskew, Age 49. Director since 1998. UPS Senior Vice President and Group Manager of Engineering and Corporate Development

Mike joined UPS in 1972, after he received a Bachelor of Science Degree in Industrial Engineering from Purdue University. He also attended graduate school at Butler University and completed the Advanced Management Program at the Wharton School of the University of Pennsylvania. Mike was responsible for all industrial engineering activities in Germany when the Company began its international expansion into Germany. In 1982, he was named Industrial Engineering ("I.E.") Manager of our Northwest Region. He was in charge of I.E. for the Air Group from 1984 to 1991. Mike was a District Manager in the Central Jersey District from 1991 to 1993, and was promoted to Corporate I.E. Manager in 1993. He became Manager of our Engineering Group in 1996. Mike serves on the Georgia Institute of Technology's Advisory Board and is a member of the University of Michigan Trucking Industry Program.

         James P. Kelly, Age 55. Director since 1991. UPS Chairman of the Board and Chief Executive Officer

Jim joined UPS in 1964 as a package car driver in the Metro Jersey District. He entered supervision two years later and was promoted to Center Manager in 1968. Subsequent assignments included Package Division Manager and Labor Relations Manager in the Metro Jersey District. By attending night school during that period, he earned a degree in Management from Rutgers University. Jim was named Atlantic District Manager in 1979 and later served as Pacific Region Labor Relations Manager before being promoted to North Central Region Manager in 1985. In 1988, he was assigned as a Corporate Labor Relations Manager and became U.S. Operations Manager in 1990. In June 1992, Jim became Chief Operating Officer and in February 1994, he became Executive Vice President. From May through December 1996, Jim was Vice Chairman of the Board. In January 1997, he was elected the Chief Executive Officer and Chairman of the Board of the Company. Jim is a director of Georgia-Pacific Corporation.

         Ann M. Livermore, Age 40. Director since 1997. Vice President of Hewlett-Packard Company

Ann is vice president of Hewlett-Packard Company ("HP") and general manager of its Enterprise Computing Solutions Organization. Ann joined HP in 1982, was named marketing services manager for the Application Support Division in 1985, and was promoted to marketing manager of that division in 1989. Ann became the marketing manager of the Professional Services Division in 1991 and was named sales and marketing manager of the former Worldwide Customer Support Organization. Ann was elected a vice president of HP in 1995 and was promoted to general manager of Worldwide Customer Support Operations in 1996. In 1997, she took on responsibility for HP's software businesses as general manager of the newly formed Software and Services Group. In 1998, she was named general manager of the new Enterprise Computing Solutions Organization. Born in Greensboro, N.C., Ann holds a bachelor's degree in Economics from the University of North Carolina at Chapel Hill and an M.B.A. from Stanford University.

Ann is also on the board of visitors of the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill.

         Gary E. MacDougal, Age 62. Director since 1973. Former Chairman of the Board and Chief Executive Officer of Mark Controls Corporation

From 1963 to 1968, Gary was with McKinsey & Co., an international management consulting firm, where he became a partner. From 1969 to 1987, Gary was Chairman and Chief Executive Officer of Mark Controls Corporation, a flow control products manufacturer. In 1988, he became honorary Chairman. Also in 1988, Gary was assistant campaign manager in the Bush presidential campaign, and in 1989 was appointed by President Bush as a delegate and alternate representative in the U.S. delegation to the United Nations. He is a director of the Bulgarian American Enterprise Fund and a trustee of the Annie E. Casey Foundation. From 1993 to 1997, he was Chairman of the Governor's Task Force on Human Service Reform for the State of Illinois. Gary received his bachelor's degree from the University of California at Los Angeles in Engineering in 1958. After receiving his degree, he spent three years as a U.S. Navy officer. Following service, Gary attended Harvard Business School where he received his M.B.A. degree. He is a director and Chairman of the public policy committee and a member of the compensation and nominating committee of Union Camp Corporation, a forest products producer. He also serves as an advisory director of Saratoga Partners, a New York-based venture capital fund.

         Joseph R. Moderow, Age 50. Director since 1988. UPS Senior Vice President, Secretary and Legal & Public Affairs Group Manager

In 1986, Joe was named Legal & Regulatory Group Manager and elected Senior Vice President and Secretary. He assumed additional responsibility for Public Affairs in 1989. Joe began his UPS career in 1968 as a sorter and unloader in the South California District while an undergraduate student. He earned a bachelor's degree in Economics from California State University and a law degree from Western State University. He is a member of the State Bar of California. Joe was promoted into supervision in 1973 and later served as the Arizona District Industrial Engineering Manager. In 1977, he was assigned to the National Legal & Regulatory Group. In 1981, Joe participated in the President's Commission on Executive Exchange in Washington, DC where he served in the U.S. Department of Labor. In 1982, Joe became the West Virginia District Manager. He was then assigned to the national Labor Relations group and later headed the operations team during the start-up of international air service.

         Kent C. ("Oz") Nelson, Age 61. Director since 1983. Former UPS Chairman of the Board and Chief Executive Officer

Oz graduated from Ball State University in 1959 with a bachelor's degree in Business Administration. Two days later he began his UPS career as a Sales and Customer Service Representative in Kokomo, Indiana. He served as Customer Service Manager in the Indiana, North Illinois and Metro Chicago Districts as well as the North Central Region. In 1973, Oz assumed national customer development responsibilities. He served first on the study team and then on the team that implemented our service in Germany in 1976. In 1978, he was named National Customer Service Manager and also was assigned to develop our Marketing Department. Oz was elected Senior Vice President in 1983 and was our Finance Group Manager and Chief Financial Officer from 1984 to 1987. He became Executive Vice President in 1986 and Vice Chairman of the Board in February 1989. In November 1989, Oz succeeded Jack Rogers as Chief Executive Officer and Chairman of the Board. In January 1997, Oz retired as Chief Executive Officer and Chairman of the Board of the Company. He also is a director of Columbia/HCA Healthcare Corporation.

         Victor A. Pelson, Age 61. Director since 1990. Senior Advisor, Warburg Dillon Read, LLC

Prior to the merger of SBC Warburg and Dillon Read in 1997, Vic served as a director and Senior Advisor to the New York investment banking firm of Dillon Read since April 1996. He previously was Chairman of Global Operations for AT&T, with responsibility for AT&T's operations in the U.S. and around the world. Vic started with AT&T in 1959 as an engineer and held a variety of assignments in different departments, including engineering, operations, finance, marketing and sales. At the time of his retirement from AT&T in 1996, he was a member of the AT&T Board of Directors and the Management Executive Committee. He also is a member of the Board of Directors of Eaton Corp. and Carrier 1 International, S.A. Vic received a bachelor's degree from New Jersey Institute of Technology and an M.B.A. from New York University. He is Chairman of the Board of Trustees of New Jersey Institute of Technology and a director of The Dun & Bradstreet Corporation.

         John W. Rogers, Age 65. Director since 1979. Former UPS Chairman of the Board and Chief Executive Officer

Jack was elected a director and Vice President in November 1979. In January 1979, he was given responsibility for our national operations. Jack graduated from Miami University in Ohio with a degree in Business Administration in 1957. He began his career with UPS that same year as a trainee in Cincinnati. His first UPS assignments involved night loading and delivering. He next worked in industrial engineering and personnel before entering hub and delivery operations. Jack then was promoted to Division Manager in Chicago and later Operations Manager in the Wisconsin District. He became the first Georgia District Manager in 1966. In 1972, he was appointed West Region Manager. Two years later, he was named the Northeast Region Manager. In 1976, Jack was assigned to national operations with coordinating responsibilities for four regions. He was elected Senior Vice President and then Vice Chairman in 1983 and became Chief Executive Officer and Chairman of the Board of the Company in May 1984. He stepped down as Chairman of the Board in November 1989 and retired from active employment at the end of that year.

         Charles L. Schaffer, Age 53. Director since 1992. UPS Senior Vice President and Chief Operating Officer

Chuck joined UPS in 1970 as a part-time loader/unloader in the Metro Chicago District. He was later promoted to hub supervisor, and became a full-time personnel supervisor in 1973 after graduation from the University of Illinois, where he earned a bachelor's degree in Quantitative Methods. He was assigned to I.E. in 1974, and became a member of the West Region I.E. staff in 1977. Chuck was promoted to Missouri District I.E. Manager in 1978. Chuck then held a variety of package and hub operations assignments before being named North Illinois I.E. Manager in 1981. He was promoted to Midwest Region I.E. Manager in 1984. In 1986, Chuck was named Arizona District Manager. In 1988, he became the Technology Task Group Coordinator in Strategic Planning, and was promoted to Corporate Plant Engineering Manager in 1989. Chuck became our Engineering Group Manager in 1990 and in 1996 was promoted to U.S. Operations Manager. In 1997, Chuck became our Chief Operating Officer. Chuck is also Chairman of the Board of Trustees for Kettering University.

         Lea N. Soupata, Age 48. Director since 1998. UPS Senior Vice President and Human Resources Group Manager

A native of New York City, Lea joined UPS in 1969 and is now responsible for the human resources function for approximately 330,000 employees worldwide. Following several assignments with UPS in Human Resources, Sales and Operations, Lea became the Human Resources Manager in our North New England and Metro New York Districts. Lea also served as Regional Human Resources Manager for the East and East Central Regions. In 1990, Lea became the District Manager of the Central New York District. She was transferred in 1994 to the Company's corporate office as Vice President of Human Resources prior to being named to her current position. Lea serves as chair of The UPS Foundation, our charitable arm, and has been active in a number of community services programs, including United Way. She also is a trustee of the Annie E. Casey Foundation, the world's largest philanthropic foundation dedicated to helping disadvantaged children.

         Robert M. Teeter, Age 60. Director since 1990. President of Coldwater Corporation

Bob is a graduate of Albion College and holds a master's degree from Michigan State University. He is president of Coldwater Corporation, a Michigan consulting and research firm that specializes in the areas of strategic planning, policy development and public opinion analysis. For more than 20 years he held several management positions, including President of Market Opinion Research Company, one of the nation's largest marketing research firms. Bob is also a director of Browning-Ferris Industries, Inc., Optical Imaging Systems and Durakon Industries.

         Thomas H. Weidemeyer, Age 51. Director since 1998. UPS Senior Vice President and Transportation Group Manager

Tom joined UPS in 1972 in National Personnel after receiving his Law Degree from the University of North Carolina Law School and his Bachelor's Degree from Colgate University. In 1974, he moved to the Metro Detroit District and worked in various operations assignments. In 1978, he joined our Legal Department. In 1986, he was promoted to District Manager of Arkansas and later helped set up our Northwest Ohio District. Tom became Manager of the Americas Region in 1989, and in that capacity established the delivery network throughout Central and South America. In 1990, Tom became Vice President and Airline Manager of UPS Airlines and in 1994 was elected President and Chief Operating Officer of that subsidiary. Tom became Manager of the Air Group and a member of the Management Committee that same year. He serves on the Board of Directors of the Air Transport Association of America and is a member of the Military Airlift Committee. He also serves on the Board of the National Center for Family Literacy.

Stock Ownership

         Set forth below is information relating to the beneficial ownership of our common stock as of January 31, 1999 by each person known by us to own beneficially more than 5% of our outstanding common stock, each of our directors, our Chief Executive Officer and each of our four highest paid executive officers and all directors and executive officers as a group:



                                                                Additional Shares in which
                                   Number of shares as to       the Beneficial Owner has
                                   which the Beneficial Owner   or Participates in the
                                   Exercises Sole Voting or     Voting or Investment         Total Shares and Percent
Name of Beneficial Owner           Investment Power             power(4)                     of Class(6)
---------------------------------  ---------------------------  ---------------------------  ------------------------


John W. Alden                               196,651(1)(2)              21,834,274(a)             22,030,925       4.01
William H. Brown, III                        31,640                             0                    31,640       0.01
Robert J. Clanin                            210,009(1)(2)              22,882,923(a)(c)          23,092,932       4.20
Michael L. Eskew                            110,535(1)(2)               1,048,649(c)              1,159,184       0.21
James P. Kelly                              207,172(1)(2)              22,882,923(a)(c)          23,090,095       4.20
Ann M. Livermore                              2,229                             0                     2,229       0.00
Gary E. MacDougal                            35,991(1)                 21,834,274(a)             21,870,265       3.98
Joseph R. Moderow                           154,243(1)(2)              24,183,821(a)(b)          24,338,064       4.42
Kent C. Nelson                              270,448(1)(2)              24,183,821(a)(b)          24,454,269       4.45
Victor A. Pelson                             12,344                             0                    12,344       0.00
John W. Rogers                              450,971(1)                          0                   450,971       0.08
Charles L. Schaffer                         177,838(1)(2)               1,168,900(e)              1,346,738       0.24
Lea N. Soupata                              103,060(2)                 24,240,923(a)(c)(d)       24,343,983       4.43
Robert M. Teeter                             30,000                             0                    30,000       0.01
Thomas H. Weidemeyer                        169,309(1)(2)               1,048,649(c)              1,217,958       0.22

Shares held by all directors and
executive officers as a group
(including the above)                     2,853,893(3)                 27,759,370(5)             30,613,263       5.56

------------------------------

(1) Includes shares owned by family members as follows: Alden -- 15,104; Clanin --92,347; Eskew --20,900; Kelly - 29,800; MacDougal -- 1,000; Moderow
-- 21,648; Nelson -- 21,324; Rogers -- 87,842; Schaffer -- 21,500; Weidemeyer
-- 4,000; and five other executive officers -- 50,706. Each named individual disclaims all beneficial ownership of such shares.

(2) Includes shares which may be acquired within 60 days of January 31, 1999, upon the exercise of outstanding stock options as follows: Alden -- 17,707; Clanin -- 4,293; Eskew -- 3,606; Kelly -- 21,249; Moderow -- 16,420; Nelson --
33,483; Schaffer -- 15,776; Soupata -- 3,022; and Weidemeyer -- 9,337.

(3) Shares owned by executive officers as a group include 163,620 shares which may be acquired within 60 days of January 31, 1999, upon the exercise of outstanding stock options.

(4) None of the directors and the officers listed in the table above, nor members of their families, have any ownership rights in the shares listed in this column. Of the shares: (a) 21,834,274 shares are owned by the Annie E. Casey Foundation, Inc., of which Messrs. Alden, Clanin, Kelly, MacDougal, Moderow and Nelson, Ms. Soupata, and other non-UPS persons constitute the corporate Board of Trustees; (b) 2,349,547 shares are held by various trusts of which Messrs. Moderow and Nelson are co-fiduciaries; (c) 1,048,649 shares are held by the UPS Foundation, Inc., a Company-sponsored charitable foundation of which Messrs. Clanin, Eskew, Kelly and Weidemeyer, Ms. Soupata and an executive officer not listed above, are trustees; (d) 1,358,000 shares are held by two Voluntary Employee Beneficiary Associations ("VEBAs") of which Ms. Soupata is a fiduciary; and (e) 1,168,900 shares that are held by an employee benefit plan of which Mr. Schaffer is a trustee.

(5) This number includes shares held by the foundations, VEBAs, employee benefit plans and trusts of which directors and executive officers listed above are trustees or fiduciaries. This number eliminates duplications in the reported number of shares arising from the fact that several directors and executive officers share in the voting power with respect to these shares.

(6) The percentages are calculated on the basis of the amount of outstanding shares plus the shares which may be acquired by the named individual and the group, as applicable, within 60 days of January 31, 1999, upon exercise of outstanding stock options.

         These holdings are reported in accordance with the SEC's regulations requiring disclosure of shares as to which directors and "Named Executive Officers" hold voting or dispositive power, notwithstanding that they are held in a fiduciary rather than a personal capacity, and that such power is shared among a number of fiduciaries including, in several cases, corporate trustees, directors or other persons who are neither executive officers nor directors of UPS.

Meetings of the Board of Directors

         The UPS board of directors held four meetings during 1998. During 1998, each director of UPS attended at least 75% of the total number of meetings of the board and any committees of which he or she was a member.

Committees of the Board of Directors

         The UPS board of directors has an Executive Committee, an Audit Committee, an Officer Compensation Committee, a Salary Committee and a Nominating Committee.

         Messrs. Alden, Clanin, Kelly, Moderow and Schaffer served as members of the Executive Committee throughout 1998. Calvin Tyler, a former director and officer, served as a member of the Executive Committee until his retirement on January 15, 1998, and Messrs. Eskew and Weidemeyer and Ms. Soupata have served as members of the Committee since their appointments in May 1998. This Committee may exercise all powers of the board of directors in the management of the business and affairs of UPS except for those powers expressly reserved to the board under Delaware law, such as amendment of the certificate of incorporation or bylaws, declaration of dividends, issuance of stock, mergers, consolidations, a sale of substantially all of the assets of UPS and a dissolution. In 1998, this Committee held 13 meetings.

         Mr. Brown served as a member of the Audit Committee throughout 1998, Carl Kaysen, a former director, served as a member of the Committee until he retired from the board in April 1998 and Ms. Livermore has served as a member of the Committee since her appointment in February 1998. The primary responsibilities of the Audit Committee are to:

          o recommend annually the independent public accountants for appointment by the board as auditors for UPS and its subsidiaries;

          o    review the scope of the audit to be made by the accountants;

          o    review the audit reports submitted by the accountants;

          o review the annual program for the internal audit of records and procedures;

          o review audit reports submitted by the internal auditing staff; conduct such other reviews as the Audit Committee deems appropriate and make reports and recommendations to the board within the scope of its functions.

         In 1998, this Committee held three meetings.

         Messrs. Pelson, MacDougal and Rogers served as members of the Officer Compensation Committee throughout 1998. The primary responsibility of this Committee is to set the proper and appropriate compensation of the Chairman and Chief Executive Officer and to set the proper and appropriate compensation of executive officers based upon the recommendation of the Chief Executive Officer. The Committee also is responsible for making awards to the executive officers under the UPS 1996 Stock Option Plan and the UPS Managers Incentive Plan. The UPS 1996 Stock Option Plan also provides for grants of options to non-employee directors. In 1998, the Officer Compensation Committee held two meetings. See "-- Compensation of Executive Officers and Other Information
-- Compensation of Directors."

         Messrs. Clanin and Kelly served as members of the Salary Committee throughout 1998, and Ms. Soupata served as administrator of the Committee until April 1998 and has since served as a member of the Committee. This Committee determines the compensation for all management employees other than executive officers and is responsible for the administration of the UPS Managers Incentive Plan, the UPS 1991 Stock Option Plan and the UPS 1996 Stock Option Plan for these employees. In 1998, the Salary Committee held 12 meetings.

         Messrs. Nelson, Rogers and Teeter served as members of the Nominating Committee throughout 1998. Mr. Kaysen served as a member of the Committee until he retired in April 1998. This Committee recommends nominees for election to the board. In 1998, this Committee held one meeting.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own beneficially more than 10% of our common stock to file reports of ownership and changes in ownership of such stock with the SEC. Directors, executive officers and greater than 10% shareowners are required by SEC regulations to furnish us with copies of all such forms they file. To our knowledge, our directors and executive officers complied during 1998 with all applicable Section 16(a) filing requirements.

Compensation of Executive Officers and Other Information

         The following table shows the cash compensation paid or to be paid by us or any of our subsidiaries, as well as certain other compensation paid or accrued, during the fiscal years indicated to our Chief Executive Officer and our "Named Executive Officers" (our other four highest paid executive officers), in all capacities in which they served:


                                   SUMMARY COMPENSATION TABLE
                                                                                    Long Term
                                                                                   Compensation
                                                      Annual Compensation             Awards
                                              --------------------------------    -------------
                                                                                    Securities
             Name and Principal                                                     Underlying        All Other
                  Position                    Year       Salary       Bonus(1)    Stock Options    Compensation(2)
             ------------------               -----      ------       --------    -------------    ---------------
James P. Kelly                                1998      $771,500      $319,277        50,468            $4,800
   Chairman and Chief                         1997       717,500       169,647        21,621               ---
   Executive Officer                          1996       575,500       182,260        22,298               ---

John W. Alden                                 1998       588,000       252,480        38,493             4,800
   Vice Chairman, Senior  Vice                1997       550,500       134,726        19,321               ---
   President and Business                     1996       470,000       148,748        17,737               ---
   Development Group Manager

Robert J. Clanin                              1998       450,500       194,620        29,084             4,800
   Senior Vice President, Treasurer           1997       409,000       102,629        13,801               ---
   and Chief Financial Officer                1996       363,000       120,635        13,683               ---

Joseph R.  Moderow                            1998       442,000       189,360        29,084             4,800
   Senior Vice President, Secretary and       1997       417,000       110,160        14,721               ---
   Legal & Public Affairs Group Manager       1996       392,000       134,769        15,203               ---

Charles L. Schaffer                           1998       492,000       210,400        29,939             4,800
   Senior Vice President and                  1997       427,500       113,400        14,951               ---
   Chief Operating Officer                    1996       396,250       137,150        15,203               ---

------------
(1)    Reflects the value of awards accrued and paid under the UPS Managers
       Incentive Plan for the respective fiscal years.

(2) Reflects the value of common stock contributed by us to the accounts of the named individuals pursuant to the UPS SavingsPLUS plan.

Stock Option Grants

         The following table sets forth information concerning option grants to the Named Executive Officers in 1998.

                          Number of       % of Total
                          Securities       Options                                      Potential Realized Value at
                          Underlying      Granted to      Exercise                     Assumed Annual Rates of Stock
                           Options       Employees in    Price per      Expiration        Price Appreciation for
            Name           Granted          1998         Share (1)       Date(2)               Option Term
            ----           -------          ----         ---------       -------       -----------------------------
                                                                                             5%              10%
                                                                                           ------          ------
James P. Kelly              50,468         1.23%          $ 32.00          2003           $ 446,188       $985,959

John W. Alden               38,493         0.94%          $ 32.00          2003           $ 340,317       $752,012

Robert J. Clanin            29,084         0.71%          $ 32.00          2003           $ 257,132       $568,194

Joseph R. Moderow           29,084         0.71%          $ 32.00          2003           $ 257,132       $568,194

Charles L. Schaffer         29,939         0.73%          $ 32.00          2003           $ 264,691       $584,898


------------
(1)   Represents the current price on the date of grant. The exercise price may be paid by the delivery of already owned shares, subject to certain conditions.

(2) Generally, options may not be exercised until the expiration of five years from the date of grant, and then from April 1 through April 30 of the year of exercise.

Stock Option Exercises and Holdings

         The following table sets forth information on stock option exercises in 1998 by the Named Executive Officers and the value of such officers' unexercised options on December 31, 1998:

                                                                                              Value of
                                                                                             Unexercised
                                                               Number of Securities         In-the-Money
                                                              Underlying Unexercised         Options at
                               Shares                         Options at End of 1998(2)      End of 1998
                            Acquired on         Value               Exercisable/            Exercisable/
            Name            Exercise(1)        Realized            Unexercisable            Unexercisable
------------------------    -----------        --------       -------------------------     -------------
James P. Kelly                21,175           $280,569                 None/                 n/a
                                                                       137,533                $1,669,478
John W. Alden                 18,254           $241,866                 None/                 n/a
                                                                       110,545                $1,349,485
Robert J. Clanin               3,895           $ 51,609                 None/                 n/a
                                                                       71,233                 $801,050
Joseph R. Moderow             17,159           $227,357                 None/                 n/a
                                                                       91,274                 $1,146,574
Charles L. Schaffer           15,333           $203,162                 None/                 n/a
                                                                       91,139                 $1,134,337

------------
(1)  Represents gross number of common shares underlying the options exercised under the 1991 Plan.

(2)  Represents common shares subject to options granted under the 1991 and 1996 Plans.

Retirement Plans

         The following table shows the estimated annual retirement benefit payable on a single life only annuity basis to participating employees, including the Named Executive Officers, under the UPS Retirement Plan and UPS Excess Coordinating Benefit Plan for years of service rendered upon retirement, which is assumed to occur at age 65. Participating employees also are entitled to receive $16,008 per year, the maximum currently payable, in primary Social Security benefits:

      Average
       Final
     Earnings         15 Years      20 Years      25 Years        30 Years      35 Years
----------------------------------------------------------------------------------------
     $ 200,000        $ 45,998      $ 61,325      $ 76,669        $ 91,996      $107,341
       250,000          58,498        77,990        97,504         116,996       136,511
       300,000          70,998        94,655       118,339         141,996       165,681
       350,000          83,498       111,320       139,174         166,996       194,851
       400,000          95,998       127,985       160,009         191,996       224,021
       450,000         108,498       144,650       180,844         216,996       253,191
       500,000         120,998       161,315       201,679         241,996       282,361
       600,000         145,998       194,645       243,349         291,996       340,701
       700,000         170,998       227,975       285,019         341,996       399,041
       800,000         195,998       261,305       326,689         391,996       457,381
       900,000         220,998       294,635       368,359         441,996       515,721
     1,000,000         245,998       327,965       410,029         491,996       574,061
     1,100,000         270,998       361,295       451,699         541,996       632,401
     1,200,000         295,998       394,625       493,369         591,996       690,741

         Amounts exceeding $120,000, which is adjusted from time to time by the Internal Revenue Service, would be paid under the UPS Excess Coordinating Benefit Plan. Pursuant to this plan, participants may choose to receive the benefit in the form of a life annuity, cash lump sum or life insurance with a cash value up to 100% of the present value of the benefit. Beginning with 1994, no more than $150,000, which is adjusted from time to time by the Internal Revenue Service, of cash compensation could be taken into account in calculating benefits payable under the UPS Retirement Plan. Participants who elect forms of payment with survivor options will receive lesser amounts than those shown in the above table.


         The compensation upon which the benefits are summarized in the table above includes salary and bonuses awarded under the UPS Managers Incentive Plan. The average final compensation for each participant in the plans is the average covered compensation of the participant during the five highest consecutive years out of the last ten full calendar years of service.

         As of December 31, 1998, estimated or actual credited years of service under the plans to the Named Executive Officers was as follows: Kelly --34, Alden --34, Schaffer --29, Clanin--28 and Moderow --28.

         The plans permit participants with 25 or more years of benefit service to retire as early as age 55 with no or only a limited reduction in the amount of their monthly benefits.

Compensation of Directors

         In 1998, directors who were not employees of UPS received an annual director's fee of $50,000. Members of the Audit, Officer Compensation and Nominating Committees who were not employees of UPS received an additional annual fee of $2,500 for each committee on which they served, except that committee chairmen received an additional annual fee of $4,000. Mr. Rogers has declined to accept any fees for his services as a director.

         UPS established a retirement plan in February 1991, which provided retirement and disability benefits for directors who were neither employees nor former employees of UPS. Effective January 1, 1997, the board agreed to discontinue this plan and, in conjunction therewith, increase the options for which outside directors are eligible under the 1996 Plan. In satisfaction of the obligations previously accrued under the retirement plan, the board agreed to allocate to each director certain amounts. The amounts so allocated to each director will appreciate or depreciate in tandem with the changes in the share price of our common stock inclusive of dividends. At the time each director ceases to be a director of UPS, the then-current value of the account will be payable to him, or his designated beneficiary, either in cash or common stock. The value of these accounts at December 31, 1998, was: Mr. Brown, $458,029; Mr. MacDougal, $458,029; Mr. Pelson, $229,014; and Mr. Teeter, $229,014. The value of Mr. Kaysen's account at the time of his retirement was $429,632.

         In addition to permitting grants of options to eligible employees, the 1996 Plan provides for grants of non-qualified options to the outside directors. These non-qualified options are granted on the first day in each year on which any option is granted to an employee optionee and allow a director to purchase a number of shares equal to 109.5% of such outside director's annual director's fee divided by the Current Price of the common stock as defined in the 1996 Plan. Each of Messrs. Brown, MacDougal, Pelson and Teeter and Ms. Livermore were granted options under the 1996 Plan during 1998.

         Outside directors also have the option of deferring some or all of the fees and/or retainer payable in connection with their services on the board into the UPS Deferred Compensation Plan for Non-Employee Directors. Amounts deferred under such plan are treated as invested in certain mutual funds selected by each director. At the time a participating director ceases to be a director, the total value of the director's account will be payable to him or her, or his or her designated beneficiary, in 40 quarterly installments.

Compensation Committee Interlocks and Insider Participation

         The following non-employee directors are the members of the Officer Compensation Committee of the board of directors: Victor A. Pelson, Gary E. MacDougal and John W. Rogers. None of the members of the Compensation Committee has any direct or indirect material interest in or relationship with UPS outside of his position as director and other than his benefits accrued while serving as an employee of UPS. Mr. Rogers is a former Chairman of the Board and Chief Executive Officer of UPS. He retired from active employment with UPS in 1989. To UPS's knowledge, there were no interlocks involving members of the Compensation Committee or other directors of UPS requiring disclosure in this proxy statement/prospectus.

Certain Business Relationships

         William H. Brown, III, a director of UPS, is a partner of Schnader Harrison Segal & Lewis LLP, a law firm that provides legal services from time to time to us and our subsidiaries.

         Some of our executive officers are trustees of the UPS Retirement Plan. The UPS Retirement Plan, through wholly owned subsidiaries, owns real property that is leased to our subsidiaries for operating purposes at rental rates determined by independent firms of real estate appraisers. The rentals charged to our subsidiaries for the leased real estate during 1998 by this Plan aggregated $282,437.

                   RELATIONSHIPS WITH OVERSEAS PARTNERS LTD.

         UPS has significant historical and current relationships with Overseas Partners Ltd., a Bermuda-based company that is engaged in reinsurance and other businesses. Many of the current shareowners of UPS also are shareowners of OPL, and a majority of the directors and officers of OPL are current or former employees of UPS. In 1998, OPL derived approximately 30% of its revenues from reinsurance business related to UPS. UPS regularly reviews its relationships with its primary insurers, including OPL, and may make changes in such relationships, either as a result of the tax disputes with the United States Internal Revenue Service referred to below or for other reasons. Such changes could have significant economic consequences for UPS and OPL.

         In 1983, UPS spun off OPL by paying a special dividend to its shareowners of one share of OPL common stock for each share of UPS common stock. In addition, UPS has offered its employees the opportunity periodically to purchase OPL shares under UPS's various employee stock purchase plans.

        Members of OPL's board of directors who are current or former officers of UPS are: Robert J. Clanin, UPS's Chief Financial Officer and a director of UPS; Joseph M. Pyne, UPS's Senior Vice President, Corporate Marketing; and Edwin H. Reitman, the retired former Vice President, Corporate Marketing of UPS. D. Scott Davis, formerly Vice President, Finance and Accounting for UPS, is the current Chief Executive Officer and a director of OPL.

         OPL was organized to reinsure shippers' risks relating to packages carried by UPS, as well as to underwrite other reinsurance for insureds unaffiliated with UPS. Since commencing operations in 1984, OPL's primary reinsurance business has been reinsuring insurance by United States-based insurance companies unaffiliated with UPS or OPL. This reinsurance covers the risk of loss or damage to shippers' packages carried by UPS and unaffiliated foreign common carriers whose declared value exceeds $100 or the equivalent in foreign currency. The reinsurance of shippers' risk insurance does not involve transactions conducted directly between UPS and OPL. Various subsidiaries of American International Group, Inc., an insurance company unaffiliated with OPL or UPS, insure customer packages in return for premiums paid by the customers. OPL reinsures these primary insurers, whose premium payments constitute OPL's largest source of revenues and profits. Reinsurance premiums earned by OPL for reinsuring these risks during 1998 were $371.8 million or 29.6% of OPL's 1998 revenues, a reduction from 32.3% in 1997. OPL's reinsurance business also has included reinsurance of workers' compensation insurance issued by another unaffiliated United States-based insurance company covering risks of a UPS subsidiary in the State of California.

         OPL and its subsidiaries also are engaged in the leasing of real property and, until July 1998, aircraft, to subsidiaries of UPS.

         In December 1989, an OPL subsidiary acquired from UPS the Ramapo Ridge facility. In July 1990, the OPL subsidiary leased the facility to UPS for an initial term ending in

2019. UPS uses the facility as a data processing, telecommunications and operations center. Lease payments have fixed and variable components. The fixed component provides for aggregate lease payments of approximately $216 million over the initial term of the lease. The variable component of the lease payments is based on the number of customer accounts maintained by UPS. At the conclusion of the lease, UPS has the right to purchase the Ramapo Ridge facility at fair market value. UPS has an option to purchase the land on which the facility is located, but not the buildings, from an OPL subsidiary in 2050 for approximately $63.7 million, subject to certain adjustments for increases in the fair market value of the land. In 1998, OPL received rental payments of approximately $27.1 million from UPS pursuant to these leases.

         OPL has assigned the right to receive the fixed rentals on the Ramapo Ridge facility lease to a subsidiary, and the subsidiary pledged its interest in these payments to secure bonds issued to finance the acquisition of the leased assets. UPS's obligation to pay the fixed rental is unconditional during the initial lease term, and continues after an early lease termination unless UPS pays an amount sufficient to defease the remaining interest payments on the OPL subsidiary's bonds.

         In December 1989 an OPL subsidiary acquired from UPS rights to purchase five Boeing 757 aircraft for approximately $67.9 million. The manufacturer delivered the aircraft to OPL in 1990 and OPL leased them to UPS until July 1998. At that time, OPL sold the aircraft to UPS for approximately $202 million, yielding a gain on sale to OPL before income taxes of approximately $12 million.

         In considering which risks related to UPS's business to insure or reinsure, or which leasing or other arrangements to enter into between OPL and UPS, UPS's and OPL's directors and officers consider the impact of their business decisions on each of the two companies. Although the directors consider prevailing market conditions in making such decisions, there can be no assurance that transactions relating to the two companies will be on the most favorable terms that could be obtained by either party in transactions entirely with unrelated parties.

         UPS and OPL do not have any formal conflict of interest resolution procedures. Nevertheless, in connection with OPL's reinsurance of risks related to UPS's business, UPS believes the rates charged by the primary insurers reinsured by OPL are competitive with those charged to shippers utilizing other carriers. In connection with other major transactions in which UPS and OPL have been involved, primarily leasing transactions, UPS generally has obtained fairness or valuation opinions from investment banking firms or other organizations with significant expertise in the evaluation of the interests involved.


         In connection with its relationship with OPL, UPS received a notice of deficiency in 1995 from the United States Internal Revenue Service asserting that UPS is liable for additional tax for the 1983 and 1984 tax years. The IRS bases its notice of deficiency in large part on the theory that UPS is liable for tax on OPL's income. The tax deficiency is based on a number of theories, which UPS believes are inconsistent, and ranges from $8 million to $35 million, plus penalties and interest for 1984. In August 1995, UPS filed petitions with the Tax Court in opposition to the Notices of Deficiency. The IRS and UPS tried the matter before the Tax Court in late 1997.

         During the first quarter of 1999, the IRS issued two additional Notices of Deficiency asserting that UPS is liable for additional tax for the 1985 through 1987 tax years and the 1988 through 1990 tax years. In all cases, the primary assertions by the IRS relate to the reinsurance of excess value package insurance. The tax deficiency sought by the IRS relating to package insurance for these periods ranges, based on alternative theories, from $115 million to $121 million for the 1985 through 1987 tax years, and from $131 million to $138 million for the 1988 through 1990 tax years, plus in each case penalties and interest. The IRS has based its assertions on the same theories included in the 1983-1984 Notice Of Deficiency.

         In connection with its deficiency notices and the Tax Court proceedings, in addition to package insurance, the IRS has raised a number of other issues relating to the timing of deductions, the characterization of expenses as capital rather than ordinary and UPS's entitlement to the Investment Tax Credit and the Research Tax Credit in the 1983 through 1990 tax years. UPS estimates the amounts at issue with respect to these additional items at approximately $12 million in tax for the 1983 and 1984 tax years, $88 million in tax for the 1985 through 1987 tax years and $245 million in tax for the 1988 through 1990 tax years, plus, in each case penalties and interest. The majority of these adjustments are timing adjustments that would reverse in future years. UPS has filed petitions with the Tax Court in opposition to the Notices of Deficiency related to the 1985 through 1987 tax years and the 1988 through 1990 tax years. The IRS may take positions similar to those described above for periods subsequent to 1990.

                 FEDERAL INCOME TAX CONSEQUENCES TO SHAREOWNERS


         The following is a discussion of the material federal income tax considerations of the merger that are generally applicable to holders of UPS shares. Gibson, Dunn & Crutcher LLP, counsel to UPS, is of the opinion that the following discussion accurately describes these material federal income tax consequences.

         This discussion does not deal with all income tax considerations that may be relevant to particular UPS shareowners in light of their particular circumstances, such as shareowners who are dealers in securities, foreign persons, banks, insurance companies or tax-exempt entities, shareowners who hold their shares as part of a hedging, straddle, conversion or other risk reduction transaction or shareowners who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the merger other than the tender offer (whether or not these transactions are in connection with the merger), including transactions in which UPS shares were or are acquired or in which New UPS class A shares were or are disposed of. Furthermore, no foreign, state or local tax considerations are addressed in this proxy statement/prospectus. The discussion is based on federal income tax law in effect as of the date of this proxy statement/prospectus, which could change at any time, possibly with retroactive effect. Accordingly, UPS shareowners are urged to consult their own tax advisers as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to them of the merger and applicable tax return reporting requirements.

         The following federal income tax consequences will result from the merger:

         o No gain or loss will be recognized by holders of UPS shares solely as a result of their receipt of New UPS class A shares in the merger;

         o The aggregate tax basis of the New UPS class A shares received in the merger by a UPS shareowner will be the same as the aggregate tax basis of the UPS shares surrendered in exchange for such New UPS class A shares;

         o The holding period of the New UPS class A shares received in the merger by a UPS shareowner will include the period during which the shareowner held the UPS shares surrendered in exchange for such New UPS class A shares, so long as the UPS shares are held as a capital asset at the time of the merger; and

         o None of New UPS, ______________ or UPS will recognize gain or loss solely as a result of the merger.

         The opinion of counsel that the merger will qualify as a tax-free transaction will be subject to the limitations and qualifications referred to in this document. In addition, the opinions will rely upon the truth and accuracy of representations and covenants set forth in the merger agreement and in certificates to be delivered to counsel prior to the effective time by New UPS, ____________ and UPS. The parties are not requesting a ruling from the Internal Revenue Service in connection with the merger. The opinion of counsel referred to above does not bind the IRS or prevent the IRS from adopting a contrary position.

         It is conceivable, although unlikely, that the contemplated cash tender offer and the merger will be treated as part of the same transaction for federal income tax purposes. In this event, if you tender shares, cash received by you in the tender offer could be treated as "boot" for federal income tax purposes. As a result, you would be required to recognize any gain realized in the merger with respect to all of your UPS shares up to the full amount of the cash received in the tender offer. In contrast, if the tender offer were not treated as part of the same transaction as the merger, you would be required to recognize gain only with respect to those New UPS shares actually tendered. You are urged to consult your own tax advisor regarding the consequences of participating in the tender offer.

                                  LEGAL MATTERS

         The validity of the shares of our class A common stock issued as a result of the merger will be passed upon for us by Gibson, Dunn & Crutcher LLP, Washington, D.C. Certain tax consequences of the merger will be passed upon for us, as a condition to the merger becoming effective, by Gibson, Dunn & Crutcher LLP, Washington, D.C. Morris Manning & Martin LLP has acted as our special counsel in connection with the merger and related transactions, and has passed upon certain legal matters for us.

                       SUBMISSION OF SHAREOWNER PROPOSALS

         UPS expects to hold its 2000 Annual Meeting in May 2000. If you intend to submit a proposal for inclusion in our proxy materials for UPS's 2000 Annual Meeting, you must submit the proposal to our Secretary by November 15, 1999.

         SEC rules set forth standards as to what shareowner proposals we are required to include in our proxy statement for an annual meeting.

                                    EXPERTS

         The financial statements of United Parcel Service of America, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The balance sheet of United Parcel Service, Inc. as of July 19, 1999 included in this proxy statement/prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

             UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES

                          INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                          Number

Audited Consolidated Financial Statements

    Independent Auditors' Report............................................F-2
    Consolidated Balance Sheets as of December 31, 1997 and 1998............F-3
    Statements of Consolidated Income for the Years ended December 31,
      1996, 1997 and 1998...................................................F-4
    Statements of Consolidated Shareowners' Equity for the Years
      ended December 31, 1996, 1997 and 1998................................F-5
    Statements of Consolidated Cash Flows for the Years ended
      December 31, 1996, 1997 and 1998......................................F-6
    Notes to Audited Consolidated Financial Statements......................F-7


Unaudited Consolidated Financial Statements

    Consolidated Balance Sheets as of December 31, 1998 and
      March 31, 1999.......................................................F-24
    Statements of Consolidated Income for the Three Months Ended
      March 31, 1998 and 1999..............................................F-25
    Statement of Consolidated Shareowners' Equity for the Three
      Months Ended March 31, 1999..........................................F-26
    Statements of Consolidated Cash Flows for the Three Months
      Ended March 31, 1998 and 1999........................................F-27
    Notes to Unaudited Consolidated Financial Statements...................F-28


                          UNITED PARCEL SERVICE, INC.

                          INDEX TO FINANCIAL STATEMENT

Audited Financial Statement

    Independent Auditors' Report...........................................F-31
    Balance Sheet as of July 19, 1999......................................F-32
    Notes to Balance Sheet.................................................F-32

             UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES

                          INDEPENDENT AUDITORS' REPORT


Board of Directors and Shareowners
United Parcel Service of America, Inc.
Atlanta, Georgia

We have audited the accompanying consolidated balance sheets of United Parcel Service of America, Inc., and its subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of income, shareowners' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of United Parcel Service of America, Inc., and its subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
February 8, 1999

             UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1997 and 1998
                (In millions except share and per share amounts)

                                                                                 December 31,
                                                                            ----------------------
                                      ASSETS                                  1997          1998
                                                                              ----          ----
Current Assets:
   Cash and cash equivalents............................................... $   460       $ 1,240
   Marketable securities...................................................       -           389
   Accounts receivable.....................................................   2,405         2,713
   Prepaid employee benefit costs..........................................     669           703
   Materials, supplies and other prepaid expenses..........................     417           380
   Common stock held for stock plans.......................................     526             -
                                                                             ------        ------
     Total Current Assets..................................................   4,477         5,425
                                                                             ------        ------
Property, Plant and Equipment:
   Vehicles................................................................   3,519         3,482
   Aircraft (including aircraft under capitalized leases)..................   6,771         7,739
   Land....................................................................     654           651
   Buildings...............................................................   1,433         1,478
   Leasehold improvements..................................................   1,734         1,803
   Plant equipment.........................................................   4,063         4,144
   Construction-in-progress................................................     328           257
                                                                             ------        ------
                                                                             18,502        19,554
   Less accumulated depreciation and amortization..........................   7,495         8,170
                                                                             ------        ------
                                                                             11,007        11,384
Other Assets...............................................................     428           258
                                                                             ------        ------
                                                                            $15,912       $17,067
                                                                             ======        ======
                       LIABILITIES AND SHAREOWNERS' EQUITY

Current Liabilities:
   Accounts payable........................................................ $ 1,207       $ 1,322
   Accrued wages and withholdings..........................................   1,194         1,092
   Dividends payable.......................................................     191           247
   Deferred income taxes...................................................     140           114
   Current maturities of long-term debt....................................      41           410
   Other current liabilities...............................................     625           532
                                                                             ------        ------
     Total Current Liabilities.............................................   3,398         3,717
                                                                             ------        ------
Long-Term Debt (including capitalized lease obligations)...................   2,583         2,191
                                                                             ------        ------
Accumulated Postretirement Benefit Obligation, Net.........................     911           969
                                                                             ------        ------
Deferred Taxes, Credits and Other Liabilities..............................   2,933         3,017
                                                                             ------        ------
Shareowners' Equity:
   Preferred stock, no par value, authorized 200,000,000 shares,
     none issued...........................................................       -             -
   Common stock, par value $.10 per share, authorized 900,000,000 shares,
    issued 562,000,000 and 559,000,000 in 1997 and 1998....................      56            56
    Additional paid-in capital.............................................       -           325
   Retained earnings.......................................................   6,112         7,280
   Cumulative foreign currency adjustments.................................     (81)          (62)
   Unrealized loss on marketable securities................................       -            (1)
                                                                             ------        ------
                                                                              6,087         7,598
                                                                             ------        ------
   Treasury stock, at cost (11,605,952 shares).............................       -          (425)
                                                                             ------        ------
                                                                              6,087         7,173
                                                                             ------        ------
                                                                            $15,912       $17,067
                                                                             ======        ======

             See notes to audited consolidated financial statements.

             UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES
                        STATEMENTS OF CONSOLIDATED INCOME
                  Years Ended December 31, 1996, 1997 and 1998
                     (In millions except per share amounts)



                                                   Year Ended December 31,
                                            ------------------------------------
                                              1996          1997          1998
                                              ----          ----          ----
Revenue.................................... $22,368       $22,458       $24,788
                                             ------        ------        ------
Operating Expenses:
   Compensation and benefits...............  13,326        13,289        14,346
   Other...................................   7,013         7,471         7,352
                                             ------        ------        ------
                                             20,339        20,760        21,698
                                             ------        ------        ------
   Operating Profit........................   2,029         1,698         3,090
                                             ------        ------        ------

Other Income and (Expense):
   Investment income.......................      39            70            84
   Interest expense........................     (95)         (187)         (227)
   Miscellaneous, net......................     (63)          (28)          (45)
                                             ------        ------        ------
                                               (119)         (145)         (188)
                                             ------        ------        ------
Income Before Income Taxes.................   1,910         1,553         2,902
Income Taxes...............................     764           644         1,161
                                             ------        ------        ------
   Net Income.............................. $ 1,146       $   909       $ 1,741
                                             ======        ======        ======
   Basic Earnings Per Share................   $2.06         $1.65         $3.18
                                             ======        ======        ======
   Diluted Earnings Per Share..............   $2.03         $1.63         $3.14
                                             ======        ======        ======














             See notes to audited consolidated financial statements.

             UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES
                 STATEMENTS OF CONSOLIDATED SHAREOWNERS' EQUITY
                  Years Ended December 31, 1996, 1997 and 1998
                     (In millions except per share amounts)

                                                                                     Cumulative   Unrealized
                                                Common Stock   Additional              Foreign     Loss on    Treasury     Total
                                                ------------    Paid-In    Retained   Currency    Marketable    Stock   Shareowners'
                                               Shares  Amount   Capital    Earnings  Adjustments  Securities   at Cost     Equity
                                               ------  ------  ----------  --------  -----------  ----------  --------  ------------
Balance, January 1, 1996....................... 570     $57      $ 76       $4,961     $  57        $   -       $   -      $5,151
   Comprehensive income:
     Net income................................   -       -         -        1,146         -            -           -       1,146
     Foreign currency adjustments..............   -       -         -            -       (36)           -           -         (36)
                                                                                                                            -----
   Comprehensive income........................                                                                             1,110
                                                                                                                            -----
   Dividends ($.68 per share)..................   -       -         -         (379)        -            -           -        (379)
   Gain on issuance of common stock held for
     stock plans...............................   -       -        33            -         -            -           -          33
   Exercise of stock options...................   -       -       (14)           -         -            -           -         (14)
                                                ---     ---       ---        -----       ---          ---         ---       -----
Balance, December 31, 1996..................... 570      57        95        5,728        21            -           -       5,901
   Comprehensive income:
     Net income................................   -       -         -          909         -            -           -         909
     Foreign currency adjustments..............   -       -         -            -      (102)           -           -        (102)
                                                                                                                            -----
   Comprehensive income........................                                                                               807
                                                                                                                            -----
   Dividends ($.70 per share)..................   -       -         -         (385)        -            -           -        (385)
   Gain on issuance of common stock held for
     stock plans...............................   -       -        27            -         -            -           -          27
   Exercise of stock options...................   -       -       (26)           -         -            -           -         (26)
   Constructive retirement of common stock.....  (8)     (1)      (96)        (140)        -            -           -        (237)
                                                ---     ---       ---        -----       ---          ---         ---       -----
Balance, December 31, 1997..................... 562      56         -        6,112       (81)           -           -       6,087
   Comprehensive income:
     Net income................................   -       -         -        1,741         -            -           -       1,741
     Foreign currency adjustments..............   -       -         -            -        19            -           -          19
     Unrealized loss on marketable securities..   -       -         -            -         -           (1)          -          (1)
                                                                                                                            -----
   Comprehensive income........................                                                                             1,759
                                                                                                                            -----
   Dividends ($.85 per share)..................   -       -         -         (466)        -            -           -        (466)
   Gain on issuance of common stock held for
     stock plans...............................   -       -        70            -         -            -           -          70
   Exercise of stock options...................   -       -        (8)         (17)        -            -           -         (25)
   Retirement of common stock..................  (3)      -         -          (90)        -            -           -         (90)
   Reclassification of common stock held for
     stock plans...............................   -       -         -            -         -            -        (425)       (425)
   Managers Incentive Plan award to be
     distributed in common stock...............   -       -       263            -         -            -           -         263
                                                ---     ---       ---        -----       ---          ---         ---       -----
Balance, December 31, 1998..................... 559     $56      $325       $7,280      $(62)         $(1)      $(425)     $7,173
                                                ===     ===       ===        =====       ===          ===         ===       =====


             See notes to audited consolidated financial statements.

             UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES
                      STATEMENTS OF CONSOLIDATED CASH FLOWS
                  Years Ended December 31, 1996, 1997 and 1998
                                  (In millions)

                                                                     Year Ended December 31,
                                                                 ------------------------------
                                                                 1996         1997         1998
                                                                 ----         ----         ----
Cash flows from operating activities:
   Net income...............................................    $1,146         $909       $1,741
   Adjustments to reconcile net income to net cash from
    operating activities:
     Depreciation and amortization..........................       964        1,063        1,112
     Postretirement benefits................................        78           70           58
     Deferred taxes, credits and other......................       479          406           23
     Changes in assets and liabilities:
       Accounts receivable..................................      (416)         (64)        (308)
       Prepaid employee benefit costs.......................      (116)        (268)         (34)
       Materials, supplies and other prepaid expenses.......      (196)         164           37
       Accounts payable.....................................        18           52          115
       Accrued wages and withholdings.......................        74           (7)         161
       Dividends payable....................................        16           (3)          56
       Other current liabilities............................         4          184          (93)
                                                                 -----        -----        -----
         Net cash from operating activities.................     2,051        2,506        2,868
                                                                 -----        -----        -----
Cash flows from investing activities:
   Capital expenditures.....................................    (2,333)      (1,984)      (1,645)
   Disposals of property, plant and equipment...............       127          111          216
   Purchases of marketable securities.......................         -            -         (390)
   Other asset receipts (payments)..........................       (60)          46          164
                                                                 -----        -----        -----
     Net cash (used in) investing activities................    (2,266)      (1,827)      (1,655)
                                                                 -----        -----        -----
Cash flows from financing activities:
   Proceeds from borrowings.................................     1,345        2,097          287
   Repayments of borrowings.................................      (484)      (2,065)        (310)
   Purchases of common stock................................      (650)        (719)        (774)
   Issuances of common stock pursuant to stock awards and
    employee stock purchase plans...........................       532          487          785
   Dividends................................................      (379)        (385)        (466)
   Other transactions.......................................        19            1           45
                                                                 -----        -----        -----
     Net cash from (used in) financing activities...........       383         (584)        (433)
                                                                 -----        -----        -----
Effect of exchange rate changes on cash.....................        13          (27)           -
                                                                 -----        -----        -----
Net increase in cash and cash equivalents...................       181           68          780
Cash and cash equivalents:
   Beginning of year........................................       211          392          460
                                                                 -----        -----        -----
   End of year..............................................    $  392       $  460       $1,240
                                                                 =====        =====        =====
Cash paid during the period for:
   Interest, net of amount capitalized......................    $   50       $  130       $  298
                                                                 =====        =====        =====
   Income taxes.............................................    $  484       $  319       $1,181
                                                                 =====        =====        =====


             See notes to audited consolidated financial statements.

             UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES
               NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF ACCOUNTING POLICIES

     Basis of Financial Statements and Business Activities

     The accompanying consolidated financial statements include the accounts of United Parcel Service of America, Inc., and all of its subsidiaries (collectively "UPS" or the "Company"). All material intercompany balances and transactions have been eliminated.

     UPS concentrates its operations in the field of transportation services, primarily domestic and international letter and package delivery. Revenue is recognized upon delivery of a letter or package.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     As of December 31, 1998, the Company had approximately 202,000 employees (62% of total employees) employed under collective bargaining agreements with various locals of the International Brotherhood of Teamsters. These agreements expire on July 31, 2002. In addition, the majority of the Company's pilots are employed under a collective bargaining agreement with the Independent Pilots Association ("IPA"), which becomes amendable January 1, 2004.

     Cash and Cash Equivalents

     Cash and cash equivalents consist of highly liquid investments (including investments in debt securities and variable rate preferred stocks of $207 and $936 million at December 31, 1997 and 1998, respectively) that are readily convertible into cash. The carrying amount approximates fair value because of the short-term maturity of these instruments.

     Marketable Securities

     Marketable securities are classified as available-for-sale and are carried at fair value, with related unrealized gains and losses reported as other comprehensive income and as a separate component of shareowners' equity. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income, along with interest and dividends. The cost of securities sold is based on the specific identification method; realized gains and losses resulting from such sales are included in investment income.

     Common Stock Held for Stock Plans

     Prior to December 31, 1998, UPS accounted for its common stock held for awards and distributions under various UPS stock and benefit plans as a current asset. Common stock held in excess of current requirements was constructively retired and accounted for as a reduction in Shareowners' Equity.

     As a result of a change in position by the Securities and Exchange Commission ("SEC") as well as a change by the Financial Accounting Standards Board ("FASB"), UPS has reclassified its Common Stock Held for Stock Plans from current assets to Treasury Stock, a separate component of Shareowners' Equity. In 1998, 3 million shares in excess of current requirements were retired and 18 million shares previously constructively retired were also retired.

     Property, Plant and Equipment

     Property, plant and equipment are carried at cost. Depreciation (including amortization) is provided by the straight-line method over the estimated useful lives of the assets, which are as follows: Vehicles -- 9 years; Aircraft -- 12 to 20 years; Buildings -- 20 to 40 years; Leasehold Improvements -- lives of leases; Plant Equipment -- 5 to 8-1/3 years.

     Costs in Excess of Net Assets Acquired

     Costs of purchased businesses in excess of net assets acquired are amortized over a 10-year period using the straight-line method.

     Income Taxes

     Income taxes are accounted for under FASB Statement No. 109, "Accounting for Income Taxes" ("FAS 109"). FAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, FAS 109 generally considers all expected future events other than proposed changes in the tax law or rates.

     Capitalized Interest

     Interest incurred during the construction period of certain property, plant and equipment is capitalized until the underlying assets are placed in service, at which time amortization of the capitalized interest begins, straight-line, over the estimated useful lives of the related assets. Capitalized interest was $53, $43 and $27 million for 1996, 1997 and 1998, respectively.

     Derivative Instruments

     UPS has entered into interest rate swap agreements, cross-currency interest rate swap agreements and forward currency contracts. All of these agreements relate to the Company's long-term debt and are specifically matched to the underlying cash flows. They have been entered into for the purposes of reducing UPS's borrowing costs and to protect UPS against adverse changes in foreign currency exchange rates. Any periodic settlement payments are accrued monthly, as either a charge or credit to expense, and are not material to net income. Based on estimates provided by third party investment bankers, the Company has determined that the fair value of these agreements is not material to its financial statements.

     The Company also purchases options to reduce the impact of changes in foreign currency rates on its foreign currency purchases and purchases options and forward contracts to moderate the impact of price increases in the cost of crude oil on fuel expense. The forward contracts and options are adjusted to fair value at period end based on market quotes and are not material to the Company's financial statements.

     The Company does not utilize derivatives for trading or other speculative purposes. UPS is exposed to credit loss in the event of nonperformance by the other parties to the interest rate swap agreements. However, UPS does not anticipate nonperformance by the counterparties. UPS is exposed to market risk based upon changes in interest rates, foreign currency exchange rates and fuel prices.

     Stock Option Plans

     UPS has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related Interpretations in accounting for its employee stock options. Under APB 25, compensation expense is generally not recognized when both the exercise price is the same as the market price and the number of shares to be issued is set on the date the employee stock option is granted. Since UPS employee stock options are granted on this basis, the Company does not recognize compensation expense for grants under its plans.

     Segment Information

     Effective January 1, 1998, the Company adopted FASB Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"), which changes the method used by the Company to report information about its operating segments. Information for 1997 and 1996 has been restated in order to conform to the 1998 presentation. FAS 131 establishes standards to be used by enterprises to identify and report information about operating segments and for related disclosures about products and services, geographic areas and major customers. The adoption of FAS 131 did not affect results of operations or financial position, but did affect the disclosure of segment information contained in Note 10.

     Changes in Presentation

     Certain prior year amounts have been reclassified to conform to the current year presentation.

2.   LONG-TERM DEBT AND COMMITMENTS

     Long-term debt, as of December 31, consists of the following (in millions):

                                                                                1997        1998
                                                                                ----        ----
8 3/8% debentures, due April 1, 2020 (i).....................................  $  700     $  424
8 3/8% debentures, due April 1, 2030 (i).....................................       -        276
Commercial paper (ii)........................................................      98        112
Industrial development bonds, Philadelphia Airport facilities, due
  December 1, 2015 (iii).....................................................     100        100
Capitalized lease obligations (iv)...........................................     633        598
5.5% Eurobond notes, due January 4, 1999.....................................     201        200
3.25% 200 million Swiss Franc notes, due October 22, 1999....................     166        166
6.875% 100 million Pound Sterling notes, due February 25, 2000...............     166        166
6.625% EuroNotes, due April 25, 2001.........................................     200        200
6.25% EuroNotes, due July 7, 2000............................................     298        301
Installment notes, mortgages and bonds at various rates from 6.0%  to 8.6%...      62         58
                                                                                -----      -----
                                                                                2,624      2,601
Less current maturities......................................................     (41)      (410)
                                                                                -----      -----
                                                                               $2,583     $2,191
                                                                                =====      =====


     (i) On January 22, 1998, the Company exchanged $276 million of the original $700 million debentures for new debentures of equal principal with a maturity of April 1, 2030. The new debentures have the same interest rate as the 8 3/8% debentures due 2020 until April 1, 2020, and, thereafter, the interest rate will be 7.62% for the final 10 years. The new 2030 debentures are redeemable in whole or in part at the option of the Company at any time. The redemption price is equal to the greater of 100% of the principal amount and accrued interest or the sum of the present values of the remaining scheduled payouts of principal and interest thereon discounted to the date of redemption at a benchmark treasury yield plus five basis points plus accrued interest. The remaining $424 million of 2020 debentures are not subject to redemption prior to maturity. Interest is payable semiannually on the first of April and October for both debentures and neither debenture is subject to sinking fund requirements.

     (ii) The weighted average interest rate on the commercial paper outstanding as of December 31, 1997 and 1998, was 5.7% and 5.1%, respectively. The commercial paper has been classified as long-term debt in accordance with the Company's intention and ability to refinance such obligations on a long-term basis under its revolving credit facilities. However, the amount of commercial paper outstanding in 1999 is expected to fluctuate. UPS is authorized to borrow up to $2.0 billion under this program as of December 31, 1998.

     (iii) The industrial development bonds bear interest at either a daily, variable or fixed rate. The average interest rates for 1997 and 1998 were 3.5% and 3.3%, respectively.

     (iv) UPS has capitalized lease obligations for certain aircraft which are included in Property, Plant and Equipment at December 31 as follows (in millions):

                                                        1997       1998
                                                        ----       ----
Aircraft..........................................      $614       $614
Accumulated amortization..........................       (16)       (38)
                                                         ---        ---
                                                        $598       $576
                                                         ===        ===


     The aggregate annual principal payments for the next five years, excluding commercial paper and capitalized leases, are (in millions): 1999 -- $371; 2000 -- $471; 2001 -- $203; 2002 -- $2; and 2003 -- $2.

     Based on the borrowing rates currently available to the Company for long-term debt with similar terms and maturities, the fair value of long-term debt, including current maturities, is approximately $2.8 billion as of December 31, 1997 and 1998.

     UPS leases certain aircraft, facilities, equipment and vehicles under operating leases which expire at various dates through 2034. Total aggregate minimum lease payments under capitalized leases and under operating leases are as follows (in millions):

                                                        Capitalized    Operating
Year                                                       Leases       Leases
----                                                    -----------    ---------
1999....................................................   $  67         $  211
2000....................................................      67            146
2001....................................................      67            115
2002....................................................      67             94
2003....................................................      67             77
After 2003..............................................     526            477
                                                             ---          -----
Total minimum lease payments............................     861         $1,120
                                                                          =====
Less imputed interest...................................    (263)
                                                             ---
Present value of minimum capitalized lease payments.....     598
Less current portion....................................     (39)
                                                             ---
Long-term capitalized lease obligations.................   $ 559
                                                             ===

     As of December 31, 1998, UPS has outstanding letters of credit totaling approximately $1.2 billion issued in connection with routine business requirements.

     As of December 31, 1998, UPS has commitments outstanding for capital expenditures under purchase orders and contracts of approximately $2.6 billion, with the following amounts expected to be spent during the next five years (in millions): 1999 -- $649; 2000 -- $295; 2001 -- $436; 2002 -- $383; and 2003 --
$393.

     UPS maintains two credit agreements with a consortium of banks which provide revolving credit facilities of $1.25 billion each, with one expiring April 29, 1999, and the other April 30, 2003. At December 31, 1998, there were no outstanding borrowings under these facilities.

     UPS also maintains a European medium-term note program with a borrowing capacity of $1.0 billion. Under this program, UPS may, from time to time, issue notes denominated in a variety of currencies. There is currently $500 million available under this program.

     In January 1999, UPS filed a shelf registration with the SEC, under which UPS may issue debt in the U.S. marketplace of up to $2.0 billion. There is currently no debt issued under this shelf registration.

3.   EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share (in millions except per share amounts):


                                                                        1996      1997      1998
                                                                        ----      ----      ----
Numerator:
Numerator for basic and diluted earnings per share - net income....... $1,146      $909    $1,741
                                                                        =====      ====     =====
Denominator:
   Weighted-average shares............................................    555       551       545
   Contingent shares - Managers Incentive Plan........................      2         1         2
                                                                        -----      ----      ----
Denominator for basic earnings per share..............................    557       552       547

Effect of dilutive securities:
   Additional contingent shares - Managers Incentive Plan.............      4         4         4
   Stock option plans.................................................      3         2         3
                                                                        -----      ----      ----
Denominator for diluted earnings per share............................    564       558       554
                                                                        =====      ====     =====
Basic earnings per share..............................................  $2.06     $1.65     $3.18
                                                                        =====      ====     =====
Diluted earnings per share............................................  $2.03     $1.63     $3.14
                                                                        =====      ====     =====

4.   LEGAL PROCEEDINGS

     During the second quarter of 1995, the Company received a Notice of Deficiency from the United States Internal Revenue Service ("IRS") asserting that it is liable for additional tax for the 1983 and 1984 tax years. The Notice of Deficiency is based in large part on the theory that UPS is liable for tax on income of Overseas Partners Ltd., a Bermuda company, which has reinsured excess value package insurance purchased by UPS's customers from unrelated insurers. The deficiency sought by the IRS relating to package insurance is based on a number of theories, which the Company believes are inconsistent, and ranges from $8 million to $35 million of tax, plus penalties and interest for 1984.

     In August 1995, the Company filed a petition in the United States Tax Court ("Tax Court") in opposition to the Notice of Deficiency related to the 1983 and 1984 tax years. The matter was tried before the Tax Court in late 1997. Even though the Tax Court has no scheduled date for its opinion to be rendered, the Company does not anticipate a decision before mid-1999.

     During the first quarter of 1999, the IRS issued two Notices of Deficiency asserting that UPS is liable for additional tax for the 1985 through 1987 tax years, and the 1988 through 1990 tax years. In all cases, the primary assertions by the IRS relate to the reinsurance of excess value package insurance, the issue raised for the 1983 through 1984 tax years. The additional tax sought by the IRS relating to package insurance for these periods ranges, based on alternative theories, from $115 million to $121 million for the 1985 through 1987 tax years, and from $131 million to $138 million for the 1988 through 1990 tax years, plus penalties and interest. The IRS has based their assertions on the same theories included in the 1983-1984 Notice of Deficiency.

     In addition to package insurance, the IRS has raised a number of other issues relating to the timing of deductions; the characterization of expenses as capital rather than ordinary; and UPS's entitlement to the Investment Tax Credit and the Research Tax Credit in the 1983 through 1990 tax years. These issues total $32 million in tax for the 1983 and 1984 tax years, $88 million in tax for the 1985 through 1987 tax years, and $245 million in tax for the 1988 through 1990 tax years. Penalties and interest are in addition to these amounts. The majority of these adjustments would reverse in future years. The Company is currently in the process of preparing petitions to the Tax Court for the 1985 through 1987 tax years and the 1988 through 1990 tax years. The IRS may take positions similar to those described above for periods subsequent to 1990. Management believes the eventual resolution of the matters raised by the IRS will not result in a material adverse effect upon the financial condition of the Company.

     The Company is a defendant in various employment-related lawsuits. In one of these actions, which alleges employment discrimination by the Company, class action status has been granted, and the United States Equal Employment Opportunity Commission has been granted the right to intervene. UPS is also a defendant in various other lawsuits that arose in the normal course of business. In the opinion of management, none of these cases is expected to have a material adverse effect upon the financial condition of the Company.

5.   EMPLOYEE BENEFIT PLANS

     UPS maintains several defined benefit plans (the "Plans"). The Plans are noncontributory and include all employees who meet certain minimum age and years of service requirements, except those employees covered by certain multi-employer plans provided for under collective bargaining agreements.

     The Plans provide for retirement benefits based on either service credits or average compensation levels earned by employees prior to retirement. The Plans' assets consist primarily of publicly traded stocks and bonds and include approximately 13.3 million and 13.5 million shares of UPS common stock at December 31, 1997 and 1998, respectively. UPS's funding policy is consistent with relevant federal tax regulations. Accordingly, UPS contributes amounts deductible for federal income tax purposes.

     UPS sponsors postretirement medical plans that provide health care benefits to its retirees who meet certain eligibility requirements and who are not otherwise covered by multi-employer plans. Generally, this includes employees with at least 10 years of service who have reached age 55 and employees who are eligible for postretirement medical benefits from a Company-sponsored plan pursuant to collective bargaining. The Company has the right to modify or terminate certain of these plans. In many cases, these benefits have been provided to retirees on a noncontributory basis; however, in certain cases, employees are required to contribute towards the cost of the coverage.

     The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets, and a statement of funded status as of September 30, with certain amounts included in the balance sheet as of December 31 (in millions):

                                                                                  Postretirement
                                                          Pension Benefits       Medical Benefits
                                                        --------------------   --------------------
                                                          1997        1998       1997        1998
                                                          ----        ----       ----        ----
Change in Benefit Obligation
Net benefit obligation at beginning of year..........    $2,678      $3,311     $1,096      $1,139
Service cost.........................................       108         147         41          39
Interest cost........................................       220         260         89          86
Plan amendments......................................        98          60        (29)        (24)
Actuarial (gain) loss................................       296         518        (17)         18
Gross benefits paid..................................       (89)        (93)       (41)        (46)
                                                          -----       -----      -----       -----
Net benefit obligation at end of year ...............     3,311       4,203      1,139       1,212
                                                          -----       -----      -----       -----
Change in Plan Assets
Fair value of plan assets at October 1, 1997.........     2,768       3,856        237         291
Actual return on plan assets.........................       768          53         53           3
Employer contributions...............................       409         114         42          42
Gross benefits paid..................................       (89)        (93)       (41)        (46)
                                                          -----       -----      -----       -----
Fair value of plan assets at September 30, 1998......     3,856       3,930        291         290
                                                          -----       -----      -----       -----
Funded status at end of year.........................       545        (273)      (848)       (922)
Unrecognized net actuarial (gain) loss...............      (495)        280        (65)        (24)

Unrecognized prior service cost......................       224         305          2         (23)
Unrecognized net transition obligation...............        71          19          -           -
                                                          -----       -----      -----       -----
Net asset (liability) recorded at end of year........    $  345      $  331     $ (911)     $ (969)
                                                          =====       =====      =====       =====

     Net periodic benefit cost for the years ended December 31 included the following components (in millions):


                                                                                      Postretirement
                                                      Pension Benefits               Medical Benefits
                                                ----------------------------  ----------------------------
                                                  1996      1997      1998      1996      1997      1998
                                                  ----      ----      ----      ----      ----      ----
Service cost....................................   $109      $108      $147     $  37     $  41     $  39
Interest cost...................................    203       220       260        82        89        86
Expected return on assets.......................   (202)     (240)     (310)      (18)      (21)      (26)
Amortization of:
   Transition obligation........................      4         4         8         -         -         -
   Prior service cost...........................     11        11        23         3         3         1
   Actuarial loss...............................      2         -         -         1         -         -
                                                    ---       ---       ---       ---       ---       ---
Net periodic benefit cost.......................   $127      $103      $128      $105      $112      $100
                                                    ===       ===       ===       ===       ===       ===


     The significant assumptions used in the measurement of the Company's benefit obligations are as follows:

                                                                                1996       1997       1998
                                                                               ------     ------     ------
Expected long-term rate of earnings on plan assets...........................   9.5%       9.5%       9.5%
Discount rate................................................................   8.0%       7.5%       6.75%
Rate of increase in future compensation levels for pension benefits..........   4.0%       4.0%       4.0%

     Future postretirement medical benefit costs were forecasted assuming an initial annual increase of 6.0% for pre-65 medical costs and an increase of 5.0% for post-65 medical costs, decreasing to 5.0% for pre-65 and 4.0% for post-65 by the year 2000 and with consistent annual increases at those ultimate levels thereafter.

     Assumed health care cost trends have a significant effect on the amounts reported for the health care plans. A one-percent change in assumed health care cost trend rates would have the following effects (in millions):

                                                                           1% Increase      1% Decrease
                                                                           -----------      -----------
Effect on total of service and interest cost components................        $10             $(10)
Effect on post retirement benefit obligation...........................        $94             $(94)

     UPS also contributes to several multi-employer pension plans for which the above information is not determinable. Amounts charged to operations for pension contributions to these multi-employer plans were $652, $597 and $757 million during 1996, 1997 and 1998, respectively.

     UPS also contributes to several multi-employer health and welfare plans which cover both active and retired employees for which the above information is not determinable. Amounts charged to operations for contributions to multi-employer health and welfare plans were $441, $448 and $458 million during 1996, 1997 and 1998, respectively.

     UPS also sponsors a defined contribution plan for all employees not covered under collective bargaining agreements. Beginning January 1, 1998, the Company matched, in shares of UPS common stock, a portion of the participating employees' contributions. Matching contributions charged to expense were $49 million for 1998.

6.   MANAGEMENT INCENTIVE PLANS

     UPS maintains the UPS Managers Incentive Plan. Persons earning the right to receive awards are determined annually by either the Officer Compensation Committee or the Salary Committee of the UPS Board of Directors. Awards consist primarily of UPS common stock and cash equivalent to the tax withholdings on such awards. The total of all such awards is limited to 15% of consolidated income before income taxes for the 12-month period ending each September 30, exclusive of gains and losses from the sale of real estate and stock of subsidiaries and the effect of certain other nonrecurring transactions or accounting changes. Amounts charged to operations were $324, $244 and $448 million during 1996, 1997 and 1998, respectively.

     As a result of the reclassification of Common Stock Held for Stock Plans discussed in Note 1, the Company recorded $263 million of the $448 million 1998 Managers Incentive Plan award, that was distributed in UPS common stock in February 1999, as Additional Paid-In Capital.

     UPS maintains fixed stock option plans under which options are granted to purchase shares of UPS common stock at the current price of UPS shares as determined by the Board of Directors on the date of option grant. UPS applies APB Opinion 25 and related Interpretations in accounting for these plans. Accordingly, no compensation expense has been recorded for the grant of stock options during 1996, 1997 or 1998. Pro forma information regarding net income and earnings per share is required by Statement of Financial Accounting Standards No. 123 ("FAS 123") and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. For purposes of pro forma disclosures, the estimated fair value of the options granted in 1996, 1997 and 1998 is amortized to expense over the vesting period of the options.

     The pro forma information is as follows (in millions except per share amounts):


                                                             1996        1997         1998
                                                            ------      ------       ------
Net income...............................As reported......   $1,146     $   909      $1,741
                                         Pro forma........   $1,143     $   904      $1,734
Basic earnings per share.................As reported......   $ 2.06     $  1.65      $ 3.18
                                         Pro forma........   $ 2.05     $  1.64      $ 3.17
Diluted earnings per share...............As reported......   $ 2.03     $  1.63      $ 3.14
                                         Pro forma........   $ 2.03     $  1.62      $ 3.13

     The weighted average fair value of options granted during 1996, 1997 and 1998 was $3.80, $5.24 and $3.60, respectively, using the minimum value method for nonpublic entities specified by FAS 123. The assumptions used, by year, are as follows:

                                                 1996        1997        1998
                                                ------      ------      ------
Semiannual dividend per share...............     $0.35       $0.35       $0.45
Risk-free interest rate.....................      6.05%       6.73%       5.56%
Expected life in years......................         5           5           5


     Persons earning the right to receive stock options are determined each year by either the Officer Compensation Committee or the Salary Committee of the UPS Board of Directors. Options covering a total of 30 million common shares may be granted during the five-year period ending in 2001 under the UPS 1996 Stock Option Plan. Except in the case of death, disability or retirement, options are exercisable only during a limited period after the expiration of five years from the date of grant but are subject to earlier cancellation or exercise under certain conditions.

     Following is an analysis of options for shares of common stock issued and outstanding:

                                                 Weighted         Number of
                                                  Average           Shares
                                              Exercise Price    (in thousands)
                                              --------------    --------------
Outstanding at January 1, 1996..............      $19.16           19,333
Exercised...................................      $15.25           (3,474)
Granted.....................................      $27.00            3,322
Canceled....................................      $21.64             (225)
                                                                   ------
Outstanding at December 31, 1996............      $21.21           18,956
Exercised...................................      $16.50           (3,956)
Granted.....................................      $29.75            3,262
Canceled....................................      $22.72             (313)
                                                                   ------
Outstanding at December 31, 1997............      $23.77           17,949
Exercised...................................      $18.75           (3,894)
Granted.....................................      $32.00            4,150
Canceled....................................      $24.75             (220)
                                                                   ------
Outstanding at December 31, 1998............      $26.74           17,985
                                                                   ======

     No options were exercisable at December 31, 1996, 1997 or 1998. The following table summarizes information about stock options outstanding at December 31, 1998:


             Number of          Weighted Average
               Shares            Remaining Life         Weighted Average
           (in thousands)          (in years)            Exercise Price
           --------------          ----------            --------------
               3,823                   0.3                    $21.25
               3,721                   1.3                    $23.75
               3,154                   2.3                    $27.00
               3,168                   3.3                    $29.75
               4,119                   4.3                    $32.00
              ------
              17,985                   2.3                    $26.74
              ======

7.   INCOME TAXES

     The provision for income taxes for the years ended December 31 consists of the following (in millions):

                                                     1996      1997      1998
                                                     ----      ----      ----
Current:
   Federal.......................................    $333      $455     $  917
   State.........................................      71        76        127
                                                      ---       ---      -----
     Total Current...............................     404       531      1,044
                                                      ---       ---      -----
Deferred:
   Federal.......................................     324       100        104
   State.........................................      36        13         13
                                                      ---       ---      -----
     Total Deferred..............................     360       113        117
                                                      ---       ---      -----
     Total.......................................    $764      $644     $1,161
                                                      ===       ===      =====

     Income before income taxes includes losses of international subsidiaries of $160, $70 and $20 million for 1996, 1997 and 1998, respectively.

     A reconciliation of the statutory federal income tax rate to the effective income tax rate for the years ended December 31 consists of the following:

                                                         1996     1997     1998
                                                         ----     ----     ----

Statutory federal income tax rate....................    35.0%    35.0%    35.0%
State income taxes (net of federal benefit)..........     3.8      3.7      3.1
Other................................................     1.2      2.8      1.9
                                                         ----     ----     ----
Effective income tax rate............................    40.0%    41.5%    40.0%
                                                         ====     ====     ====

     Deferred tax liabilities and assets are comprised of the following at December 31 (in millions):

                                                              1997       1998
                                                              ----       ----
Excess of tax over book depreciation....................     $1,727     $1,957
Pension plans...........................................        300        265
Prepaid health and welfare..............................        131        124
Leveraged leases.......................................          87         62
Other...................................................        402        400
                                                              -----      -----
Gross deferred tax liabilities..........................      2,647      2,808
                                                              -----      -----
Other postretirement benefits...........................        377        407
Loss carryforwards (international)......................        322        308
Insurance reserves......................................         74        104
Other...................................................        229        229
                                                              -----      -----
Gross deferred tax assets...............................      1,002      1,048
Deferred tax assets valuation allowance.................       (322)      (308)
                                                              -----      -----
Net deferred tax assets.................................        680        740
                                                              -----      -----
Net deferred tax liability..............................     $1,967     $2,068
                                                              =====      =====

     The valuation allowance decreased $43 million and $14 million during the years ended December 31, 1997 and 1998, respectively.

     UPS has international loss carryforwards of approximately $698 million as of December 31, 1998. Of this amount, $324 million expires in varying amounts through 2008. The remaining $374 million may be carried forward indefinitely. These international loss carryforwards have been fully reserved in the deferred tax assets valuation allowance due to the uncertainty resulting from a lack of previous international taxable income within certain international tax jurisdictions. In addition, a portion of these losses has been deducted on the U.S. tax return, which could affect the amount of any future benefit.

8.   DEFERRED TAXES, CREDITS AND OTHER LIABILITIES

     Deferred taxes, credits and other liabilities, as of December 31, consist of the following (in millions):

                                                               1997       1998
                                                               ----       ----
Deferred federal and state income taxes.....................  $1,829     $1,954
Insurance reserves..........................................     606        704
Other credits and noncurrent liabilities....................     498        359
                                                               -----      -----
                                                              $2,933     $3,017
                                                               =====      =====

9.   OTHER OPERATING EXPENSES

     The major components of other operating expenses for the years ended December 31 are as follows (in millions):

                                                  1996        1997        1998
                                                  ----        ----        ----
Repairs and maintenance.....................     $  823      $  804      $  864
Depreciation and amortization...............        964       1,063       1,112
Purchased transportation....................      1,306       1,374       1,519
Fuel........................................        685         736         604
Other occupancy.............................        388         395         375
Other expenses..............................      2,847       3,099       2,878
                                                  -----       -----       -----
                                                 $7,013      $7,471      $7,352
                                                  =====       =====       =====

10.  SEGMENT AND GEOGRAPHIC INFORMATION

     The Company is managed based on two primary segments of operation: package and non-package. Package operations represent the core business of the Company and are broken down into regional levels worldwide. Regional operations managers are responsible for both domestic and export operations within their geographic region with the exception of the U.S., which is further divided between U.S. domestic and U.S. export operations. International package operations include U.S. export operations as a separate geographic region. Non-package operations, which include the UPS Logistics Group, are distinct from package operations and are thus managed and reported separately. Based on the requirements of FAS 131, reportable segments include U.S. domestic package operations, international package operations and non-package operations.

     In evaluating financial performance, management focuses on operating profit as a segment's measure of profit or loss. Operating profit is before interest expense, interest income, other non-operating gains and losses and income taxes. The accounting policies of the reportable segments are the same as those described in the summary of accounting policies (Note 1), with certain expenses allocated between the segments using activity-based costing methods.

     Segment information as of, and for the years ended December 31, is as follows (in millions):

                                                1996         1997         1998
                                                ----         ----         ----
U.S. Domestic Package:
   Revenue...................................  $18,881      $18,868     $20,650
   Operating profit..........................   $2,181       $1,654      $2,899
   Assets....................................   $9,958      $10,985     $11,225

International Package:
   Revenue...................................   $2,989       $2,934      $3,237
   Operating profit/(loss)...................    $(281)        $(67)        $56
   Assets....................................   $2,053       $2,051      $2,325

Non-Package:
   Revenue...................................     $498         $656        $901
   Operating profit..........................     $129         $111        $135
   Assets....................................   $1,861       $1,858      $1,824

Consolidated:
   Revenue...................................  $22,368      $22,458     $24,788
   Operating profit..........................   $2,029       $1,698      $3,090
   Assets....................................  $14,954      $15,912     $17,067

     Non-package operating profit included $129, $111 and $102 million for 1996, 1997 and 1998, respectively, of intersegment profit with a corresponding amount of operating expense included in the U.S. domestic package segment. Consolidated assets include $1.082, $1.018 and $1.693 billion for 1996, 1997 and 1998, respectively, which are not allocated to individual segments.

     Revenue by product type for the years ended December 31, is as follows (in millions):

                                               1996         1997        1998
                                               ----         ----        ----

Letters and packages.......................  $21,870      $21,802     $23,887
Other......................................      498          656         901
                                              ------       ------      ------
                                             $22,368      $22,458     $24,788
                                              ======       ======      ======

     Geographic information as of, and for the years ended December 31, is as follows (in millions):


                                               1996         1997        1998
                                               ----         ----        ----
U.S.:
   Revenue.................................  $20,108      $20,238     $22,252
   Long-lived assets.......................   $9,376      $10,063      $9,832

International:
   Revenue.................................   $2,260       $2,220      $2,536
   Long-lived assets.......................   $1,323       $1,372      $1,810

Consolidated:
   Revenue.................................  $22,368      $22,458     $24,788
   Long-lived assets.......................  $10,699      $11,435     $11,642


     Revenue, for geographic disclosure, is based on the location in which service originates. Long-lived assets include property, plant and equipment, long-term investments and goodwill.

11.  MARKETABLE SECURITIES

     The following is a summary of marketable securities at December 31, 1998 (in millions):

                                                           Gross          Gross
                                                         Unrealized     Unrealized     Estimated
                                                Cost        Gains         Losses       Fair Value
                                                ----      ---------     ----------     ----------
U.S. government securities...................  $194           $2             $-            $196
U.S. corporate securities....................   188            2              -             190
Other debt securities........................     2            -              -               2
                                                ---           --             --             ---
   Total debt securities.....................   384            4              -             388
Equity securities............................     6            -              5               1
                                                ---           --             --             ---
                                               $390           $4             $5            $389
                                                ===           ==             ==             ===

     The gross realized gains on sales of marketable securities totaled $6 million, and the gross realized losses totaled $1 million. The net adjustment to unrealized holding losses on marketable securities included in other comprehensive income, and as a separate component of shareowners' equity, totaled $1 million.

     The amortized cost and estimated fair value of marketable securities at December 31, 1998, by contractual maturity, are shown below (in millions). Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

                                                                      Estimated
                                                           Cost      Fair Value
                                                           ----      ----------
Due in one year or less..............................     $  44        $  44
Due after one year through three years...............        66           67
Due after three years through five years.............       156          159
Due after five years.................................       118          118
                                                            ---          ---
                                                            384          388
Equity securities....................................         6            1
                                                            ---          ---
                                                           $390         $389
                                                            ===          ===

             UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                December 31, 1998 and March 31, 1999 (unaudited)
                (In millions except share and per share amounts)


ASSETS                                                                     1998          1999
                                                                           ----          ----
CURRENT ASSETS:
   Cash and cash equivalents............................................. $ 1,240       $ 2,795
   Marketable securities.................................................     389           480
   Accounts receivable...................................................   2,713         2,677
   Prepaid employee benefit costs........................................     703           461
   Materials, supplies and other prepaid expenses........................     380           417
                                                                           ------        ------
     TOTAL CURRENT ASSETS................................................   5,425         6,830

PROPERTY, PLANT AND EQUIPMENT (including aircraft under capitalized lease obligations)- at cost, net of accumulated depreciation and
  amortization of $8,170 in 1998 and $8,374 in 1999......................  11,384        11,420

OTHER ASSETS.............................................................     258           248
                                                                           ------        ------
                                                                          $17,067       $18,498
                                                                           ======        ======
LIABILITIES AND SHAREOWNERS' EQUITY

CURRENT LIABILITIES:

   Commercial paper...................................................... $     -       $   781
   Accounts payable......................................................   1,322         1,147
   Accrued wages and withholdings........................................   1,092         1,140
   Dividends payable.....................................................     247             -
   Deferred income taxes.................................................     114           107
   Current maturities of long-term debt..................................     410           376
   Other current liabilities.............................................     532           877
                                                                           ------        ------
     TOTAL CURRENT LIABILITIES...........................................   3,717         4,428

LONG-TERM DEBT (including capitalized lease obligations).................   2,191         2,142
                                                                           ------        ------
ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATION, NET.......................     969           993
                                                                           ------        ------
DEFERRED TAXES, CREDITS AND OTHER LIABILITIES............................   3,017         3,089
                                                                           ------        ------
SHAREOWNERS' EQUITY:
   Preferred stock, no par value,
    Authorized 200,000,000 shares, none issued...........................       -             -
   Common stock, par value $.10 per share,
    Authorized 900,000,000 shares, issued 559,000,000....................      56            56
   Additional paid-in capital............................................     325           168
   Retained earnings.....................................................   7,280         7,779
   Accumulated other comprehensive income................................     (63)         (125)
                                                                           ------        ------
                                                                            7,598         7,878
                                                                           ------        ------
   Treasury stock, at cost (11,605,952 and 745,911 shares in 1998
     and 1999)...........................................................    (425)          (32)
                                                                           ------        ------
                                                                            7,173         7,846
                                                                           ------        ------
                                                                          $17,067       $18,498
                                                                           ======        ======


            See notes to unaudited consolidated financial statements.

             UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES
                        STATEMENTS OF CONSOLIDATED INCOME
                   Three Months Ended March 31, 1998 and 1999
                     (In millions except per share amounts)
                                   (unaudited)



                                                    Three Months Ended March 31,
                                                    ----------------------------
                                                          1998        1999
                                                          ----        ----

Revenue..............................................   $ 5,859     $ 6,331
                                                          -----       -----
Operating Expenses:
   Compensation and benefits.........................     3,471       3,652
   Other.............................................     1,748       1,813
                                                          -----       -----
                                                          5,219       5,465
                                                          -----       -----

Operating Profit.....................................       640         866
                                                          -----       -----
Other Income and (Expense):
   Investment income.................................        14          31
   Interest expense..................................       (58)        (49)
   Miscellaneous, net................................         5         (16)
                                                          -----       -----
                                                            (39)        (34)
                                                          -----       -----

Income Before Income Taxes...........................       601         832

Income Taxes.........................................       249         333
                                                          -----       -----

Net Income...........................................   $   352     $   499
                                                          =====       =====

Basic Earnings Per Share.............................   $  0.64     $  0.90
                                                          =====       =====

Diluted Earnings Per Share...........................   $  0.64     $  0.88
                                                          =====       =====






            See notes to unaudited consolidated financial statements.

             UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES
                  STATEMENT OF CONSOLIDATED SHAREOWNERS' EQUITY
                        Three Months Ended March 31, 1999
                                  (In millions)
                                   (unaudited)

                                                                                Accumulated
                                       Common Stock                Additional      Other       Treasury Stock, At Cost     Total
                                       ------------    Paid-In      Retained   Comprehensive   -----------------------  Shareowners'
                                     Shares   Amount   Capital      Earnings      Income       Shares           Amount    Equity
                                     ------   ------  ----------    --------   -------------   ------           ------  ------------
Balance, January 1, 1999............   559     $ 56      $ 325       $7,280       $  (63)        (12)          $ (425)    $ 7,173
   Comprehensive income:
     Net income.....................     -        -          -          499            -           -                -         499
     Foreign currency adjustments...     -        -          -            -          (65)          -                -         (65)
     Unrealized gain on marketable
      securities....................     -        -          -            -            3           -                -           3
                                                                                                                            -----
   Comprehensive income.............                                                                                      $   437
                                                                                                                            -----
   Gain on issuance of treasury
     stock/.........................     -        -         31            -            -           -                -          31
   Stock award plans ...............     -        -       (188)           -            -           7              287          99
   Treasury stock purchases.........     -        -          -            -            -          (5)            (216)       (216)
   Treasury stock issuances.........     -        -          -            -            -           9              322         322
                                       ---      ---        ---        -----          ---          --              ---       -----
Balance, March 31, 1999.............   559     $ 56      $ 168       $7,779       $ (125)         (1)          $  (32)    $ 7,846
                                       ===      ===        ===        =====          ===          ==              ===       =====











            See notes to unaudited consolidated financial statements.

             UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES
                      STATEMENTS OF CONSOLIDATED CASH FLOWS
                   Three Months Ended March 31, 1998 and 1999
                                  (In millions)
                                   (unaudited)


                                                                          1998        1999
                                                                          ----        ----
Cash flows from operating activities:
   Net income..........................................................   $352        $499
Adjustments to reconcile net income to net cash provided from operating activities:
     Depreciation and amortization.....................................    265         283
     Postretirement benefits...........................................     25          24
     Deferred taxes, credits, and other................................    101          63
     Stock award plans.................................................      -        (188)
     Changes in assets and liabilities:................................
       Accounts receivable.............................................     48          36
       Prepaid employee benefit costs..................................   (272)        242
       Materials, supplies and other prepaid expenses..................    (49)        (37)
       Accounts payable................................................    (85)       (175)
       Accrued wages and withholdings..................................    (94)         48
       Dividends payable...............................................   (191)       (247)
       Other current liabilities.......................................    179         345
                                                                           ---       -----
   Net cash from operating activities..................................    279         893
                                                                           ---       -----
   Cash flows from investing activities:

   Capital expenditures................................................   (290)       (214)
   Disposals of property, plant and equipment..........................     90          12
   Purchases of marketable securities..................................      -        (487)
   Sales and maturities of marketable securities.......................      -         399
   Construction funds in escrow........................................      -        (149)
   Other asset receipts................................................     65           2
                                                                           ---       -----
   Net cash (used in) investing activities.............................   (135)       (437)
                                                                           ---       -----
   Cash flows from financing activities:

   Proceeds from borrowings............................................    128         959
   Repayments of borrowings............................................    (67)       (261)
   Purchases of treasury stock.........................................   (227)       (216)
   Issuances of treasury stock pursuant to stock awards and employee
    stock purchase plans...............................................    188         609
   Other transactions..................................................      2          31
                                                                           ---       -----
   Net cash from financing activities .................................     24       1,122

Effect of exchange rate changes on cash................................     (4)        (23)
                                                                           ---       -----
Net increase in cash and cash equivalents..............................    164       1,555

Cash and cash equivalents:
   Beginning of period.................................................    460       1,240
                                                                           ---       -----
   End of period.......................................................   $624      $2,795
                                                                           ===       =====
Cash paid during the period for:
   Interest (net of amount capitalized)................................   $ 40      $   35
                                                                           ===       =====
   Income taxes........................................................   $132      $   26
                                                                           ===       =====


            See notes to unaudited consolidated financial statements.

             UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS



1. For interim consolidated financial statement purposes, UPS computes its tax provision on the basis of its estimated annual effective income tax rate, and provides for accruals under its various employee benefit plans for each three month period based on one quarter of the estimated annual expense.

     In March 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which requires that certain costs to develop or obtain computer software for internal use be capitalized. The Company adopted the new standard on January 1, 1999. Prior to adoption of SOP 98-1, the Company expensed all internal use software costs as incurred. The effect of adopting the SOP was to increase net income for the quarter ended March 31, 1999 by $19 million or $.03 per share.


2. In the opinion of management, the accompanying interim, unaudited, consolidated financial statements contain all adjustments (consisting solely of normal recurring accruals) necessary to present fairly the financial position as of March 31, 1999, the results of operations for the three months ended March 31, 1998 and 1999, and cash flows for the three months ended March 31, 1998 and 1999.

3. The following table sets forth the computation of basic and diluted earnings per share (in millions except per share amounts):

                                                                            1998        1999
                                                                            ----        ----
Numerator:
   Numerator for basic and diluted earnings per share - net income.......   $352        $499
                                                                            ====        ====
Denominator:
   Weighted-average shares- denominator for basic earnings per share.....    546         556

Effect of dilutive securities:
   Additional contingent shares - Managers Incentive Plan................      3           4
   Stock option plans....................................................      3           4
                                                                            ----        ----
Denominator for diluted earnings per share...............................    552         564
                                                                            ====        ====
Basic earnings per share.................................................  $0.64       $0.90
                                                                            ====        ====
Diluted earnings per share...............................................  $0.64       $0.88
                                                                            ====        ====

4. During the second quarter of 1995, the Company received a Notice of Deficiency from the United States Internal Revenue Service ("IRS") asserting that it is liable for additional tax for the 1983 and 1984 tax years. The Notice of Deficiency is based in large part on the theory that UPS is liable for tax on income of Overseas Partners Ltd., a Bermuda company, which has reinsured excess value package insurance purchased by UPS's customers from unrelated insurers. The deficiency sought by the IRS relating to package insurance is based on a number of theories, which the Company believes are inconsistent, and ranges from $8 million to $35 million of tax, plus penalties and interest for 1984.

             UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                  (continued)


         In August 1995, the Company filed a petition in the United States Tax Court ("Tax Court") in opposition to the Notice of Deficiency related to the 1983 and 1984 tax years. The matter was tried before the Tax Court in late 1997. Even though the Tax Court has no scheduled date for its opinion to be rendered, the Company does not anticipate a decision before mid-1999.

         During the first quarter of 1999, the IRS issued two Notices of Deficiency asserting that UPS is liable for additional tax for the 1985 through 1987 tax years, and the 1988 through 1990 tax years. In all cases, the primary assertions by the IRS relate to the reinsurance of excess value package insurance, the issue raised for the 1983 through 1984 tax years. The additional tax sought by the IRS relating to package insurance for these periods ranges, based on alternative theories, from $115 million to $121 million for the 1985 through 1987 tax years, and from $131 million to $138 million for the 1988 through 1990 tax years, plus penalties and interest. The IRS has based their assertions on the same theories included in the 1983-1984 Notice of Deficiency.

         In addition to package insurance, the IRS has raised a number of other issues relating to the timing of deductions; the characterization of expenses as capital rather than ordinary; and UPS's entitlement to the Investment Tax Credit and the Research Tax Credit in the 1985 through 1990 tax years. These issues total $12 million in tax for the 1983 and 1984 tax years, $88 million in tax for the 1983 through 1987 tax years, and $245 million in tax for the 1988 through 1990 tax years. Penalties and interest are in addition to these amounts. The majority of these adjustments would reverse in future years. The Company has filed a petition with the Tax Court for the 1985 through 1987 tax years and is currently in the process of preparing a petition to the Tax Court for the 1988 through 1990 tax years. The IRS may take positions similar to those described above for periods subsequent to 1990. Management believes the eventual resolution of the matters raised by the IRS will not result in a material adverse effect upon the financial condition of the Company.

         The Company is a defendant in various employment-related lawsuits. In one of these actions, which alleges employment discrimination by the Company, class action status has been granted, and the United States Equal Employment Opportunity Commission has been granted the right to intervene. UPS is also a defendant in various other lawsuits that arose in the normal course of business. In the opinion of management, none of these cases is expected to have a material adverse effect upon the financial condition of the Company.

5. Segment information for the three months ended March 31, is as follows (in millions):

                                                              1998        1999
                                                              ----        ----
U.S. Domestic Package:
   Revenue.............................................      $4,892      $5,231
   Operating profit....................................        $594        $765

International Package:
   Revenue.............................................        $761        $839
   Operating profit....................................         $11         $44

Non-Package:
   Revenue.............................................        $206        $261
   Operating profit....................................         $35         $25

Consolidated:
   Revenue.............................................      $5,859      $6,331
   Operating profit....................................        $640        $866


         Non-package operating profit included $24 and $27 million for the three months ended March 31, 1998 and 1999, respectively, of intersegment profit with a corresponding amount of operating expense included in the U.S. domestic package segment. Consolidated operating profit for the three months ended March 31, 1999 included $32 million of capitalized software costs that were not allocated to individual segments.

6. Certain prior period amounts have been reclassified to conform to the current period presentation.

                          INDEPENDENT AUDITORS' REPORT




Board of Directors and Shareowner
United Parcel Service, Inc.
Atlanta, Georgia

We have audited the accompanying balance sheet of United Parcel Service, Inc. as of July 19, 1999. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of United Parcel Service, Inc. at July 19, 1999 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
July 20, 1999

                           UNITED PARCEL SERVICE, INC.

                                  BALANCE SHEET
                                  July 19, 1999

ASSETS--Cash............................................................... $100

SHAREOWNER'S EQUITY--Common stock subscribed............................... $100

NOTES TO BALANCE SHEET

1. ORGANIZATION AND PURPOSE--United Parcel Service, Inc. (the "Company") was incorporated in Delaware on July 15, 1999 to become a wholly-owned subsidiary of United Parcel Service of America, Inc. ("UPS"). Subject to the approval of the shareowners of UPS, a wholly-owned subsidiary of the Company will merge with UPS, and all of the outstanding common stock of UPS will be exchanged for new Class A common stock of the Company.

2. SHAREOWNER'S EQUITY--The Company is authorized to issue 1,000 shares of $.01 par value common stock. UPS has subscribed for 100 shares in exchange for $100.

                                  [BACK COVER]

                PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law ("DGCL") generally provides that all directors and officers (as well as other employees and individuals) may be indemnified against expenses (including attorney's fees) judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation-- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) actually and reasonably incurred in connection with defense or settlement of an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right which any person may be entitled to under any bylaw, agreement, vote of shareowners or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

         New UPS's bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding by reason of the fact that he is or was a director or officer of the Company (or is or was serving at the request of the Company as director, officer, employee or agent of another entity), shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as in effect (or to the extent that indemnification is broadened, as it may be amended), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Except with respect to actions initiated by an officer or director against the Company to recover the amount of an unpaid claim, the Company is required to indemnify an officer or director in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the board of directors of the Company. The bylaws further provide that an officer or director may (thirty days after a written claim has been received by the Company) bring suit against the Company to recover an unpaid claim and, if such suit is successful, the expense of bringing such suit. While it is a defense to such suit that the claimant has not met the applicable standards of conduct which make indemnification permissible under the DGCL, neither the failure of the board of directors to have made a determination that indemnification is proper, nor an actual determination that the claimant has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The bylaws also provide that the rights conferred thereby are contract rights, that they are not exclusive of any other rights which an officer or director may have or hereafter acquire under any statute, any other provision of the certificate of incorporation, bylaw, agreement, vote of shareowners or disinterested directors or otherwise, and that they include the right to be paid by the Company the expenses incurred in defending any specified action, suit or proceeding in advance of its final disposition provided that, if the DGCL so requires, such payment shall only be made upon delivery to the Company by the officer or director of an undertaking to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the bylaws or otherwise.

Item 21. Exhibits and Financial Statement Schedules.

         (a)    Exhibits
    Exhibit
      No.                              Description
      ---                              -----------

      2.1 Form of Agreement and Plan of Merger, dated as of _____, 1999, among United Parcel Service of America, Inc., United Parcel Service, Inc. and __________.*
      3.1      Certificate of Incorporation of United Parcel Service, Inc.*
      3.2      Bylaws of United Parcel Service, Inc.*
      4.1      Form of Class A Common Stock Certificate.*
      4.2      Form of Class B Common Stock Certificate.*
      4.3 Specimen Certificate of Capital Stock of UPS (incorporated by reference to Exhibit 3(a) to Form 10, as filed April 29, 1970).
      4.4 UPS Managers Stock Trust Agreement, as amended and restated (incorporated by reference to Exhibit 4(b) to Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 33-54297)).
      4.5      Specimen Certificate of 8 3/8% Debentures due April 1,
               2020 (incorporated by reference to Exhibit 4(c) to Registration Statement No. 33-32481, filed December 7,
               1989).
      4.6 Indenture relating to 8 3/8% Debentures due April 1, 2020 (incorporated by reference to Exhibit 4(c) to Registration Statement No. 33-32481, filed December 7, 1989).
      4.7      UPS Employees Stock Trust Agreement (incorporated by reference to
               Exhibit 4(iv) to Registration Statement on Form S-8 (No. 33-62169), filed August 28, 1995).
      4.8 Specimen Certificate of $166,000,000 of 3.25% Swiss Franc Notes due October 22, 1999 (available to the Commission upon request).
      4.9 Indenture relating to $166,000,000 of 3.25% Swiss Franc Notes due October 22, 1999 (available to the Commission upon request).
      4.10 Specimen Certificate of Sterling 100 million of 6.875% Notes due 2000 (available to the Commission upon request).
      4.11 Indenture relating to Sterling 100 million of 6.8755% Notes due 2000 (available to the Commission upon request).

    Exhibit
      No.                              Description
      ---                              -----------

      4.12 Specimen Certificate of $500,000,000 of Temporary and Permanent Global Notes in connection with the European medium term note program (available to the Commission upon request).
      4.13 Indenture relating to the $500,000,000 European Medium term note program (available to the Commission upon request).
      4.14 Specimen Certificate of Exchange Offer Notes Due 2030 (incorporated by reference to Exhibit T-3C to Form T-3 filed December 18, 1997).
      4.15 Indenture relating to Exchange Offer Notes Due 2030 (incorporated by reference to Exhibit T-3C to Form T-3 filed December 18,
               1997).
      4.16 Specimen Certificate of $200,000,000 of 6.625% Euro Notes due April 25, 2001 (available to the Commission upon request).
      4.17 Indenture relating to $200,000,000 of 6.625% Euro Notes due April 25, 2001 (available to the Commission upon request).
      4.18 Specimen Certificate of $300,000,000 of 6.25% Euro Notes due July 7, 2000 (available to the Commission upon request).
      4.19 Indenture relating to $300,000,000 of 6.25% Euro Notes due July 7, 2000 (available to the Commission upon request).
      4.20 Specimen Certificate of $1,000,000,000 of Temporary and Permanent Global Notes in connection with the European medium term note program (available to the Commission upon request).
      4.21 Indenture relating to the $1,000,000,000 European medium term note program (available to the Commission upon request).
      4.22 Indenture relating to $2,000,000,000 of debt securities (incorporated by Reference to Exhibit 4.1 to Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-08369) as filed January 26, 1999).
      4.23 Subscription Agreement - Cash Purchase (incorporated by reference to Exhibit 4(u) to 1998 Annual Report on Form 10-K).
      4.24 Subscription Agreement - Eligible Fiduciaries (incorporated by reference to Exhibit 4(v) to 1998 Annual Report on Form 10-K).
      5.1 Opinion of Gibson, Dunn & Crutcher LLP regarding the legal validity of the securities being registered for issuance.*
      8.1 Opinion of Gibson, Dunn & Crutcher LLP regarding certain tax matters.*
     10.1 UPS Thrift Plan, as Amended and Restated January 1, 1976, including Amendment Nos. 1 and 2.
               (1) Amendment No. 3 to the UPS Thrift Plan (incorporated by reference to Exhibit 20(b) to 1980 Annual Report on
                      Form 10-K).
               (2)    Amendment No. 4 to the UPS Thrift Plan
                      (incorporated by reference to Exhibit 20(b) to 1981 Annual Report on Form 10-K).

    Exhibit
      No.                              Description
      ---                              -----------

               (3) Amendment No. 5 to the UPS Thrift Plan (incorporated by reference to Exhibit 19(b) to 1983 Annual Report on Form 10-K).
               (4) Amendment No. 6 to the UPS Thrift Plan (incorporated by reference to Exhibit 10(a)(4) to 1985 Annual Report on Form 10-K).
               (5) Amendment No. 7 to the UPS Thrift Plan (incorporated by reference to Exhibit 10(a)(5) to 1985 Annual Report on Form 10-K).
               (6) Amendment No. 8 to the UPS Thrift Plan (incorporated by reference to Exhibit 10(a)(6) to 1987 Annual Report on Form 10-K).
               (7) Amendment No. 9 to the UPS Thrift Plan (incorporated by Reference to Exhibit 10(a)(7) to 1987 Annual Report on Form 10-K).
               (8) Amendment No. 10 to the UPS Thrift Plan (incorporated by reference to Exhibit 10(a)(8) to 1990 Annual Report on Form 10-K).
               (9) Amendment No. 11 to the UPS Thrift Plan (incorporated by reference to Exhibit 10(a)(9) to 1991 Annual Report on Form 10-K).
               (10) Amendment No. 12 to the UPS Thrift Plan (incorporated by reference to Exhibit 10(a)(10) to 1991 Annual Report on Form 10-K).
               (11) Amendment No. 13 to the UPS Thrift Plan (incorporated by reference to Exhibit 10(a)(11) to 1991 Annual Report on Form 10-K).
               (12) Amendment No. 14 to the UPS Thrift Plan (incorporated by reference to Exhibit 10(a)(12) to 1991 Annual Report on Form 10-K).
               (13) Amendment No. 15 to the UPS Thrift Plan (incorporated by reference to Exhibit 10(a)(13) to 1992 Annual Report on Form 10-K).
               (14) Amendment No. 16 to the UPS Thrift Plan (incorporated by reference to Exhibit 10(a)(14) to 1993 Annual Report on Form 10-K).
               (15) Amendment No. 17 to the UPS Thrift Plan (incorporated by reference to Exhibit 10(a)(15) to 1993 Annual Report on Form 10-K).
               (16) Amendment No. 18 to the UPS Thrift Plan (incorporated by reference to Exhibit 10(a)(16) to 1994 Annual Report on Form 10-K).

    Exhibit
      No.                              Description
      ---                              -----------

               (17)   Amendment No. 19 to the UPS Thrift Plan
                      (incorporated by reference to Exhibit 10(a)(17) to 1994 Annual Report on Form 10-K).
               (18)   Amendment No. 20 to the UPS Thrift Plan
                      (incorporated by reference to Exhibit 10(a)(18) to 1995 Annual Report on Form 10-K).
               (19)   Amendment No. 21 to the UPS Thrift Plan
                      (incorporated by reference to Exhibit 10(a)(19) to 1995 Annual Report on Form 10-K).
               (20)   Amendment No. 22 to the UPS Thrift Plan
                      (incorporated by reference to Exhibit 10(a)(20) to 1996 Annual Report on Form 10-K).
               (21)   Amendment No. 23 to the UPS Thrift Plan
                      (incorporated by reference to Exhibit 10(a)(21) to 1996 Annual Report on Form 10-K).
     10.2 UPS Retirement Plan (including Amendments 1 through 4) (incorporated by reference to Exhibit 9 to 1979 Annual Report on Form 10-K).
               (1) Amendment No. 5 to the UPS Retirement Plan (incorporated by reference to Exhibit 20(a) to 1980 Annual Report on Form 10-K).
               (2) Amendment No. 6 to the UPS Retirement Plan (incorporated by reference to Exhibit 19(a) to 1983 Annual Report on Form 10-K).
               (3)    Amendment No. 7 to the UPS Retirement Plan
                      (incorporated by reference to Exhibit 10(b)(3) to 1984 Annual Report on Form 10-K).
               (4)    Amendment No. 8 to the UPS Retirement Plan
                      (incorporated by reference to Exhibit 10(b)(4) to 1985 Annual Report on Form 10-K).
               (5)    Amendment No. 9 to the UPS Retirement Plan
                      (incorporated by reference to Exhibit 10(b)(5) to 1985 Annual Report on Form 10-K).
               (6)    Amendment No. 10 to the UPS Retirement Plan
                      (incorporated by reference to Exhibit 19(a) to 1988 Annual Report on Form 10-K).
               (7)    Amendment No. 11 to the UPS Retirement Plan
                      (incorporated by reference to Exhibit 19(b) to 1988 Annual Report on Form 10-K).
               (8)    Amendment No. 12 to the UPS Retirement Plan
                      (incorporated by reference to Exhibit 10(b)(8) to 1989 Annual Report on Form 10-K).

    Exhibit
      No.                              Description
      ---                              -----------

               (9)    Amendment No. 13 to the UPS Retirement Plan
                      (incorporated by Reference to Exhibit 10(b)(9) to 1989 Annual Report on Form 10-K).
               (10)   Amendment No. 14 to the UPS Retirement Plan
                      (incorporated by reference to Exhibit 10(b)(10) to 1990 Annual Report on Form 10-K).
               (11)   Amendment No. 15 to the UPS Retirement Plan
                      (incorporated by reference to Exhibit 10(b)(11) to 1992 Annual Report on Form 10-K).
               (12)   Amendment No. 16 to the UPS Retirement Plan
                      (incorporated by reference to Exhibit 10(b)(12) to 1994 Annual Report on Form 10-K).
               (13)   Amendment No. 17 to the UPS Retirement Plan
                      (incorporated by reference to Exhibit 10(b)(13) to 1994 Annual Report on Form 10-K).
               (14)   Amendment No. 18 to the UPS Retirement Plan
                      (incorporated by reference to Exhibit 10(b)(14) to 1995 Annual Report on Form 10-K).
               (15)   Amendment No. 19 to the UPS Retirement Plan
                      (incorporated by reference to Exhibit 10(b)(15) to 1995 Annual Report on Form 10-K).
               (16)   Amendment No. 20 to the UPS Retirement Plan
                      (incorporated by reference to Exhibit 10(b)(16) to 1995 Annual Report on Form 10-K).
               (17)   Amendment No. 21 to the UPS Retirement Plan
                      (incorporated by reference to Exhibit 10(b)(17) to 1996 Annual Report on Form 10-K).
               (18)   Amendment No. 22 to the UPS Retirement Plan
                      (incorporated by reference to Exhibit 10(b)(18) to 1997 Annual Report on Form 10-K).
               (19)   Amendment No. 23 to the UPS Retirement Plan
                      (incorporated by reference to Exhibit 10(b)(19) to 1998 Annual Report on Form 10-K).
     10.3 UPS Managers Incentive Plan (as amended) (incorporated by reference to Definitive Proxy Statement for 1992 Special Meeting of Shareholders).
     10.4 Indemnification Contracts or Arrangements (incorporated by reference to Item 8 of Form 10, as filed April 29, 1970).

    Exhibit
      No.                              Description
      ---                              -----------

     10.5 Agreement of Sale between Delaware County Industrial Development Authority and Penallen Corporation, dated as of December 1, 1985; Remarketing Agreement, dated as of December 1, 1985, among United Parcel Service of America, Inc., Penallen Corporation and Salomon Brothers Inc; Guarantee Agreement, dated as of December 1, 1985, between United Parcel Service of America, Inc. and Irving Trust Company; Guarantee by United Parcel Service of America, Inc. to Delaware County Industrial Development Authority, dated as of December 1, 1985 (incorporated by reference to Exhibit 10(m) to 1985 Annual Report on Form 10-K).
     10.6 Receivables Purchase and Sale Agreement, dated as of November 24, 1987, among United Parcel Service, Inc., an Ohio corporation, United Parcel Service, Inc., a New York corporation, United Parcel Service of America, Inc., Cooperative Receivables Corporation and Citicorp North America, Inc. (incorporated by reference to Exhibit 10(l) to 1987 Annual Report on Form 10-K).
     10.7 Receivables Purchase and Sale Agreement, dated as of November 24, 1987, among United Parcel Service, Inc., an Ohio corporation, United Parcel Service, Inc., a New York corporation, United Parcel Service of America, Inc., Citibank, N.A., and Citicorp North America, Inc. (incorporated by reference to Exhibit 10(m) to 1987 Annual Report on Form 10-K).
     10.8 Membership Agreement, dated as of November 24, 1987, by and between Cooperative Receivables Corporation and United Parcel Service of America, Inc. (incorporated by reference to Exhibit 10(n) to 1987 Annual Report on Form 10-K).
     10.9 Amended and Restated Facility Lease Agreement, dated as of November 6,1990, among Overseas Partners Leasing, Inc., United Parcel Service General Services Co. and United Parcel Service of America, Inc. (incorporated by reference to Exhibit 10(r) to 1990 Annual Report on Form 10-K).
     10.10 Amended and Restated Facility Lease Agreement, dated as of November 6, 1990, among Overseas Partners Leasing, Inc., United Parcel Service Co. and United Parcel Service of America, Inc. (incorporated by reference to Exhibit 10(s) to 1990 Annual Report on Form 10-K).
     10.11 Agreement of Sale, dated as of December 28, 1989, between Edison Corporation and Overseas Partners Leasing, Inc. (incorporated by reference to Exhibit 10(t) to 1989 Annual Report on Form 10-K).
     10.12 Assignment and Assumption Agreement, dated as of December 28, 1989, between and among Edison Corporation, Overseas Partners Leasing, Inc., McBride Enterprises, Inc. and Ramapo Ridge-McBride Office Park (incorporated by reference to Exhibit 10(u) to 1989 Annual Report on Form 10-K).

    Exhibit
      No.                              Description
      ---                              -----------

     10.13 UPS Deferred Compensation Plan for Non-Employee Directors (incorporated by reference to Exhibit 10(v) to 1990 Annual Report on Form 10-K).
     10.14 UPS Retirement Plan for Outside Directors (incorporated by reference to Exhibit 10(w) to 1990 Annual Report on Form 10-K).
     10.15 UPS Savings Plan, as Amended and Restated, including Amendment Nos. 1-5 (incorporated by reference to Exhibit 10(x) to 1990 Annual Report on Form 10-K).
               (1) Amendment No. 6 to the UPS Savings Plan (incorporated by reference to Exhibit 10(x)(1) to 1990 Annual Report on Form 10-K).
               (2) Amendment No. 7 to the UPS Savings Plan (incorporated by reference to Exhibit 10(x)(2) to 1991 Annual Report on Form 10-K).
               (3)    Amendment No. 8 to the UPS Savings Plan
                      (incorporated by reference to Exhibit 10(x)(3) to 1992 Annual Report on Form 10-K).
               (4)    Amendment No. 9 to the UPS Savings Plan
                      (incorporated by reference to Exhibit 10(x)(4) to 1992 Annual Report on Form 10-K).
               (5)    Amendment No. 10 to the UPS Savings Plan
                      (Incorporated by Reference to Exhibit 10(x)(5) to 1992 Annual Report on Form 10-K).
               (6)    Amendment No. 11 to the UPS Savings Plan
                      (incorporated by reference to Exhibit 10(x)(6) to 1994 Annual Report on Form 10-K).
               (7)    Amendment No. 12 to the UPS Savings Plan
                      (incorporated by reference to Exhibit 10(x)(7) to 1994 Annual Report on Form 10-K).
               (8)    Amendment No. 13 to the UPS Savings Plan
                      (incorporated by reference to Exhibit 10(x)(8) to 1994 Annual Report on Form 10-K).
               (9)    Amendment No. 14 to the UPS Savings Plan
                      (incorporated by reference to Exhibit 10(x)(9) to 1994 Annual Report on Form 10-K).
               (10)   Amendment No. 15 to the UPS Savings Plan
                      (incorporated by reference to Exhibit 10(x)(10) to 1994 Annual Report on Form 10-K).
               (11)   Restatement Amendment No. 1 to the UPS Savings
                      Plan (incorporated by reference to Exhibit
                      10(x)(11) to 1996 Annual Report on Form 10-K).
               (12)   Restatement Amendment No. 2 to the UPS Savings
                      Plan (incorporated by reference to Exhibit
                      10(x)(12) to 1995 Annual Report on Form 10-K).

    Exhibit
      No.                              Description
      ---                              -----------

               (13)   Restatement Amendment No. 3 to the UPS Savings
                      Plan (incorporated by reference to Exhibit
                      10(o)(13) to 1996 Annual Report on Form 10-K).
               (14)   Restatement Amendment No. 4 to the UPS Savings
                      Plan (incorporated by reference to Exhibit
                      10(o)(14) to 1996 Annual Report on Form 10-K).
               (15)   Restatement Amendment No. 5 to the UPS Savings
                      Plan (incorporated by reference to Exhibit
                      10(o)(15) to 1996 Annual Report on Form 10-K).
               (16)   Restatement Amendment No. 6 to the UPS Savings
                      Plan (incorporated by reference to Exhibit
                      10(o)(16) to 1997 Annual Report on Form 10-K).
     10.16 Credit Agreement (364-Day Facility) dated April 30, 1998 among United Parcel Service of America, Inc., the initial lenders named therein, CitiCorp Securities, Inc. as Co-Arranger and BancAmerica Robertson as Co-Arranger and Bank of America NT & SA., as Agent, and Citibank, N.A., as Agent (incorporated by reference to Exhibit 10(a) to Quarterly Report on Form 10-Q for the Quarter Ended March 30, 1998).
     10.17 Credit Agreement (Five-Year Facility) dated April 30, 1998 among United Parcel Service of America, Inc., the initial lenders named therein, Citicorp Securities, Inc. as Co-Arranger and BancAmerica Robertson as Co-Arranger and Bank of America NT & SA as Agent and Citibank, N.A., as Agent. (incorporated by reference to Exhibit 10(b) to the Quarterly Report on Form 10-Q for the Quarter Ended March 30, 1998).
     10.18 UPS 1991 Stock Option Plan (Amended and Restated as of February 20, 1992) (incorporated by reference to Appendix A to Definitive Proxy Statement for 1995 Annual Meeting of Shareholders).
     10.19 UPS Excess Coordinating Benefit Plan to 1997 Annual Report on Form 10-K (incorporated by reference to Exhibit 10(s) to 1997 Annual Report on Form 10-K).
     10.20 UPS 1997 Employees Stock Purchase Plan (incorporated by reference to Exhibit 99 to the Form S-8 Registration Statement No. 333-23971, as filed on March 26, 1997).
     10.21 UPS 1997 Managers Stock Purchase Plan (incorporated by reference to Exhibit 99 to the Form S-8 Registration Statement No. 333-23971, as filed on March 26, 1997).
               (1)  First Amendment to the UPS 1997 Managers Stock Purchase
                    Plan (incorporated by reference to Exhibit 10(u)(1) to 1998 Annual Report on Form 10-K).
     10.22 UPS 1996 Stock Option Plan, as amended and restated (incorporated by reference to Exhibit 10(a) to Quarterly Report on Form 10-Q for the Quarter ended September 30, 1997).

    Exhibit
      No.                              Description
      ---                              -----------

     10.23     UPS Qualified Stock Ownership Plan and Trust Agreement
               (incorporated by reference to Exhibit 4.1 to Registration
               Statement No. 333-67479, filed November 18, 1998).
     21        Subsidiaries of the Registrant.*
     23.1      Consents of Deloitte & Touche LLP.
     23.2      Consent of Gibson, Dunn & Crutcher LLP (included in its opinion filed as Exhibit 5.1 hereto).
     23.3      Consent of Gibson, Dunn & Crutcher LLP (included in its opinion filed as Exhibit 8.1 hereto).
     24.1      Powers of Attorney (included on the signature pages hereto).
     27        Financial Data Schedule.
     99.1      Proxy cards and voting instructions.*

---------
* To be filed by amendment.


     (b)       Financial Statement Schedules

         Schedules are omitted because of the absence of conditions under which they are required under the pertinent portion of the instructions for Form S-4.

     (c)      Opinion Materially Relating to the Transaction

         None.

Item 22.      Undertakings.

         (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

         (2) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (3) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (4) the undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by and person or pary who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (5) The registrant undertakes that every prospectus (I) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fulton, State of Georgia, on July 20, 1999.

                                        UNITED PARCEL SERVICE, INC.

                                         By: /s/ James P. Kelly
                                             ----------------------------------
                                             James P. Kelly
                                             Chairman of the Board and
                                             Chief Executive Officer


                               POWERS OF ATTORNEY

         Each person whose signature appears below constitutes and appoints James P. Kelly and Joseph R. Moderow, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this Registration Statement (and any additional Registration Statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                          Title                                Date
/s/ John W. Alden                     Vice Chairman of the Board, Senior            July 20, 1999
-------------------------------       Vice President and Director
John W. Alden


/s/ William H. Brown III              Director                                      July 20, 1999
-------------------------------
William H. Brown III


/s/ Robert J. Clanin                  Senior Vice President, Chief                  July 20, 1999
-------------------------------       Financial Officer, Treasurer and
Robert J. Clanin                      Director (Principal Financial and
                                      Accounting Officer)


/s/ Michael L. Eskew                  Senior Vice President and Director            July 20, 1999
-------------------------------
Michael L. Eskew


/s/ James P. Kelly                    Chairman of the Board, Chief                  July 20, 1999
-------------------------------       Executive Officer and Director
James P. Kelly                        (Principal Executive Officer)


/s/ Ann M. Livermore                  Director                                      July 20, 1999
-------------------------------
Ann M. Livermore


/s/ Gary E. MacDougal                 Director                                      July 20, 1999
-------------------------------
Gary E. MacDougal


/s/ Joseph R. Moderow                 Senior Vice President,                        July 20, 1999
-------------------------------       Secretary and Director
Joseph R. Moderow


/s/ Kent C. Nelson                    Director                                      July 20, 1999
-------------------------------
Kent C. Nelson


/s/ Victor A. Pelson                  Director                                      July 20, 1999
-------------------------------
Victor A. Pelson


/s/ John W. Rogers                    Director                                      July 20, 1999
-------------------------------
John W. Rogers


/s/ Charles L. Schaffer               Senior Vice President and                     July 20, 1999
-------------------------------       Director
Charles L. Schaffer


                                     II-13



/s/ Lea N. Soupata                    Senior Vice President and Director            July 20, 1999
-------------------------------
Lea N. Soupata


/s/ Robert M. Teeter                  Director                                      July 20, 1999
-------------------------------
Robert M. Teeter


/s/ Thomas H. Weidemeyer              Senior Vice President and Director            July 20, 1999
-------------------------------
Thomas H. Weidemeyer
